As filed with the Securities and Exchange Commission on July 27, 2010
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MERGE HEALTHCARE INCORPORATED
(Exact name of registrant as specified in its charter)

SEE TABLE OF ADDITIONAL REGISTRANTS

Delaware (State or other jurisdiction of incorporation or organization)	7373 (Primary Standard Industrial Classification Code Number)	39-1600938 (I.R.S. Employer Identification No.)

900 Walnut Ridge Drive
Hartland, Wisconsin 53029
(262) 367-0700
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Justin C. Dearborn
Chief Executive Officer
Merge Healthcare Incorporated
900 Walnut Ridge Drive
Hartland, Wisconsin 53029
(262) 367-0700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ann Mayberry-French
Vice President, General Counsel and Secretary
Merge Healthcare Incorporated
900 Walnut Ridge Drive
Hartland, Wisconsin 53029
(262) 367-0700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a small reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issues Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third — Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum
Title of Each Class of	to be	Offering Price	Proposed Maximum Aggregate	Amount of
Securities to be Registered	Registered	Per Security	Offering Price(1)	Registration Fee
11.75% Senior Secured Notes due 2015(2)	$200,000,000	100%	$200,000,000	$14,260
Guarantees of the 11.75% Senior Secured Notes due 2015(3)	N/A	N/A	N/A	N/A

(1)	Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended.

(2)	The 11.75% Senior Secured Notes due 2015 will be the obligations of Merge Healthcare Incorporated.

(3)	Each of the entities listed on the table of additional registrants on the next page of this registration statement will guarantee on an unconditional basis the obligations of Merge Healthcare Incorporated under the 11.75% Senior Secured Notes due 2015. No separate consideration will be received for the guarantees, and no separate fee is payable, pursuant to Rule 457(n) under the Securities Act of 1933. The guarantees are not traded separately.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

The following subsidiaries of Merge Healthcare Incorporated are Registrant Guarantors:

	State or Other
	Jurisdiction of	Primary Standard	I.R.S. Employer
Exact Name of Registrant Guarantor as	Incorporation or	Industrial	Identification
Specified in its Charter	Organization	Classification Number	Number

AMICAS, Inc.	Delaware	7372	59-2248411
Amicas PACS, Corp.	Delaware	7372	04-3302594
Camtronics Medical Systems, Ltd.	Wisconsin	7372	39-1560586
Cedara Software (USA) Limited	Delaware	7373	98-0424611
Confirma Europe LLC	Washington	7373	N/A
Emageon Inc.	Delaware	7372	63-1240138
Merge Asset Management Corp.	Delaware	7373	N/A
Merge CAD Inc.	Washington	7373	91-1871506
Merge eClinical Inc.	Delaware	7373	20-0308891
Merge eMed, Inc.	Delaware	7373	04-3155965
Requisite Software Inc.	Delaware	7373	27-1023435
Ultravisual Medical Systems Corporation	Delaware	7372	39-1994774

The address, including zip code, and telephone number, including area code, of the principal executive office of each Registrant Guarantor listed above are the same as those of Merge Healthcare Incorporated.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION. DATED JULY 27, 2010.

PRELIMINARY PROSPECTUS

Merge Healthcare Incorporated
Offer to Exchange

$200,000,000 principal amount of its 11.75% Senior Secured Notes due 2015, which have been registered under the Securities Act of 1933, for any and all of its outstanding 11.75% Senior Secured Notes due 2015

We are offering to exchange all of our outstanding 11.75% Senior Secured Notes due 2015, which we refer to as the old notes, for new 11.75% Senior Secured Notes due 2015, in an exchange transaction that is being registered hereby. We refer to these new notes as the exchange notes, and together with the old notes, the notes. The terms of the exchange notes are identical to the terms of the old notes except that the transaction in which you may elect to receive the exchange notes has been registered under the Securities Act of 1933, as amended, or the Securities Act, and, therefore, the exchange notes are freely transferable.

We will pay interest on the notes on May 1 and November 1 of each year, beginning on November 1, 2010. The notes will mature on May 1, 2015.

At any time on or prior to May 1, 2013, we may redeem any of the notes at a price equal to 100% of the principal amount thereof plus an applicable “make-whole” premium plus accrued and unpaid interest, if any, to the redemption date, as described in this prospectus. At any time and from time to time during the twelve month period commencing May 1, 2013, we may redeem the notes, in whole or in part, at a redemption price equal to 105.875% of the principal amount thereof and accrued and unpaid interest, if any, to the redemption date. At any time and from time to time after May 1, 2014, we may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof and accrued and unpaid interest, if any, to the redemption date. In addition, prior to May 1, 2013, we may redeem up to 35% of the notes at a redemption price equal to 111.75% of the principal amount thereof plus accrued and unpaid interest, if any, using proceeds from permitted sales of certain kinds of our capital stock. Upon the occurrence of a change of control or the sale of substantially all of our assets, we may be required to repurchase some or all of the notes.

The obligations under the notes will be fully and unconditionally guaranteed, jointly and severally, on a senior, secured basis by all of our current and future domestic restricted subsidiaries. See “Description of the Exchange Notes.” The notes and guarantees will be secured by a first-priority lien on certain collateral which comprises substantially all of our and the guarantors’ tangible and intangible assets, subject to certain exceptions.

The principal features of the exchange offer are as follows:

•	The exchange offer expires at 5:00 p.m., Eastern time, on , 2010, which is 20 business days after the commencement of the exchange offer, unless extended.

•	All old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged for exchange notes.

•	You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

•	The exchange of old notes for exchange notes pursuant to the exchange offer should not be a taxable event for United States federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

Broker-dealers receiving exchange notes in exchange for old notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the exchange notes.

See “Risk Factors” beginning on page 14 to read about important factors you should consider in connection with the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2010.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal accompanying this prospectus states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where the original notes were acquired by the broker-dealer as a result of market-making or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Industry and Market Data

Market data used throughout this prospectus, including information relating to our relative position in the commercial and individual markets in which we operate, is based on the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified this information.

Trademarks, Service Marks and Trade Names

We own or have rights to various trademarks used in our business including: Frontiers AIMS, eFilm Archive, Merge Mammo, Fusion PACS, Fusion RIS, Fusion RIS/PACS MX, CADstream, Cedara WebAccess, Cedara I-Reach, Cedara Open Eyes, Merge-COM, etrials, CadStream and eFilm Workstation. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

PROSPECTUS SUMMARY	1
RISK FACTORS	14
FORWARD-LOOKING STATEMENTS	37
USE OF PROCEEDS	38
CAPITALIZATION	39
SELECTED CONSOLIDATED FINANCIAL DATA OF MERGE	40
RATIO OF EARNINGS TO FIXED CHARGES	41
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	41
THE EXCHANGE OFFER	42
DESCRIPTION OF THE EXCHANGE NOTES	50
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	96
PLAN OF DISTRIBUTION	101
LEGAL MATTERS	101
EXPERTS	102
WHERE YOU CAN FIND MORE INFORMATION	105
INCORPORATION OF DOCUMENTS BY REFERENCE	105
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EX-23.1
EX-23.2
EX-23.3
EX-23.4
EX-23.5
EX-25.1
EX-99.1
EX-99.2
EX-99.3
EX-99.4
EX-99.5
EX-99.6

PROSPECTUS SUMMARY

This summary contains basic information about our company and the offering and highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to complete the exchange offer. For a more complete understanding of our company and the exchange offer, you should read this entire prospectus, including “Risk Factors”, and the financial information and the related notes thereto included elsewhere in this prospectus.

In this prospectus, (i) the term “Combination” means the acquisition by Merge of AMICAS, (ii) the term “Combined Company” means Merge after giving effect to the Combination, (iii) the term “Merge” means Merge Healthcare Incorporated and its subsidiaries, (iv) the term “AMICAS” means AMICAS, Inc., and its subsidiaries and (v) the terms “we,” “us,” “our,” and “our company” refer to Merge, unless the context suggests otherwise.

Combination with AMICAS and Related Transactions

On April 28, 2010, we acquired AMICAS for total consideration of approximately $223.9 million. We financed the acquisition of AMICAS with the net proceeds of the 11.75% Senior Secured Notes due 2015, cash already available at the two companies and proceeds from the issuance of preferred and common stock. The Combined Company retained the name Merge Healthcare Incorporated and continues to trade on the NASDAQ under the symbol “MRGE.”

As part of our financing of the Combination, we completed a private placement of approximately $41.8 million of preferred and common equity securities, referred to in this prospectus as the equity financing. The issuance of our 11.75% Senior Secured Notes due 2015, the Combination and the equity financing are collectively referred to herein as the “Transactions.”

Our Company

We are a leading healthcare IT software solutions provider focused on medical imaging. Our solutions address the evolving needs of the medical imaging marketplace such as the incorporation of medical images and diagnostic information into broader health IT applications. Our suite of products enables the interoperability of a wide range of software solutions and provides advanced clinical tools such as computer aided detection, or CAD. We believe that our solutions enhance the profitability of imaging services in the face of declining reimbursement and also improve the efficiency and cost effectiveness of our customers’ businesses. We sell our solutions through both direct and indirect channels. Our direct segment sells finished applications and services to healthcare providers located in the U.S. and to global clinical trial sponsors. Also in our direct segment, we distribute certain products via the Internet through our website. Our indirect segment sells software development toolkits, technologies and CAD applications to original equipment manufacturers, or OEMs, healthcare information technology, or HIT, vendors, value-added resellers, or VARs, and distributors globally. As a result of the Combination, we are able to offer a more robust end-to-end solution for our customers and enhance our presence across provider segments. The Combined Company has served approximately 1,400 hospital sites, approximately 2,200 outpatient imaging sites and approximately 250 OEMs.

We seek to establish long-term customer relationships by providing a range of solutions from flexible add-on modules for existing information technology infrastructure to end-to-end solutions. We believe our product suite enables our customers to select the appropriate solution to enhance profitability and efficiency at each stage of our customers’ IT lifecycle. The Combined Company has an enhanced product suite built from a foundation of over 40 years of innovation experience with a primary focus in medical imaging software development. We believe the Combined Company’s enhanced product suite better serves the unique needs of provider segments from large hospitals to outpatient imaging centers, and provides us with a significant opportunity for cross-selling within the Combined Company’s install base. We also believe our business model of selling through both our direct and indirect channels enables the Combined Company to reach a broader market.

Our Product and Service Offerings

The Combined Company provides a wide range of products and services to its customers, including:

•	Picture Archiving and Communication Systems, or PACS. PACS and its related applications manage the image workflow of a medical enterprise. PACS can be used by any medical imaging provider at a hospital or outpatient imaging site. The Combined Company offers PACS solutions for general image review and management, specialty solutions for cardiology and mammography, and add-on modules like referring physician portals and critical test results reporting.

•	Clinical Information Systems, or CIS. CIS and its related applications manage the information and business workflow of a medical enterprise. CIS can be used, either standalone or with a PACS, by any medical imaging service at a hospital or outpatient imaging site. The Combined Company offers a RIS (radiology information system) and CVIS (cardiovascular information system), as well as integrated RIS/PACS and CVIS/PACS. These integrated systems provide a complete electronic record of a medical imaging procedure.

•	Diagnostic Workstation Software Applications. These applications allow for the viewing and diagnosis of medical images. They can be used by physicians (typically radiologists) for diagnosis, and also by clinicians throughout the healthcare enterprise. The Combined Company offers the popular eFilm Workstation directly through our website and through distributors worldwide.

•	Advanced Image Post-Processing Applications. These applications, such as CAD, automate the reading of complex studies. Advanced image post-processing applications can be used by physicians to improve reading workflow and better communicate results. The Combined Company offers the CadStream solutions for magnetic resonance imaging, or MRI, studies.

•	Revenue Cycle Management. The Combined Company offers software and services for the revenue cycle management of imaging practices. These solutions can be used across medical imaging service providers, but the Combined Company solutions are more applicable to an outpatient imaging site or smaller hospital.

•	Software Development Toolkits, Technologies and Platforms. Such toolkits, technologies and platforms provide software developers with the necessary resources to assist in the timely development of new products and enhance existing products. They can be used by any OEM, medical device manufacturer, RIS/PACS vendor or general HIT vendor. The Combined Company offers development toolkits in the basic standards of medical imaging and information interoperability, as well as advanced toolkits and unfinished applications for specialized medical image review and distribution.

•	Hosted Software Solutions for Clinical Trial Data Management. The Combined Company provides hosted software solutions for the collection, aggregation, analysis, reporting and overall management of clinical trials information. These solutions can be sold to sponsors of clinical trials, including a pharmaceutical company, a contract research organization (CRO) or an imaging core lab. The Combined Company sells the etrials solutions, which include electronic data capture (EDC), interactive voice/web response (IVR/IWR) and electronic patient reported outcomes (ePRO) software and devices.

Combination Rationale

Our key reasons for acquiring AMICAS and creating the Combined Company include:

Complementary Product Suites.  We believe both Merge and AMICAS’ current customers benefit from the Combined Company’s enhanced suite of products ranging from point solutions to end-to-end solutions for imaging workflow. For example, we believe the Combination enables us to offer our customers solutions in revenue cycle management, specialty cardiology PACS and enterprise content management, while AMICAS’ customers will have access to Merge’s CAD, interoperability and other such solutions. The Combination creates a significant opportunity to sell each company’s current solutions through each other’s existing install bases which we believe facilitates our growth initiatives.

Adjacent Customer Footprint.  We have in the past targeted different customers from AMICAS. The Combination creates an opportunity to cross-sell Merge’s and AMICAS’ solutions to different provider bases and to use Merge’s international footprint to increase revenues of AMICAS products. While we have primarily focused on outpatient imaging sites in the RIS/PACS market, AMICAS has historically maintained a balanced revenue stream from outpatient imaging sites as well as radiology, cardiology, and enterprise solutions in the hospital market. Also, AMICAS has an insignificant international presence while 23% of Merge’s sales were derived outside of the U.S. for the year ended December 31, 2009. Moreover, Merge has indirect and e-commerce market channels, which could be additional channels for select AMICAS solutions. We believe our adjacent footprints enable the Combined Company to provide its product suite across the majority of service providers and throughout Merge’s existing global footprint.

Our Competitive Strengths

Leading Healthcare IT Solution Provider

We believe the Combination creates a leading pure-play imaging software company. Both Merge’s and AMICAS’ core focus is medical imaging IT, unlike many of the other vendors in the RIS/PACS market. We believe this focus allows us to be more responsive to the evolving technological needs of our customers. We believe that the Combined Company has a combined market share of approximately 12% of the North America RIS/PACS market, according to a Frost & Sullivan report published in July 2009. The Combined Company has over 40 years of innovation in medical imaging software development, and substantial intellectual property. The Combination enhances Merge’s product suite which we believe positions the Combined Company to more effectively meet customer needs across most major provider segments.

Diversified Customer Base and Business Model

The Combined Company generated sales from 35 countries in 2009 with new contracts being signed in 24 countries over the past year. A significant opportunity exists in expanding the Combined Company’s product offering in countries where it generates sales today, and many international markets represent greenfield opportunities for the Combined Company. For example, China has recently passed multi-billion dollar government initiatives to enhance their healthcare system, and Merge’s re-entry into this market in 2009 has already yielded new contracts.

We believe the Combined Company’s direct and indirect channel focus allows it to reach a broad range of end customers. The Combined Company has served approximately 1,400 hospital sites, approximately 2,200 outpatient imaging sites and approximately 250 OEMs. In addition, the eCommerce business has experienced over 100,000 downloads and Merge has participated in over 1,000 clinical trials in 65 countries. Although both Merge and AMICAS participate in the medical imaging market, the Combined Company has complementary customer bases and, as of December 31, 2009, no single customer would account for more than approximately 5% of the Combined Company’s total revenue.

Significant Recurring Revenue and Backlog Provides High Visibility

The Combined Company generates recurring revenue that exceeds 60% of annual revenues. This ongoing, recurring revenue is driven by maintenance contracts, and a high customer retention rate. A significant portion of the Combined Company’s recurring revenue is generated from 12-month forward maintenance contracts, which provide enhanced visibility into this revenue source. In addition, the Combined Company also has a significant backlog of non-recurring revenue that we believe provides additional strength to our go-forward revenue model. As of March 31, 2010, the Combined Company’s backlog of non-recurring revenue was approximately $44.3 million.

Business Model Supports Strong Levered Free Cash Flow

We believe the Combined Company’s software business model supports strong levered free cash flow. The Combined Company has software-typical margins with gross margins greater than 50% and gross margins from recurring revenue exceeding these levels. In addition, we believe the Combined Company has low capital expenditure requirements. Total capital expenditures adjusted for non-recurring items for the Combined Company represented less than 1% of Combined Company revenues on average during 2008 and 2009. Furthermore, we expect the Combined Company will have low working capital needs. Lastly, the Combination is expected to create ongoing cost synergies of approximately $15.0 million annually. Given these financial characteristics and the impact from anticipated interest expense, we expect the Combined Company will have strong levered free cash flow.

Proven and Experienced Management Team with Blue Chip Equity Sponsorship

Our current executive team was established in June 2008 and returned Merge to profitability in its first full quarter of managing Merge’s operations. Since June 2008, our executive team has executed and integrated two material acquisitions and delivered consistent sequential quarterly revenue growth. Our leadership team includes executives from the former Click Commerce who during their tenure at Click Commerce also completed eight successful acquisitions in three years.

As of March 31, 2010, Merge had strong insider ownership of approximately 40%, which aligns management interests with those of our stakeholders and provides an incentive for continued growth and increased profitability. Our largest shareholder, Merrick Ventures, LLC, is comprised of a group of investors including some of the leading businessmen in America. This group has supported the proposed acquisition by investing additional funds into the Combined Company, both individually and through Merrick.

Our Strategy

Our strategy is to be a leading provider of integrated, global healthcare IT solutions and services that improve the exchange of healthcare information. In order to achieve this strategy, we intend to offer solutions that help solve the evolving issues our customers face in leveraging IT in order to provide better business and clinical workflow. We expect to increase our financial and market performance by implementing the following business strategies.

Focused Cross-Selling of Complementary Products Across Existing Customer Segments

We believe the Combination provides us with a unique opportunity to expand our product offerings to existing customers, as Merge and AMICAS do not have significant customer overlap at the product level. The Combined Company has a suite of products for both hospital and outpatient imaging workflow needs, and we believe Merge and AMICAS’ existing customers will benefit from the complementary products within the Combined Company. In particular, we believe there is a large opportunity in the hospital market.

International Revenue Growth by Expanded Product Offerings Through Var and Distributor Relationships

We believe there is a significant opportunity to expand our product offerings and presence internationally. We believe the Combined Company has an enhanced suite of products and the financial strength to sell through the existing international VAR and distributor network currently present in 35 countries. We also believe the Combined Company has the ability to expand its international presence beyond the 35 countries we currently serve. Over the past year, Merge increased its international revenues by expanding into several new countries and we believe there are ongoing opportunities as countries build healthcare infrastructure that would benefit from the Combined Company’s solutions.

Leverage Technology into New Market Segments and Product Extensions

With the benefit of a broad customer base and several product lines undergoing ongoing innovation, we believe the Combined Company is well-positioned to continue to leverage technologies into new segments where customers see value. For example, Merge has successfully leveraged medical imaging technology for broader health IT interoperability, by selling our Cedara WebAccess, originally used as a radiology referring physician portal, to Electronic Health Record (EHR) vendors. The Combined Company can also leverage long-term customer relationships by building product extensions that meet their evolving needs. For example, AMICAS and Merge have each extended their imaging solutions by adding revenue cycle management. We believe the Combined Company holds increased opportunity for this type of innovation.

Provide Operational Rigor to Combined, Scaled Organization

Merge seeks to improve operating margins by adherence to processes and operational metrics that are expected to continuously improve its systems and infrastructure. As a result of these efforts, Merge’s management team returned the company to profitability in their first full quarter of leadership, and has subsequently generated consistent revenue growth. We believe that our management team will be able to implement operational improvements throughout the Combined Company in order to continue to enhance financial performance.

Our Industry

Our solutions address the challenges in the evolving needs of the medical imaging marketplace. Increasing physician awareness and utilization of imaging as a standard of care to aid in patient diagnosis, including its use as a preventive screening method, as well as an increased availability of diagnostic imaging equipment in medical centers and hospitals, has fueled the growth of the diagnostic imaging industry. In addition, U.S. demographic trends and the opportunity for greater international adoption of medical imaging should provide the basis for long-term, sustainable growth in imaging volumes. Our solutions enable and automate our provider customers’ medical imaging workflows by helping them view, interpret, store and manage the medical images that are generated by their practices. As medical imaging continues its transition to more advanced, data-intensive, digital modalities from plain film and paper-based formats, our provider customers require more advanced information technology to support their medical imaging workflows.

The largest product market for the Combined Company is the medical imaging solutions market in North America. The components of this market that are applicable to the Combined Company include PACS for radiology and cardiology, RIS and CVIS, CAD, revenue cycle management and interoperability mechanisms. Together, these components facilitate an end-to-end workflow for the provider which includes, viewing, clinical interpretation, storage, billing and transmission of results to a referring physician. Frost & Sullivan and Millennium Research Group reports published in 2009 estimate the total applicable market for these components at approximately $2.7 billion (excluding the billing market where additional opportunities may exist).

The adoption of RIS, CVIS and PACS solutions in the U.S. has been driven by the need of the medical imaging industry to view, interpret, store and manage digital images for nearly two decades. As a result, the market for RIS, CVIS and PACS solutions has evolved from a largely underpenetrated, or greenfield, market opportunity to one that includes a sizeable replacement market today. According to Millennium Research Group, the RIS, CVIS and PACS replacement market is estimated to be 56% of the total 2010 annual market opportunity in the U.S. While we believe our customers generally prefer to upgrade their existing systems rather than switch information technology vendors, the annual replacement market remains competitive and is served by several information technology vendors.

The medical imaging technology market is characterized by several different customer segments, each of which has historically been served by information technology vendors that meet the specific technology needs and pricing requirements of these individual customer segments. For example, RIS and PACS solution needs in the large hospital customer segment have historically been met by large imaging modality vendors and HIT vendors. Merge and AMICAS have historically focused on the smaller hospital and outpatient imaging segments and the Combined Company has a history of long customer relationships and solutions that have been highly customized and meet the unique technological needs of these segments. In addition, while the Combined Company’s direct sales channel focuses on the smaller hospital and outpatient imaging segments, Merge currently serves the large hospital market though its indirect channel where its highly specialized solutions, such as CAD, are integral to products sold by larger OEMs.

We believe the market for medical imaging technologies in the U.S. is in the early stages of recovery after several years of Medicare cuts focused on medical imaging reimbursement and the effect of the 2008/2009 U.S. downturn in macroeconomic conditions on the market for new imaging equipment and associated information technology solutions. According to Frost & Sullivan, in 2008, the medical imaging solutions market size was approximately $1.1 billion, which represented a decrease of 8.2% over 2007. We believe that delayed purchases of medical imaging equipment have created pent-up demand for newer imaging equipment and associated information technology. According to Frost & Sullivan, the market for medical imaging information technology is expected to grow annually at 3.7% to reach approximately $1.4 billion by the end of 2015. We believe the trends that support sustained growth in medical imaging volumes, which include continual technological improvements that provide wider affordability, increasing use of clinical applications and ongoing technological sophistication of imaging technologies, will continue to provide greenfield and replacement market opportunities for the Combined Company’s solutions over the long-term.

Our History

Merge was founded in 1987 and went public in 1995. From 2000 to 2005, we undertook a series of acquisitions for the purpose of bringing together a RIS/PACS solution and strengthen our indirect market offerings. These included the acquisition of eFilm Medical in 2002, RIS Logic in 2003 and Cedara Software in 2005. In June 2008, Merrick RIS, LLC, or Merrick RIS, invested $20.0 million in Merge in the form of a $15.0 million note, which was repaid in full in 2009, and $5.0 million dollars in cash in exchange for common stock. As a result of this investment, Merrick RIS became Merge’s largest stockholder and owned 36.9% of the outstanding common stock of Merge as of June 30, 2010. Merrick RIS, an affiliate of Merrick Ventures, LLC, is a private-equity funded holding company that makes investments in software and technology businesses. Headquartered in Chicago, Merrick RIS was founded and is led by Michael W. Ferro Jr., our current chairman, and the former chairman, CEO and founder of Click Commerce, Inc.

Following the investment by Merrick RIS, the Merge board established Merge’s current executive team and reorganized Merge, including:

•	reducing operating expenses and focusing on core businesses;

•	closing the teleradiology business and India operations;

•	strengthening operations in Europe and China; and

•	increasing focus on sales into emerging markets.

In July 2009, Merge acquired etrials Worldwide Inc. (etrials) for $25.0 million in cash and stock to expand its opportunity to sell to pharmaceutical, biotech, and medical device companies. In September 2009, Merge acquired Confirma, Inc. (Confirma) for $16.0 million in common stock of Merge and $2.0 million in cash consideration. Confirma enhanced Merge’s portfolio of imaging technology and clinical applications.

Our Structure

The following chart illustrates our simplified corporate structure after giving effect to the Combination:

Notes:

(1)	Guarantors include each of the Borrower’s existing and subsequently acquired or organized direct and indirect wholly-owned domestic subsidiaries. All subsidiaries listed above are 100% owned

Corporate Information

Merge Healthcare Incorporated is a Delaware corporation. Our principal executive offices are located at 900 Walnut Ridge Drive, Hartland, Wisconsin 53029 and our telephone number there is (262) 367-0700. Our website address is www.merge.com. The information on our website is not part of this prospectus.

The Offering of the Old Notes

On April 28, 2010, we completed an offering of $200 million in aggregate principal amount of 11.75% Senior Secured Notes due 2015, which was exempt from registration under the Securities Act.

Old Notes	We sold the old notes to Morgan Stanley & Co. Incorporated the initial purchaser on April 28, 2010. The initial purchaser subsequently resold the old notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Registration Rights Agreement	In connection with the sale of the old notes, we and the subsidiary guarantors, which we refer to as the guarantors, entered into a registration rights agreement with the initial purchaser. Under the terms of the registration rights agreement, we and the guarantors agreed to: (1) file a registration statement for the exchange offer of the new notes with the SEC not later than 90 days after the date of original issuance of the old notes, and (2) use commercially reasonable efforts to have the registration statement declared effective by the SEC not later than 180 days after the date of original issuance of the old notes.

Under specified circumstances, we and the guarantors will, at our cost, (a) as promptly as practicable (but in no event more than

60 days after so required or requested in accordance with the above), file a registration statement (the “shelf registration statement”) covering resales of the notes or the exchange notes, as the case may be, (b) use our commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act within 120 days after so required or requested and (c) use our commercially reasonable efforts to keep the shelf registration statement effective until two years after its effective date.

If (a) either the exchange offer registration statement or the shelf registration statement has not been filed with the SEC as required by the registration rights agreement, (b) either the exchange offer registration statement or the shelf registration statement has not been declared effective as required by the registration rights agreement, or (c) after either the exchange offer registration statement or the shelf registration statement has been declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of notes or exchange notes in accordance with and during the periods specified in the registration rights agreement, (each such event referred to in clauses (a) through (c), a “registration default”), we shall pay liquidated damages (“registration default damages”) to the holders of the old notes and the exchange notes. Registration default damages shall accrue at a rate of 0.25% per annum for the first 60 days from and including the date of a registration default and at a rate of 0.50% thereafter.

The Exchange Offer

Exchange Offer	$2,000 principal amount of exchange notes will be issued in exchange for each $2,000 principal amount of old notes validly tendered and integral multiples of $1,000 in excess thereof.

Resale	Based upon interpretations by the staff of the SEC set forth in no-action letters issued to unrelated third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, unless you:

• are an “affiliate” of Merge Healthcare Incorporated or any guarantor within the meaning of Rule 405 under the Securities Act;

• acquired the exchange notes other than in the ordinary course of your business;

• have an arrangement or understanding with any person to engage in the distribution of the exchange notes; or

• are engaging in or intend to engage in a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of old notes who:

• is an affiliate of Merge Healthcare Incorporated or any guarantor;

• does not acquire exchanges notes in the ordinary course of its business; or

• tenders its old notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corp. (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, publicly available July 2, 1993, or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., Eastern time, on , 2010, which we refer to as the expiration date, unless we, in our sole discretion, extend it.

Conditions to Exchange Offer	The exchange offer is subject to certain conditions, some of which may be waived by us. See “The Exchange Offer — Conditions to the Exchange Offer.”

Procedure for Tendering Old Notes	If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal.

If you hold old notes through The Depositary Trust Company, which we refer to as DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal.

By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

• you are not an “affiliate” of Merge Healthcare Incorporated or any guarantor within the meaning of Rule 405 under the Securities Act;

• you are acquiring the exchange notes in the ordinary course of your business;

• you do not have an arrangement or understanding with any person to engage in the distribution of the exchange notes;

• you are not engaging in or intend to engage in a distribution of the exchange notes; and

• if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, that you will comply with the applicable provisions of the Securities Act (including, but not limited to, the prospectus delivery requirements thereunder).

We will accept for exchange any and all old notes that are properly tendered in the exchange offer prior to the expiration date. The exchange notes issued in the exchange offer will be delivered promptly following the expiration date. See “The Exchange Offer — Procedures For Tendering.”

Special Procedures for Beneficial Owners	If you are the beneficial owner of old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender in the exchange offer, you should contact the person in whose name your notes are registered and instruct the registered holder to tender the old notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date. See “The Exchange Offer — Procedures for Tendering.”

Guaranteed Delivery Procedures	If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal Rights	The tender of the old notes pursuant to the exchange offer may be withdrawn at any time prior to 5:00 p.m., Eastern time, on the expiration date.

Acceptance of Old Notes and Delivery of Exchange Notes	Subject to customary conditions, we will accept old notes which are properly tendered in the exchange offer and not withdrawn prior to the expiration date. The exchange notes will be delivered promptly following the expiration date.

Effect of Not Tendering	Any old notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the old notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the old notes under the federal securities laws.

Interest on the Exchange Notes and the Old Notes	The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the old notes. Interest on the old notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

United States Federal Income Tax Consequences	The exchange of old notes for exchange notes by tendering holders should not be a taxable exchange for federal income tax purposes. See “United States Federal Income Tax Consequences.”

Exchange Agent	The Bank of New York Mellon Trust Company, N.A., the trustee under the indenture, is serving as exchange agent in connection with the exchange offer.

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.

Summary of Terms of Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes. The exchange notes will have terms identical in all material respects to the old notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement.

Issuer	Merge Healthcare Incorporated

Notes Offered	$200,000,000 aggregate principal amount of 11.75% Senior Secured Notes due 2015.

Maturity Date	May 1, 2015.

Interest	Interest on the notes accrues at a rate of 11.75% per annum, payable semi-annually in cash on May 1 and November 1 of each year, beginning November 1, 2010. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Guarantees	The notes are fully and unconditionally guaranteed on a senior secured basis by each of our domestic restricted subsidiaries. In the future, the note guarantees may be released or terminated under certain circumstances. See “Description of the Exchange Notes — Note Guarantees.”

Collateral	The notes and the note guarantees are secured by first priority security interests, subject to certain exceptions, in substantially all of our and the guarantors’ tangible and intangible assets (including, without limitation, equity interests representing 100% of our domestic subsidiaries and up to 65% of our first-tier foreign subsidiaries), whether now owned or hereafter acquired or arising, and wherever located. See “Description of the Exchange Notes — Collateral and Security.”

Assets held by our non-guarantor subsidiaries are not part of the collateral securing the notes.

Ranking	The notes:

• are our general senior obligations;

• are secured on a first-priority lien basis by the Collateral (as defined in “Description of the Exchange Notes — Collateral and Security”), subject to certain exceptions;

• rank equally in right of payment with all of our existing and future senior indebtedness;

• rank senior in right of payment to all of our existing and future subordinated indebtedness;

• are structurally subordinated to all the existing and future indebtedness and other liabilities of our subsidiaries that are not guarantors; and

• are guaranteed on a senior secured basis by each guarantor.

Each note guarantee is:

• a general senior obligation of each guarantor;

• secured on a first-priority lien basis by the Collateral, subject to certain exceptions;

• senior in right of payment to all future obligations of such guarantor that are, by their terms, expressly subordinated in right of payment to such note guarantee; and

• pari passu in right of payment with all existing and future unsecured obligations of such guarantor that are not so subordinated.

Change of Control	If a change of control occurs, the holders of the notes will have the right to require us to repurchase their notes, in whole or in part, at a repurchase price of 101% of the principal amount, plus accrued and unpaid interest, if any. See “Description of the Exchange Notes — Repurchase at the Option of Holders.”

Certain Covenants	The indenture governing the notes contains covenants that, among other things, restrict our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness and issue preferred stock;

• pay dividends and make distributions in respect of capital stock;

• make investments or certain other restricted payments;

• sell assets;

• enter into transactions with stockholders or affiliates;

• issue or sell stock of certain subsidiaries;

• effect a consolidation or merger; and

• engage in sale-leaseback transactions.

These covenants are subject to a number of important limitations and exceptions, including the suspension thereof. See “Description of the Exchange Notes — Certain Covenants.”

No Public Market	The exchange notes will be freely transferable but will be new securities for which there will not initially be a market. Accordingly, we cannot assure you whether a market for the exchange notes will develop or as to the liquidity of any market.

Original Issue Discount	The notes were issued with original issue discount (OID) for U.S. federal income tax purposes. Because the notes were issued with OID, then, in addition to the stated interest on the notes, a U.S. Holder (as defined in “United States Federal Income Tax Consequences”) will be required to include the OID in gross income as it accrues, in advance of the receipt of cash attributable to such income and regardless of the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. See “United States Federal Income Tax Consequences.”

Risk Factors	You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific risk factors set forth in the section entitled “Risk Factors” for an explanation of certain risks of investing in the notes, including risks related to our business and the Combination.

RISK FACTORS

You should carefully consider the risks described as well as the other information contained in this prospectus, or incorporated herein by reference, before making a decision to participate in the exchange offer. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition or results of operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Relating to Our Business

Our Business could be Harmed by Adverse General Economic and Market Conditions which could Lead to Reduced Spending on Information Technology Products.

We have seen our markets become increasingly affected by the continuing global macroeconomic downturn. The downturn, which first started in the U.S., has also impacted our customers in other parts of the world. We believe that it is likely that this economic downturn will continue to persist; however, we cannot predict its severity, duration or impact on our future operating results. As our business expands globally, we have become increasingly subject to the risks arising from adverse changes in domestic and global economic and political conditions. Economic growth in the U.S. and other countries has slowed since the second half of 2008, which caused our customers to delay or reduce information technology purchases. As a result of slowing global economic growth, the credit market crisis, declining consumer and business confidence, shifts in consumer spending patterns, increased unemployment, reduced levels of capital expenditures, fluctuating commodity prices, bankruptcies and other challenges currently affecting the global economy, our clients might experience deterioration of their businesses, cash flow shortages and difficulty obtaining financing. If economic conditions in the U.S. and other countries continue to deteriorate, customers may continue to delay or further reduce purchases. This could result in additional reductions in sales of our products, longer sales cycles, slower adoption of new technologies and increased price competition. In addition, weakness in the end-user market could negatively affect the cash flow of our OEM and VAR customers who could, in turn, delay paying their obligations, which would increase our credit risk exposure and cause a decrease in operating cash flows. Also, if OEM and VAR customers experience excessive financial difficulties and/or insolvency, and we are unable to successfully transition end-users to purchase products from other vendors or directly from us, sales could decline significantly. Any of these events would likely harm our business, results of operations and financial condition.

Continued Disruption in Credit Markets and World-Wide Economic Changes may Adversely Affect our Business, Financial Condition, and Results of Operations.

Continued disruptions in the financial and credit markets may adversely affect our business and financial results. The tightening of credit markets may reduce the funds available to our customers to buy our products and services. It may also result in customers extending the length of time in which they pay and in our having higher customer receivables with increased default rates. General concerns about the fundamental soundness of domestic and foreign economies may also cause customers to reduce their purchases, even if they have cash or if credit is available to them.

We may not Realize the Anticipated Benefits of the Combination, Including Potential Synergies, Due to Challenges Associated with Integrating the Companies or other Factors.

The success of the Combination will depend in part on the success of our management in integrating the operations, technologies and personnel of Merge and AMICAS. Our inability to meet the challenges involved in successfully integrating the operations of Merge and AMICAS or otherwise to realize the anticipated benefits of the Combination could seriously harm our results of operations. In addition, the overall integration of the two companies will require substantial attention from the combined company’s management, particularly in light of the geographically dispersed operations of the two companies, which could further harm the combined company’s results of operations.

The challenges involved in integration include:

•	integrating the two companies’ operations, processes, people, technologies and services;

•	coordinating and integrating sales and marketing and research and development functions;

•	demonstrating to our clients that the Combination will not result in adverse changes in business focus and service deliverables (including customer satisfaction);

•	assimilating and retaining the personnel of both companies and integrating the business cultures, operations, systems and clients of both companies; and

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations and administrative functions.

We may not be able to successfully integrate the AMICAS operations in a timely manner, or at all, and we may not realize the anticipated benefits of the Combination, including potential synergies or sales or growth opportunities, to the extent or in the time frame anticipated. The anticipated benefits and synergies of the Combination are based on assumptions and current expectations, not actual experience, and assume a successful integration and reallocation of resources among our facilities without unanticipated costs or effort and no unforeseen or unintended consequences. In addition, our ability to realize the benefits and synergies of the business combination could be adversely impacted to the extent that Merge’s or AMICAS’ relationships with existing or potential clients, suppliers or strategic partners are adversely affected as a consequence of the Combination, or by practical or legal constraints on our ability to combine operations.

In addition, we expect to achieve cost savings related to employee reductions and other savings of approximately $15.0 million annually following the closing of the Combination. We estimate that the employee severance, lease and other costs necessary to achieve our expected cost savings will be approximately a one-for-one cost, and will be incurred prior to us realizing the cost savings. These estimated costs do not include any costs related to additional site consolidation or rationalization that we might consider following the closing of the Combination.

We have a Substantial Amount of Indebtedness, which could Impact our Ability to Obtain Future Financing or Pursue our Growth Strategy.

We have substantial indebtedness. As of June 30, 2010, we had approximately $200.1 million of indebtedness (including capital leases), before taking into account outstanding letters of credit, subject to borrowing base limitations and other specified terms and conditions.

Our high level of indebtedness could have important consequences to you and significant adverse effects on our business, including the following:

•	we must use a substantial portion of our cash flow from operations to pay interest on our indebtedness, which will reduce the funds available to us for operations and other purposes;

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

•	our high level of indebtedness could place us at a competitive disadvantage compared to our competitors that may have proportionately less indebtedness;

•	our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited;

•	our high level of indebtedness may make us more vulnerable to economic downturns and adverse developments in our business; and

•	our ability to fund a change of control offer may be limited.

The indenture governing the notes contain, and the instruments governing any indebtedness we may incur in the future may contain, restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all or a portion of our outstanding indebtedness.

Our Future Capital Needs are Uncertain and our Ability to Access Additional Financing may be Negatively Impacted by the Volatility and Disruption of the Capital and Credit Markets and Adverse Changes in the Global Economy.

Our capital requirements in the future will depend on many factors, including:

•	Acceptance of and demand for our products;

•	The extent to which we invest in new technology and product development;

•	The costs of developing new products, services or technologies;

•	Our interest and principal payment obligations under the indebtedness that we will incur in connection with the Combination;

•	The number and method of financing of acquisitions and other strategic transactions; and

•	The costs associated with the growth of our business, if any.

We must continue to enhance and expand our product and service offerings in order to maintain our competitive position, satisfy our working capital obligations and increase our market share. We have in the past required substantial capital infusions. For example, in June 2008, we borrowed $20.0 million from Merrick RIS, an affiliate of Merrick Ventures, LLC, in exchange for a $15.0 million senior secured term note (which was repaid in full on November 18, 2009) and 21,085,715 shares of our common stock. Our ability to incur additional indebtedness in the future may be difficult or on disadvantageous terms. We currently do not have a credit facility and such a facility may be difficult to obtain in the future given the amount of indebtedness that we will incur in connection with our acquisition of AMICAS and future market conditions. In addition, AMICAS has experienced net losses in each of the last three fiscal years. AMICAS had net losses of $4.0 million, $30.1 million (including impairment charges of $27.5 million), and $0.9 million for the years ended December 31, 2009, 2008 and 2007, respectively. Unless we can achieve cash flow levels sufficient to support our operations, we may require additional borrowings or the sale of debt or equity securities, sale of non-strategic assets, or some combination thereof, to provide funding for our operations. Our ability to borrow in the future is dependent upon our ability to manage business operations and generate sufficient cash flows to service such indebtedness. If we are unable to generate sufficient working capital or obtain alternative financing, we may not be able to borrow or otherwise obtain additional funds to finance our operations when needed, our financial condition and operating results would be materially adversely affected.

If adverse global economic conditions persist or worsen, we could experience a decrease in cash flows from operations and may need additional financing to fund operations. Due to the existing uncertainty in the capital markets (including debt, private equity, venture capital and traditional bank lending), access to additional debt or equity may not be available on acceptable terms or at all. In addition, the terms of the notes being offered hereby may restrict our ability to incur additional indebtedness. If we cannot raise funds on acceptable terms when necessary, we may not be able to develop or enhance products and services, execute our business plan, take advantage of future opportunities or respond to competitive pressures or unanticipated customer requirements.

Healthcare Industry Consolidation could Impose Pressure on our Software Prices, Reduce our Potential Client Base and Reduce Demand for our Software.

Many hospitals and imaging centers have consolidated to create larger healthcare enterprises with greater market power. If this consolidation trend continues, it could reduce the size of our potential customer base and give the resulting enterprises greater bargaining power, which may lead to erosion of the prices for our software. In addition, when hospitals and imaging centers combine, they often consolidate infrastructure, and consolidation of our customers could erode our revenue base.

We may Experience Significant Fluctuations in Revenue Growth Rates and Operating Results.

We may not be able to accurately forecast our growth rate. We base expense levels and investment plans on sales estimates and review all estimates on a quarterly basis. Many of our expenses and investments are fixed and we may not be able to adjust spending quickly enough if sales are lower than expected.

Our revenue growth may not be sustainable and our percentage growth rates may decrease or fluctuate significantly. Our revenue and operating profit growth depends on the continued growth of demand for our products and services offered through us or our OEM and VAR customers, and our business is affected by general economic and business conditions worldwide. A softening of demand, whether caused by changes in customer preferences or a weakening of the U.S. or global economies, may result in decreased revenue or growth.

Our net sales and operating results will also fluctuate for many other reasons, including due to risks described elsewhere in this section and the following:

•	Demand for our software solutions and services;

•	Our sales cycle;

•	Economic cycles;

•	The level of reimbursements to our end-user customers from government sponsored healthcare programs (principally, Medicare and Medicaid);

•	Accounting policy changes mandated by regulating entities;

•	Delays due to customers’ internal budgets and procedures for approving capital expenditures, by competing needs for other capital expenditures and the deployment of new technologies and personnel resources;

•	Our ability to retain and increase sales to existing customers, attract new customers and satisfy our customers’ demands;

•	Our ability to fulfill orders;

•	The introduction of competitive products and services;

•	Price decreases;

•	Changes in the usage of the Internet and eCommerce, including in non-U.S. markets;

•	Changes to regulatory approval processes and/or requirements;

•	Timing, effectiveness and costs of expansion and changes in our systems and infrastructure;

•	The outcomes of legal proceedings and claims involving us; and

•	Variations in the mix of products and services offered by us.

Delays in the expected sales or installation of our software may have a significant impact on our anticipated quarterly revenues and, consequently, our earnings since a significant percentage of expenses are relatively fixed. Additionally, we sometimes depend, in part, upon large contracts with a small number of OEM customers to meet sales goals in any particular quarter. Delays in the expected sales or installation of solutions under these large contracts may have a significant impact on our quarterly net sales and consequently our earnings, particularly because a significant percentage of expenses are fixed.

The Length of our Sales and Implementation Cycles may Adversely Affect our Operating Results.

We have experienced long sales and implementation cycles. How and when to implement, replace, expand or substantially modify medical imaging management software, or to modify or add business processes, are major decisions for our end-user target market. The sales cycle for our software ranges from six to 18 months or more from initial contact to contract execution. Our end-user implementation cycle has generally ranged from three to nine months from contract execution to completion of implementation. During the sales and implementation cycles, we will expend substantial time, effort and resources preparing contract proposals, negotiating the contract and implementing the software, and may not realize any revenues to offset these expenditures. Additionally, any decision by our customers to delay or cancel purchases or the implementation of our software may adversely affect net sales.

We Operate in Competitive Markets, which may Adversely Affect our Market Share and Financial Results.

Some of our competitors are focused on sub-markets within targeted industries, while others have significant financial and information-gathering resources with recognized brands, technological expertise and market experience. We believe that competitors are continuously enhancing their products and services, developing new products and services and investing in technology to better serve the needs of their existing customers and to attract new customers.

We face competition in specific industries and with respect to specific offerings. We may also face competition from organizations and businesses that have not traditionally competed with us, but that could adapt their products and services to meet the demands of our customers. Increased competition may require us to reduce the prices of our offerings or make additional capital investments that would adversely affect margins. If we are unable or unwilling to do so, we may lose market share in target markets and our financial results may be adversely affected.

We Face Aggressive Competition in Many Areas, and our Business will be Harmed if we Fail to Compete Effectively.

The markets for medical imaging solutions are highly competitive and subject to rapid technological change. We may be unable to maintain our competitive position against current and potential competitors. Many of our current and potential competitors have greater financial, technical, product development, marketing and other resources, and we may not be able to compete effectively with them. In addition, new competitors may emerge and our system and software solution offerings may be threatened by new technologies or market trends that reduce the value of our solutions.

We often compete with our OEM customers’ own internal software engineering groups. The size and competency of these groups may create additional competition. In the area of RIS and PACS workflow applications, many competitors offer portions of an integrated radiology solution through their RIS and PACS. Additionally, certain competitors are integrating RIS and PACS technologies through development, partnership and acquisition activities.

The development and acquisition of additional products, services and technologies, and the improvement of our existing products and services, require significant investments in research and development. For example, our current product candidates are in various stages of development and may require significant further research, development, pre-clinical or clinical testing, regulatory approval and commercialization. If we fail to successfully sell new products and update existing products, our operating results may decline as existing products reach the end of their commercial life cycles.

If we are Unable to Successfully Identify or Effectively Integrate Acquisitions, our Financial Results may be Adversely Affected.

We have in the past and may in the future acquire and make investments in companies, products or technologies that we believe complement or expand our existing business and assist in quickly bringing new products to market. In addition to the Combination, in 2009 we completed two significant acquisitions, etrials on July 20, 2009, and Confirma on September 1, 2009. There can be no assurance that we will be able to identify suitable candidates for successful acquisitions at acceptable prices. In addition, our ability to achieve the expected returns and synergies from past and future acquisitions and alliances depends in part upon our ability to integrate the offerings, technology, administrative functions, and personnel of these businesses into our business in an efficient and effective manner. We cannot predict whether we will be successful in integrating acquired businesses or that our acquired businesses will perform at anticipated levels. In addition, our past and future acquisitions may subject us to unanticipated risks or liabilities, or disrupt operations and divert management’s attention from day-to-day operations. In addition, we may use our capital stock to acquire acquisition targets, which could be dilutive to the existing stockholders and cause a decline in the price of our common stock.

In making or attempting to make acquisitions or investments, we face a number of risks, including risks related to:

•	Identifying suitable candidates, performing appropriate due diligence, identifying potential liabilities and negotiating acceptable terms;

•	Reducing our working capital and hindering our ability to expand or maintain our business, if acquisitions are made using cash;

•	The potential distraction of our management, diversion of our resources and disruption to our business;

•	Retaining and motivating key employees of the acquired companies;

•	Managing operations that are distant from our current headquarters and operational locations;

•	Entering into industries or geographic markets in which we have little or no prior experience;

•	Competing for acquisition opportunities with competitors that are larger or have greater financial and other resources than us;

•	Accurately forecasting the financial impact of a transaction;

•	Assuming liabilities of acquired companies, including existing or potential litigation related to the operation of the business prior to the acquisition;

•	Maintaining good relations with the customers and suppliers of the acquired company; and

•	Effectively integrating acquired companies and achieving expected synergies.

In addition, any acquired business, products or technologies may not generate sufficient revenue and net income to offset the associated costs of such acquisitions, and such acquisitions could result in other adverse effects.

Moreover, from time to time, we may enter into negotiations for the acquisition of businesses, products or technologies but be unable or unwilling to consummate the acquisitions under consideration. This can be expensive and could cause significant diversion of managerial attention and resources.

Our Acquisitions could Trigger Certain Provisions Contained in Agreements Between Third Parties and Acquired Companies that could Permit Such Parties to Terminate that Agreement.

The companies we acquire may be a party to agreements that permit a counter-party to terminate an agreement or receive payments because the acquisition would cause a default or violate an anti-assignment, change of control or similar clause in such agreements. If this happens, we may have to seek to replace that agreement with a new agreement or make additional payments under such agreements. However, we may be unable to replace a terminated agreement on comparable terms or at all. Depending on the importance of such agreement to the acquired business, the failure to replace a terminated agreement on similar terms or at all, and requirements to pay additional amounts, may increase our costs of operating the acquired business or prevent us from operating the acquired business.

We have Incurred and may Continue to Incur Significant Costs Associated with Acquisition Activities.

In the year ended December 31, 2009 and three months ended March 31, 2010, we incurred $1.2 million and $5.9 million of acquisition related costs, respectively. We expect to incur approximately $30.1 million of costs related to the Transactions, including $20.4 million of acquisition related costs due to the Combination. All such direct acquisition costs are expensed as incurred by us. In addition, we often are required to incur charges to operations in the quarters following an acquisition to reflect costs associated with integrating acquired companies. We may incur additional material charges in subsequent quarters associated with acquisitions. We anticipate that our acquisition activities will require significant cash outflows directly related to completing acquisitions as well as costs related to integration efforts. If the benefits of an acquisition do not exceed the costs of integrating the businesses, our financial results may be adversely affected.

A Portion of our Business Relies Upon a Network of Independent Contractors and Distributors Whose Actions could have an Adverse Effect on our Business.

We obtain some critical information from independent contractors. In addition, we rely on a network of VAR’s and distributors to sell our offerings in locations where we do not maintain a sales office or sales team. These independent contractors and distributors are not our employees. As a result, we have limited ability to monitor and direct their activities. The loss of a significant number of these independent contractors or dealers could disrupt our sales, marketing and distribution efforts. Furthermore, if any actions or business practices of these individuals or entities violate our policies or procedures or otherwise are deemed inappropriate or illegal, we could be subject to litigation, regulatory sanctions or reputation damage, any of which could adversely affect our business and require us to terminate relationships with them.

Our Investments in Technology may not be Sufficient and may not Result in an Increase in our Revenues or Decrease in our Operating Costs.

As the technological landscape continues to evolve, it may become increasingly difficult for us to make timely, cost-effective changes to our offerings in a manner that adequately differentiates them from those of our competitors. We cannot provide any assurance that our investments have been or will be sufficient to maintain or improve our competitive position or that the development of new or improved technologies and products by our competitors will not have a material adverse effect on our business.

Our Performance and Future Success Depends on our Ability to Attract, Integrate and Retain Qualified Technical, Managerial and Sales Personnel.

We are dependent, in part, upon the services of our senior executives and other key business and technical personnel. We do not currently maintain key-man life insurance on our senior executives. The loss of the services of any of our senior executives or key employees could have a material adverse effect on our business. Our commercial success will depend upon, among other things, the successful recruiting and retention of highly skilled technical, managerial and sales personnel with experience in similar business activities. Competition for the type of highly skilled individuals that we seek is intense. We may not be able to retain existing key employees or be able to find, attract and retain skilled personnel on acceptable terms.

We may not be Able to Adequately Protect our Intellectual Property Rights or may be Accused of Infringing Intellectual Property Rights of Third Parties.

We regard our trademarks, service marks, copyrights, patents, trade secrets, proprietary technology and similar intellectual property as critical to our success. We rely on trademark, copyright and patent law, trade secret protection and confidentiality and/or license agreements with employees, customers and others to protect our proprietary rights. Most of the AMICAS software technology is not patented and existing copyright laws offer only limited practical protection. Effective intellectual property protection may not be available in every country in which our products and services are made available. We also may not be able to acquire or maintain appropriate intellectual property rights in all countries where we do business.

We may not be able to discover or determine the extent of any unauthorized use of our proprietary rights. Third parties that license our proprietary rights also may take actions that diminish the value of these rights. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, injunctions against us or the payment of damages. We may need to obtain licenses from third parties who allege that we have infringed on their rights, but such licenses may not be available on terms acceptable to us or at all. In addition, we may not be able to obtain or utilize on favorable terms, or at all, licenses or other rights with respect to intellectual property we do not own in providing services under commercial agreements. These risks have been amplified by the increase in third parties whose sole or primary business is to assert such claims.

We also rely on proprietary know how and confidential information and employ various methods, such as entering into confidentiality and non-compete agreements with our current employees and with certain third parties to whom we have divulged proprietary information to protect the processes, concepts, ideas and documentation associated with our solutions. Such methods may not afford sufficient protection, and we may not be able to protect trade secrets adequately or ensure that other companies would not acquire information that we consider proprietary.

We have Foreign Exchange Rate Risk.

Our international operating results are exposed to foreign exchange rate fluctuations. While the functional currency of most of our international operations is the U.S. Dollar, certain account balances are maintained in the local currency. Upon remeasurement of such accounts or through normal operations, results may differ materially from expectations, and we may record significant gains or losses on the remeasurement of such balances. As we expand international operations, our exposure to exchange rate fluctuations may increase.

We may not be Successful in our Efforts to Expand into International Markets.

Our international activities are significant to our revenues and profits, and we plan to further expand internationally. In 2009, our international revenues were $15.5 million, or about 23% of total revenues. We also hope to expand the international revenues of the AMICAS business after the Combination. We have relatively little experience operating in these or future markets and may not benefit from any first-to-market advantages or otherwise succeed. It is costly to establish, develop and maintain international operations and websites and promote our brand internationally. Our international operations may not be profitable on a sustained basis.

In addition to risks described elsewhere in this section, our international sales and operations are subject to a number of risks, including:

•	Local economic and political conditions;

•	Foreign government regulation of healthcare and government reimbursement of health services;

•	Local restrictions on sales or distribution of certain products or services and uncertainty regarding liability for products and services;

•	Local import, export or other business licensing requirements;

•	Local limitations on the repatriation and investment of funds and foreign currency exchange restrictions;

•	Shorter payable and longer receivable cycles and the resultant negative impact on cash flow;

•	Local laws and regulations regarding data protection, privacy, network security and restrictions on pricing;

•	Difficulty in staffing, developing and managing foreign operations as a result of distance, language and cultural differences;

•	Different employee/employer relationships and the existence of workers’ councils and labor unions;

•	Laws and policies of the U.S. and other jurisdictions affecting trade, foreign investment, loans and taxes; and

•	Geopolitical events, including war and terrorism.

Litigation or Regulatory Actions could Adversely Affect our Financial Condition.

From April 2006 to November 2009, we were subject to a formal SEC investigation related to our announcement, on March 17, 2006, that we would investigate allegations of improprieties related to financial reporting and revise our results of operations for the fiscal quarters ended June 30, 2005, and September 30, 2005. On November 4, 2009, the SEC filed a Complaint in federal court charging Merge with record-keeping violations but did not charge Merge with fraud or assess any civil penalty against Merge. The Complaint enjoined Merge from making any future violations of the reporting, record-keeping and internal controls provisions under the Securities Exchange Act of 1934. In addition, two of Merge’s former executives were charged with accounting fraud in the Complaint.

On June 1, 2009, we were served with a Summons and Complaint in the Milwaukee County Circuit Court, State of Wisconsin, captioned William C. Mortimore and David M. Nosay v. Merge Technologies Inc. n/k/a Merge Healthcare Inc. [sic], Case Number 09CV008356, Case Code 30301. The Complaint includes a demand for a jury trial and alleges that Merge unreasonably refused Mortimore and Noshay’s request for indemnification; requests the court order that they are entitled to indemnification under Wisconsin Statute Section 180.0851(2); alleges breaches of certain employment agreements; and a breach of the covenant of good faith and fair dealing. Monetary damages are unspecified. We intend to vigorously defend this action. However, any adverse outcome could negatively impact our business and operating results.

As a result of lawsuits and regulatory matters, including the matter discussed above, we have incurred and may continue to incur substantial expenses. In addition to the matter discussed above, we are, from time to time, parties to legal proceedings, lawsuits and other claims incident to our business activities. Such matters may include, among other things, assertions of contract breach or intellectual property infringement, claims for indemnity arising in the course of our business and claims by persons whose employment has been terminated. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. The defense of these actions may be both time consuming and expensive. If any of these legal proceedings were to result in an unfavorable outcome, it could have a material adverse effect on our business, financial position and results of operations.

We may be Subject to Product Liability Claims if People or Property are Harmed by the Products and Services that we Sell.

Some of the products we sell or manufacture may expose us to product liability claims relating to personal injury, death or environmental or property damage and may require product recalls or other actions. Certain third parties, primarily our customers, also sell products or services using our products. This may increase our exposure to product liability claims. Although we maintain liability insurance, we cannot be certain that coverage will be adequate for liabilities actually incurred or that insurance will continue to be available on economically reasonable terms or at all. In addition, some of our agreements with vendors and sellers do not indemnify us from product liability.

We Provide Customers with Certain Warranties that could Result in Higher Costs than Anticipated.

Software products such as ours that are used in a wide range of clinical and health information systems settings may contain a number of errors or “bugs,” especially early in their product life cycle. Our products include clinical information systems used in patient care settings where a low tolerance for errors or bugs exists. Testing of products is difficult due to the wide range of environments in which systems are installed. The discovery of defects or errors in our software products or in our implementation of integrated solutions may cause delays in product delivery, poor client references, payment disputes, contract cancellations or additional expenses and payments to rectify problems. Any of those factors may result in delayed acceptance of, or the return of, our software products.

We Depend on Licenses from Third Parties for Rights to Some Technology we use, and if we are Unable to Continue these Relationships and Maintain our Rights to this Technology, our Business could Suffer.

Some of the technology used in our software depends upon licenses from third party vendors. These licenses typically expire within one to five years, can be renewed only by mutual consent and may be terminated if we breach the license and fail to cure the breach within a specified period of time. We may not be able to continue using the technology made available to us under these licenses on commercially reasonable terms or at all. As a result, we may have to discontinue, delay or reduce software shipments until we obtain equivalent technology, which could hurt our business. Most of our third party licenses are nonexclusive. Our competitors may obtain the same right to use any of the technology covered by these licenses and use the technology to compete directly with us. In addition, if our vendors choose to discontinue support of the licensed technology in the future or are unsuccessful in their continued research and development efforts, particularly with regard to the Microsoft Windows/Intel platform on which most of our products operate, we may not be able to modify or adapt our own software.

We are Subject to Government Regulation, Changes to which could Negatively Impact our Business.

We are subject to regulation in the U.S. by the Food and Drug Administration (FDA), including periodic FDA inspections, in Canada under Health Canada’s Medical Devices Regulations, and in other countries by corresponding regulatory authorities. We may be required to undertake additional actions in the U.S. to comply with the Federal Food, Drug and Cosmetic Act (FDCA Act), regulations promulgated under the FDCA Act, and any other applicable regulatory requirements. For example, the FDA has increased its focus on regulating computer software intended for use in a healthcare setting. If our software solutions are deemed to be actively regulated medical devices by the FDA, we could be subject to more extensive requirements governing pre- and post-marketing activities. Complying with these regulations could be time consuming and expensive, and may include:

•	Requiring us to receive FDA clearance of a pre-market notification submission demonstrating substantial equivalence to a device already legally marketed, or to obtain FDA approval of a pre-market approval application establishing the safety and effectiveness of the software;

•	Requiring us to comply with rigorous regulations governing the pre-clinical and clinical testing, manufacture, distribution, labeling and promotion of medical devices; and

•	Requiring us to comply with the FDCA Act regarding general controls, including establishment registration, device listing, compliance with good manufacturing practices, reporting of specified malfunctions and adverse device events.

Similar obligations may exist in other countries in which we do business, including Canada. Any failure by us to comply with other applicable regulatory requirements, both domestic and foreign, could subject us to a number of enforcement actions, including warning letters, fines, product seizures, recalls, injunctions, total or partial suspensions of production, operating restrictions or limitations on marketing, refusals of the government to grant new clearances or approvals, withdrawals of marketing clearances or approvals and civil and criminal penalties.

Changes in Federal and State Regulations Relating to Patient Data could Depress the Demand for our Software and Impose Significant Software Redesign Costs.

Federal regulations under the Health Insurance Portability and Accountability Act (HIPAA) impose national health data standards on healthcare providers that conduct electronic health transactions, healthcare clearinghouses that convert health data between HIPAA compliant and non-compliant formats and health plans. Collectively, these groups are known as covered entities. The HIPAA regulations prescribe transaction formats and code sets for electronic health transactions, protect individual privacy by limiting the uses and disclosures of individually identifiable health information and require covered entities to implement administrative, physical and technological safeguards to ensure the confidentiality, integrity, availability and security of individually identifiable health information in electronic form. Although we are not a covered entity, most of our customers are, and they require that our software and services adhere to HIPAA regulations. Any failure or perceived failure of our software or services to meet HIPAA regulations could adversely affect demand for our software and services and potentially require us to expend significant capital, research and development and other resources to modify our software or services to address the privacy and security requirements of our clients.

States and foreign jurisdictions have adopted, or may adopt, privacy standards that are similar to or more stringent than the federal HIPAA privacy regulations. This may lead to different restrictions for handling individually identifiable health information. As a result, our customers may demand IT solutions and services that are adaptable to reflect different and changing regulatory requirements, which could increase our development costs. In the future, federal, state or foreign governmental authorities may impose new data security regulations or additional restrictions on the collection, use, transmission and other disclosures of health information. We cannot predict the potential impact that these future rules may have on our business; however, the demand for our software and services may decrease if we are not able to develop and offer software and services that can address the regulatory challenges and compliance obligations facing our clients.

Recently Enacted Healthcare Reform Legislation may have a Negative Impact on our Business. Among other things, Reductions in Medicare and Medicaid Reimbursement Rates for Imaging Procedures and Professional Services could Negatively Affect Revenues of our Hospital and Imaging Clinic Customers, which could Reduce our Customers’ Ability to Purchase our Software and Services.

The US Congress recently enacted far-reaching health system reform legislation that could have a negative impact on our business. While the impact of the legislation is difficult to predict, the legislation will increase pressure to control spending in government programs (e.g., Medicare and Medicaid) and by third party payors. The ability of customers to obtain appropriate reimbursement for imaging services they provide from these programs and payors is critical to the success of our company. One specific change included in the health reform legislation increases the equipment utilization assumption, which is part of the practice expense component of the technical part of the reimbursement rate, for MRI and CT services to 75 percent from 50 percent over a 4-year transition period. These changes in the utilization rate once fully implemented have the potential to dramatically decrease technical reimbursements for radiology procedures, and could have a particularly negative impact on hospitals and imaging clinics in rural regions of the country where utilization rates are naturally lower. A second significant potential reimbursement change relates to the Sustainable Growth Rate (SGR) component of the Medicare Physician Fee Schedule. The SGR is part of the update factor process used to set the annual rate of growth in allowed expenditures, and is determined by a formula specified by Congress. Because the annual calculation of the SGR would have led to reimbursement reductions that Congress found unacceptable, every year Congress has interceded to delay the implementation of this statutory SGR update factor. While these changes have provided temporary reimbursement relief, because of the significant budgetary impacts, Congress has left the SGR formula, thereby allowing annual unimplemented payment reductions to accumulate in the Medicare statute. As a result, for 2010, if this SGR had been allowed to be implemented, it would have caused a reduction in the update adjustment factor of 21.3 percent in the calculation of the Physician Fee Schedule. The Congress and Obama administration are currently considering legislation to attempt to fix or delay this problem, but the prospects for enactment remain uncertain. The changes being considered have the potential to negatively impact the professional component of reimbursement.

Changes related to the equipment utilization assumption and the SGR calculation could result in a reduction in software and service procurement of our customers, and have a material adverse effect on our revenues and operating results.

There are a Limited Number of Stockholders Who have Significant Control over our Common Stock, Allowing Them to have Significant Influence over the Outcome of All Matters Submitted to Stockholders for Approval, which may Conflict with our Interests and the Interests of Other Stockholders.

Our directors, officers and principal stockholders (stockholders owning 10% or more of our common stock) beneficially owned approximately 33.5 million, or 40.4%, of the outstanding shares of common stock and stock options that could have been converted to common stock at June 30, 2010, and such stockholders will have significant influence over the outcome of all matters submitted to our stockholders for approval, including the election of directors and other corporate actions. Also, on November 18, 2009, we repaid in full our $15.0 million senior secured term note from Merrick RIS, LLC (Merrick), an affiliate of Merrick Ventures, LLC, including a prepayment penalty of $2,700 and accrued interest of $395. As of June 30, 2010, Merrick and its affiliates owned approximately 36.9% of our Common Stock. The influence of our large stockholders could impact our business strategy and also have the effect of discouraging others from attempting us to take over, thereby increasing the likelihood that the market price of the common stock will not reflect a premium for control.

In addition, we engage from time to time in transactions with certain of our significant stockholders. In June 2008, in exchange for $20 million, we issued (i) a $15 million senior secured note payable to Merrick RIS, LLC, an affiliate of Merrick Ventures, and (ii) 21,085,715 shares of our common stock at a price per share of $0.35 to Merrick. In November 2009, we completed a stock offering and used a portion of the proceeds to prepay in full our senior secured note due June 2010 held by Merrick RIS, LLC, which included all amounts owed under the Note of $15.0 million and an additional amount $3.1 million payable as a result of the prepayment of the note. Merrick RIS, LLC beneficially owns, as of June 30, 2010, 36.9% of our outstanding common stock. Michael W. Ferro, Jr., our Chairman of the Board, and trusts for the benefit of Mr. Ferro’s family members beneficially own a majority of the equity interest in Merrick RIS, LLC. Mr. Ferro also serves as the chairman and chief executive officer of Merrick RIS, LLC. In addition, Justin C. Dearborn, our Chief Executive Officer and a Director, served as Managing Director and General Counsel of Merrick Ventures, LLC, an affiliate of Merrick RIS, LLC.

Our Large Stockholders May Have Interests that Differ from Other Shareholders.

Merrick RIS, LLC beneficially owns, as of June 30, 2010, 36.9% of our outstanding common stock. Michael W. Ferro, Jr., our Chairman of the Board, and trusts for the benefit of Mr. Ferro’s family members beneficially own a majority of the equity interest in Merrick RIS, LLC. Mr. Ferro also serves as the chairman and chief executive officer of Merrick RIS, LLC. Accordingly, Mr. Ferro indirectly owned or controlled the senior secured note payable and all of the shares of common stock owned by Merrick RIS, LLC. In addition, prior to joining the Company, Justin C. Dearborn, our Chief Executive Officer and a Director, served as Managing Director and General Counsel of Merrick Ventures, LLC, an affiliate of Merrick RIS, LLC. Due to its stock ownership, Merrick RIS, LLC has significant influence over our business, including the election of our directors. In June 2008, in exchange for $20 million, we issued (i) a $15 million senior secured note payable to Merrick RIS, LLC, an affiliate of Merrick Ventures, and (ii) 21,085,715 shares of our Common Stock at a price per share of $0.35 to Merrick. In November 2009, we completed a stock offering and used a portion of the proceeds to prepay in full our senior secured note due June 2010 held by Merrick RIS, LLC, which included all amounts owed under the note of $15.0 million and an additional amount of $3.1 million payable as a result of the prepayment of the note. Effective as of January 1, 2009, we entered into a consulting agreement with Merrick RIS, LLC. Services provide by Merrick Ventures, LLC under the consulting agreement include investor relations, financial analysis and strategic planning. The cost of this consulting agreement in 2009 was $460,000. Effective January 1, 2010, we entered into an amendment to extend the term of the consulting agreement through December 31, 2011, and modified the payment terms from a flat fee arrangement per quarter to a per transaction or success based arrangement.. As a result of the completion of the acquisition of AMICAS, we paid a $1.0 million success fee to Merrick RIS in April 2010.

On March 31, 2009, we entered into a value added reseller agreement with Merrick Healthcare Solutions, LLC (Merrick Healthcare). Under terms of the agreement, Merrick Healthcare purchased software licenses from us for $400,000. Payment of the entire balance was made on the date of the agreement. We recognized $400,000 in revenue in the first quarter of 2009 related to this transaction.

In addition, in February 2010, we entered into a VAR agreement with Merrick Healthcare under which we may market, resell, or supply certain of their products and services. Under terms of the agreement, products and services will be purchased on a per unit basis from Merrick Healthcare.

As a result of these relationships, the interests of Merrick RIS, LLC and its affiliates may differ from those of our other stockholders. Merrick Ventures, LLC and its affiliates are in the business of making investments in companies and maximizing the return on those investments. They currently have, and may from time to time in the future acquire, interests in businesses that directly or indirectly compete with certain aspects of our business or our suppliers’ or customers’ businesses. Merrick’s significant ownership of our voting stock will enable it to influence or effectively control us.

If we Fail to Manage Future Growth Effectively, we may be Unable to Execute our Business Plan, Maintain High Levels of Service or Address Competitive Challenges Adequately.

We plan to expand our business. We anticipate that this expansion will require substantial management effort and significant additional investment in infrastructure, service offerings and service center expansion. In addition, we will be required to continue to improve our operational, financial and management controls and our reporting procedures. Our future growth will place a significant strain on managerial, administrative, operational, financial and other resources. If we are unable to manage growth successfully, our business will be harmed.

The Pro Forma Financial Statements Included or Incorporated by Reference Herein are not Necessarily Indicative of the Combined Company’s Financial Condition or Results of Operations Following the Transactions.

The pro forma financial statements included or incorporated by reference in this prospectus are presented for illustrative purposes only and may not be indicative of the Combined Company’s financial condition or results of operations following the Transactions. The pro forma financial statements have been derived from the historical financial statements of Merge and AMICAS, including their significant 2009 acquisitions, and many adjustments and assumptions have been made regarding the Combined Company after giving effect to the Transactions. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the Combined Company in connection with the Transactions. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the pro forma financial statements. As a result, the actual financial condition and results of operations of the Combined Company following the Transactions may not be consistent with, or evident from, these pro forma financial statements.

The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the Combined Company’s financial condition or results of operations following the Transactions. Any potential decline in the Combined Company’s financial condition or results of operations could have a material adverse effect on our business.

If New and Existing AMICAS Products, Including Product Upgrades, and Services do not Achieve and Maintain Sufficient Market Acceptance, our Business, Financial Condition, Cash Flows, Revenues, and Operating Results will Suffer.

The success of our business depends and will continue to depend in large part on the market acceptance of:

•	AMICAS’ existing products and services, such as AMICAS’ One Suite products, and related product and service offerings;

•	new AMICAS products and services, such as AMICAS Dashboards, AMICAS Financials and RadStream; and

•	enhancements to AMICAS’ existing products, support and services, including AMICAS RIS, AMICAS ECM, AMICAS VERICIS, and AMICAS PACS.

There can be no assurance that AMICAS’ customers will accept any of these products, product upgrades, support or services. In addition, even if AMICAS’ customers accept these products and services initially, we cannot assure you that they will continue to purchase our products and services at levels that are consistent with, or higher than, past quarters. AMICAS customers may significantly reduce their relationships with us or choose not to expand their relationship with us. In addition, any pricing strategy that we implement for any of our products, product upgrades, or services may not be economically viable or acceptable to our target markets. Failure to achieve or to sustain significant penetration in our target markets with respect to any of AMICAS’ products, product upgrades, or services could have a material adverse effect on our business.

Achieving and sustaining market acceptance for AMICAS’ products, product upgrades and services is likely to require substantial marketing and service efforts and the expenditure of significant funds to create awareness and demand by participants in the healthcare industry. In addition, deployment of new or newly integrated products or product upgrades may require the use of additional resources for training our existing sales force and customer service personnel and for hiring and training additional sales and customer service personnel. There can be no assurance that the revenue opportunities for AMICAS’ new products, product upgrades and services will justify the amounts that we spend for their development, marketing and rollout.

If we are unable to sell new and next-generation AMICAS software products to healthcare providers that are in the market for healthcare information and/or image management systems, such inability will likely have a material adverse effect on our business, revenues, operating results, cash flows and financial condition. If anticipated software sales and services do not materialize, or if we lose customers or experience significant declines in orders from AMICAS’ customers, our revenues would decrease over time due to the combined effects of attrition of existing customers and a shortfall in new client additions.

AMICAS Relies on Some of its Existing Customers to Serve as Reference Sites for it in Developing and Expanding Relationships with Other Customers and Potential Customers, and if the Customers Who Serve as Reference Sites Become Unwilling to do so following the Combination, our Ability to Obtain New Customers or to Expand Customer Relationships could be Materially Harmed.

As an integral part of the process of establishing new client relationships and expanding existing relationships, AMICAS relies on current clients who agreed to serve as reference sites for potential customers of its products and services. The reference sites allow potential customers to observe the operation of its products and services in a true-to-life environment and to ask questions of actual customers concerning the functionality, features and benefits of its product and service offerings. We cannot assure you that these sites will continue to be willing to serve as reference sites following the Combination, nor that the availability of the reference sites will be successful in establishing or expanding relationships with existing or new customers. If we lose reference sites and are unable to establish new ones in a timely manner, this could have a material adverse effect on our business and results of operations.

If the Marketplace Demands Subscription Pricing, Application Service Provider (ASP) Delivered Offerings or Software as a Service (SAAS) Delivered Offerings, our Revenues may be Adversely Impacted.

AMICAS currently derives a substantial portion of its revenues from traditional perpetual software license, maintenance and service fees, as well as from the resale of computer hardware. Its revenues from application service provider and/or software as a service are immaterial. Increased marketplace demands for subscription pricing, multi-year financing arrangements, application service provider offerings and/or software as a service offering, may cause us to adjust our strategy accordingly by offering a higher percentage of AMICAS products and services on such terms. Shifting to subscription pricing, multi-year financing arrangements, application service provider and/or software as a service offerings could materially adversely impact our financial condition, cash flows and quarterly and annual revenues and results of operations, as our revenues could continue to be negatively impacted.

Our Inability to Renew, or Make Material Modifications to, Agreements with AMICAS’ Third-Party Product and Service Providers could Lead to a Loss of Customers and have a Negative Impact on our Revenues.

Some of AMICAS’ customers demand the ability to acquire a variety of products from one provider. Some of these products are not currently owned or developed by AMICAS. Through agreements with third parties, AMICAS currently resells the desired hardware, software and services to these customers. However, in the event these agreements are not renewed or are renewed on less favorable terms, we could lose sales to competitors who market the desired products to these customers or recognize less revenue. If we do not succeed in maintaining these relationships with such third-party providers, our business could be harmed.

AMICAS Depends on its Partners and Suppliers for Delivery of Electronic Data Interchange (e.g., Insurance Claims Processing and Invoice Printing Services), Commonly Referred to as EDI, Hardware Maintenance Services, Third-Party Software or Software or Hardware Components of its Offerings, and Sales Lead Generation. Any Failure, Inability or Unwillingness of these Suppliers to Perform these Services or Provide their Products could Negatively Impact our Customers’ Satisfaction and our Revenues.

AMICAS uses various third-party suppliers to provide its customers with EDI transactions and on-site hardware maintenance. EDI revenues would be particularly vulnerable to a supplier failure because EDI revenues are earned on a daily basis. AMICAS relies on numerous third-party products that are made part of its software offerings and/or that it resells. Although other vendors are available in the marketplace to provide these products and services, it would take time to switch suppliers. If these suppliers were unable or unwilling to perform such services or provide their products or if the quality of these services or products declined, it could have a negative impact on our customers’ satisfaction and result in a decrease in revenues, cash flows and operating results.

AMICAS’ Systems may be Vulnerable to Security Breaches and Viruses.

The success of AMICAS’ strategy to offer its products depends on the confidence of its customers in its ability to securely transmit confidential information. AMICAS’ products rely on encryption, authentication and other security technology licensed from third parties to achieve secure transmission of confidential information. We may not be able to stop unauthorized attempts to gain access to or disrupt the transmission of communications by our customers. Some AMICAS customers have had their use of AMICAS software significantly impacted by computer viruses. Anyone who is able to circumvent our security measures could misappropriate confidential user information or interrupt our operations and those of our customers. In addition, our products may be vulnerable to viruses, physical or electronic break-ins, and similar disruptions. Any failure to provide secure electronic communication services could result in a lack of trust by our customers, causing them to seek out other vendors, and/or damage our reputation in the market, making it difficult to obtain new customers. Moreover, any such failure could cause us to be sued. Even if these lawsuits do not result in any liability to us, defending against and investigating these lawsuits could be expensive and time-consuming, and could divert personnel and other resources from our business.

Risks Related to the Notes

Payments on our Indebtedness will Require a Significant Amount of Cash. Our Ability to Meet our Cash Requirements and Service our Indebtedness is Impacted by many Factors that are Outside of our Control.

We expect to obtain the funds to pay our expenses and to pay the amounts due under the notes primarily from our operations. Our ability to meet our expenses and make these payments thus depends on our future performance, which will be affected by financial, business, economic and other factors, many of which we cannot control. Our business may not generate sufficient cash flow from operations in the future and our currently anticipated growth in revenue and cash flow may not be realized, either or both of which could result in our being unable to repay indebtedness, including the notes, or to fund other liquidity needs. If we do not have sufficient cash resources in the future, we may be required to refinance all or part of our then existing indebtedness, sell assets or borrow more money. We cannot assure you that we will be able to accomplish any of these alternatives on terms acceptable to us or at all. In addition, the terms of existing or future debt agreements may restrict us from adopting any of these alternatives. Our failure to generate sufficient cash flow or to achieve any of these alternatives could materially adversely affect the value of the notes and our ability to pay the amounts due under the notes. See the section captioned “Liquidity and Capital Resources” in the Management’s Discussion and Analysis of Financial Condition and Results of Operations of Merge incorporated herein by reference.

We may be Able to Incur Substantial Additional Indebtedness that could Further Exacerbate the Risks Associated with our Indebtedness.

We may incur substantial additional indebtedness in the future. Although the indenture governing the notes will contain restrictions on our incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and we could incur substantial additional indebtedness, including additional secured indebtedness. If we incur additional indebtedness, the risks described above under “— Following the Transactions, the combined company, on a consolidated basis, will have a substantial amount of indebtedness, which could impact our ability to obtain future financing or pursue our growth strategy” and “Payments on our indebtedness will require a significant amount of cash. Our ability to meet our cash requirements and service our indebtedness is impacted by many factors that are outside of our control” would intensify.

Restrictive Covenants in the Indenture may Limit our Current and Future Operations, Particularly our Ability to Respond to Changes in our Business or to Pursue our Business Strategies.

The terms of the indenture governing the notes being offered hereby will contain, and any future indebtedness of ours may contain, a number of restrictive covenants that impose significant operating and financial restrictions, including restrictions on our ability to take actions that we believe may be in our interest. The indenture will, among other things, limit our ability to:

•	incur additional indebtedness and issue preferred stock;

•	pay dividends on or make distributions in respect of capital stock;

•	make investments or certain other restricted payments;

•	place limits on dividends and enter into other payment restrictions affecting certain subsidiaries;

•	enter into transactions with stockholders or affiliates;

•	create or incur liens;

•	enter into sale-leaseback transactions;

•	guarantee indebtedness;

•	merge, consolidate or sell substantially all of our assets; and

•	issue or sell stock of certain subsidiaries.

You should read the discussions under the heading “Description of the Exchange Notes — Certain Covenants” for further information about these covenants. A breach of the covenants or restrictions under the indenture, could result in a default under the notes. Such default, if not cured or waived, may allow the noteholders to accelerate the payment of the notes. In the event noteholders accelerate the repayment of the notes, we cannot assure that we and our subsidiaries would have sufficient assets to repay such indebtedness.

The restrictions contained in the indenture could adversely affect our ability to:

•	finance our operations;

•	make needed capital expenditures;

•	make strategic acquisitions or investments or enter into alliances;

•	withstand a future downturn in our business or the economy in general;

•	engage in business activities, including future opportunities, that may be in our interest; and

•	plan for or react to market conditions or otherwise execute our business strategies.

Our financial results, our substantial indebtedness and our credit ratings could adversely affect the availability and terms of our financing.

The Value of the Collateral Securing the Notes may not be Sufficient to Satisfy our Obligations Under the Notes.

The notes and the note guarantees will be secured by first priority liens on the collateral described in this prospectus (subject to permitted liens), equally and ratably with any future first lien obligations permitted to be incurred pursuant to the indenture. No appraisal of the fair market value of the collateral securing the Notes. The book value of the collateral should not be relied on as a measure of realizable value for such assets. The value of the collateral could be impaired in the future as a result of changing economic and market conditions, our failure to successfully implement our business strategy, competition and other factors. The collateral may include intangible or other illiquid assets that by their nature may not have a readily ascertainable market value or may not be readily saleable or, if saleable, there may be substantial delays in their liquidation. Additionally, certain of our assets are held by our foreign subsidiaries and will not be pledged to secure the notes.

In the event of a liquidation, foreclosure, bankruptcy or similar proceeding, the value of the collateral and the amount that may be received upon a sale of collateral will depend upon many factors including, among others, the condition of the collateral and our industry, the ability to sell the collateral in an orderly sale, market and economic conditions, the availability of buyers and other factors. In addition, courts could limit recoverability with respect to the collateral if they deem a portion of the interest claim usurious in violation of applicable public policy. As a result, liquidating the collateral securing the notes may not produce proceeds in an amount sufficient to pay any amounts due on the notes. We cannot assure you of the value of the collateral or that the net proceeds received upon a liquidation, foreclosure, bankruptcy or similar proceeding would be sufficient to repay all amounts due on the notes (and any payments in respect of prior liens).

The Collateral Securing the Notes may be Diluted Under Certain Circumstances.

The indenture governing the notes will permit us to issue additional senior secured indebtedness, including priority lien indebtedness and additional notes, subject to our compliance with the restrictive covenants in the indenture governing the notes at the time we issue such additional senior secured indebtedness. Any additional notes issued under the indenture governing the notes would be guaranteed by the same guarantors and would have the same security interests, with the same priority, as currently securing the notes. As a result, the collateral securing the notes would be shared by any additional notes we may issue under the applicable indenture, and an issuance of such additional notes would dilute the value of the collateral compared to the aggregate principal amount of notes issued. In addition, the indenture and our other security documents permit us and certain of our subsidiaries to incur additional pari passu secured indebtedness and subordinated lien indebtedness up to respective maximum pari passu secured indebtedness threshold amounts by issuing additional debt securities under one or more new indentures or by borrowing additional amounts under new credit facilities. Any additional pari passu secured indebtedness or subordinated lien indebtedness secured by the collateral would dilute the value of the noteholders’ rights to the collateral. The proceeds from the sale of all such collateral may not be sufficient to satisfy the amounts outstanding under the notes and all other indebtedness and obligations secured by such liens.

The terms of the indenture will also permit us to incur other permitted liens on the collateral, whether arising on or after the date the notes are issued. The existence of any permitted liens could adversely affect the value of the collateral securing the notes and the note guarantees as well as the ability to realize or foreclose on such collateral. To the extent we incur any permitted liens, the liens of the noteholders may not be first priority.

If such proceeds were not sufficient to repay amounts outstanding under the notes, then noteholders (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets.

The Notes and the Note Guarantees will be Structurally Subordinated to Indebtedness and other Liabilities of our Non-Guarantor Subsidiaries.

All of our domestic subsidiaries will guarantee the notes but none of our foreign subsidiaries will guarantee the notes. The notes and the note guarantees will be structurally subordinated to the indebtedness and other liabilities of our non-guarantor subsidiaries, and noteholders will not have any claim as a creditor against any such non-guarantor subsidiary. In addition, subject to certain limitations, the indenture governing the notes will permit our non-guarantor subsidiaries to incur additional indebtedness. In the event of a bankruptcy, liquidation or reorganization of any non-guarantor subsidiary, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those entities before any assets are made available for distribution to us.

Non-guarantor subsidiaries generated approximately 46% of our revenues and all of our net income for the fiscal year ended December 31, 2009, and held approximately 15% of our total assets and had approximately $9.6 million of liabilities (including trade payables) as of December 31, 2009.

Rights of Noteholders in the Collateral may be Adversely Affected by the Failure to Perfect Security Interests in Collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the collateral may not be perfected with respect to the notes and the note guarantees if the collateral agent is not able to or does not take the actions necessary to perfect any such liens. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the collateral agent will monitor, or that we will inform the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest therein. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the notes and the note guarantees against third parties.

Additionally, the indenture and the security documents entered into in connection with the notes will not require us to take a number of actions that might improve the perfection or priority of the liens of the collateral agent in the collateral. With limited exceptions, such actions will be limited to (i) the filing of UCC-1 financing statements in the jurisdiction of incorporation of us and the guarantors, (ii) the granting of mortgages over owned real properties to the extent described under “Description of the Exchange Notes — Collateral and Security,” (iii) the delivery of stock certificates of domestic and up to 65% of first-tier foreign subsidiaries, (iv) the entry into control agreements over certain deposit accounts and securities accounts, (v) the filing of a notice with the U.S. Patent and Trademark Office of the U.S. Copyright Office, and (vi) the delivery of debt instruments in favor of us or the guarantors. To the extent that the security interests created by the security documents with respect to any collateral are not perfected, the collateral agent’s rights will be equal to the rights of general unsecured creditors in the event of a bankruptcy.

Security over Certain Collateral may not be in Place or may not be Perfected as of this date, which Means that the Notes will not be Secured to that Extent.

Certain recordations, notices, filings and other actions to create, perfect or protect the priority of the liens securing the notes and the note guarantees will be taken subsequent to the issuance of the notes. Any delay in such recordations, notices, filings and other actions increase the risk that the liens could be voided or subject to the liens of intervening creditors. To the extent any security interest in the collateral securing the notes cannot be perfected or a valid lien created with respect thereto on or prior to the closing date, we will be required to have all such security interests perfected and/or valid liens created, to the extent required by the indenture and the security documents, promptly following the date of issuance of the Notes, but in any event no later than 270 days after such date in the case of real property and no later than 90 days after such date in certain other instances. We cannot assure you that we will be able to perfect and/or create a valid lien with respect to any such security interests on or prior to that date, and our failure to do so may result in a default under the indenture. Moreover, the indenture permits us to sell the real property owned by us located at 900 Walnut Ridge Drive, Hartland, Wisconsin within 270 days after the date of issuance of the Notes. In the event that, as of 270 days after the date of issuance, this property has not been sold by us in accordance with the indenture, we will promptly execute and deliver, or cause to be promptly executed and delivered, to the collateral agent, mortgages, title policies, surveys and any other documents or instruments reasonably requested by the collateral agent with respect to such real property. To the extent a security interest in any of the collateral is created or perfected following the issuance date of the notes, the security interest would remain at risk of being voided as a preferential transfer by a trustee in bankruptcy or being subject to the liens of intervening creditors.

There are Certain Categories of Property that are Excluded from the Collateral.

The collateral securing the notes and the note guarantees excludes certain assets, generally as a result of applicable laws, or the terms of existing agreements. Property not included in the collateral will include:

•	rights in any property if the grant of a security interest in such property is prohibited by any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority or constitutes a breach or default under or results in the termination of, or requires any consent not obtained under, any lease, license or agreement;

•	property and assets in which a lien may not be granted without governmental approval or consent;

•	any U.S. Trademark applications filed on the basis of our or any guarantor’s intent-to-use such mark if the granting of a security interest in such application would result in the invalidation of such application;

•	property and assets owned by us or any guarantor which are located outside of the U.S. to the extent a lien on such property and assets cannot be perfected by the filing of UCC financing statements in our jurisdictions of organization or that of such Guarantor;

•	any capital stock of any first-tier foreign subsidiary in excess of 65% of the capital stock of such foreign subsidiary and any capital stock of any direct or indirect subsidiaries of a foreign subsidiary;

•	leasehold interests in real property;

•	motor vehicles and other assets in which a security interest may be perfected only through compliance with a certificate of title or similar statute;

•	certain other items agreed by the parties and as more fully set forth in the security documents;

•	interests in any owned real property with values of $1.0 million or less; and

•	proceeds and products of any and all of the foregoing excluded property and assets described above only to the extent that such proceeds and products would constitute property or assets of the type described above.

Rights of Noteholders in the Collateral may be Adversely Affected by Bankruptcy Proceedings.

The right of the collateral agent to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us or any guarantor before, or possibly after, the collateral agent repossessed and disposed of the collateral. Upon the commencement of a case under the bankruptcy code, a secured creditor such as the collateral agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval, which may not be given. Moreover, the bankruptcy code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the bankruptcy court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures. In view of the broad discretionary power of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case; whether or when the collateral agent could repossess or dispose of the collateral; or whether or to what extent noteholders would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on the notes, the noteholders would hold a secured claim only to the extent of the value of the collateral to which the noteholders are entitled and unsecured claims with respect to such shortfall. The bankruptcy code only permits the payment and accrual of post-petition interest, costs and attorney’s fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of its collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral.

A Court could Void our Subsidiaries’ Guarantees of the Notes Under Fraudulent Transfer Laws.

Although the note guarantees provide you with a direct claim against the assets of the subsidiary guarantors, under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, or bankruptcy laws in other applicable jurisdictions, a note guarantee could be voided, or claims with respect to a note guarantee could be subordinated to all other debts of that guarantor. In addition, a bankruptcy court could void (i.e., cancel) any payments by that guarantor pursuant to its note guarantee and require those payments to be returned to the guarantor or to a fund for the benefit of the other creditors of the guarantor.

The bankruptcy court might take these actions if it found, among other things, that when a subsidiary guarantor executed its note guarantee (or, in some jurisdictions, when it became obligated to make payments under its note guarantee) such subsidiary guarantor received less than reasonably equivalent value or fair consideration for the incurrence of its note guarantee; and such subsidiary guarantor:

•	was (or was rendered) insolvent by the incurrence of the note guarantee;

•	was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital to carry on its business;

•	intended to incur, or believed that it would incur, obligations beyond its ability to pay as those obligations matured; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it and, in either case, after final judgment, the judgment was unsatisfied.

A bankruptcy court would likely find that a subsidiary guarantor received less than fair consideration or reasonably equivalent value for its note guarantee to the extent that it did not receive direct or indirect benefit from the issuance of the notes. A bankruptcy court could also void a note guarantee if it found that the subsidiary issued its note guarantee with actual intent to hinder, delay, or defraud creditors.

Although courts in different jurisdictions measure solvency differently, in general, an entity would be deemed insolvent if the sum of its debts, including contingent and unliquidated debts, exceeds the fair value of its assets, or if the present fair salable value of its assets is less than the amount that would be required to pay the expected liability on its debts, including contingent and unliquidated debts, as they become due.

If a court voided a note guarantee, it could require that noteholders return any amounts previously paid under such note guarantee. If any note guarantee were voided, noteholders would retain their rights against us and any other subsidiary guarantors, although there is no assurance that those entities’ assets would be sufficient to pay the notes in full.

Any Future Pledge of Collateral Might be Avoidable in Bankruptcy.

Any future pledge of collateral in favor of the collateral agent, including pursuant to security documents delivered after the date of the indenture governing the notes, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the noteholders to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

The Collateral is Subject to Casualty Risks.

The indenture governing the notes and the security documents will require us and the guarantors to maintain adequate insurance or otherwise insure against risks to the extent customary with companies in the same or similar business operating in the same or similar locations. There are, however, certain losses, including losses resulting from terrorist acts, that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure you that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the collateral securing the notes, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all the secured obligations, including the notes.

There are Circumstances other than Repayment or Discharge of the Notes Under which the Collateral Securing the Notes will be Released Automatically, without Consent of the Trustee or Noteholders.

Under various circumstances, collateral securing the notes will be released automatically, including:

•	with respect to collateral owned by a guarantor, upon the release of such guarantor from its note guarantee;

•	upon a disposition of such collateral in a transaction not prohibited under the indenture;

•	with respect to any particular item of collateral, assuming the notes do not constitute the largest class of outstanding pari passu secured obligations at such time, upon release by the authorized representative for the largest class of outstanding pari passu secured obligations at such time of the liens on such item of collateral and the concurrent release of the liens on such item securing any other pari passu secured obligations; or

•	if such property or other asset is or becomes an excluded asset pursuant to the security documents.

The indenture governing the notes will permit us to designate one or more of our restricted subsidiaries that is a guarantor as an unrestricted subsidiary. If we designate a guarantor that is a subsidiary as an unrestricted subsidiary for purposes of the indenture, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries, and any guarantees of the notes by such subsidiary or any of its subsidiaries, will be released under the indenture. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries.

Any of these events will reduce the aggregate value of the collateral securing the notes.

We will in Most Cases have Control over the Collateral, and the Sale of Particular Assets by us could Reduce the Pool of Assets Securing the Notes and the Note Guarantees.

The security documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the notes and the note guarantees. So long as no default or event of default under the indenture would result therefrom, we may, among other things, without any release or consent by the collateral agent, conduct ordinary course activities with respect to collateral, such as selling, factoring, abandoning or otherwise disposing of collateral and making ordinary course cash payments (including repayments of indebtedness). To the extent that additional indebtedness and obligations are secured by the collateral, our control over the collateral may be diminished.

You may have Limited Rights to Enforce Remedies Under the Security Documents, and the Collateral may be Released without your Consent in Certain Circumstances.

If we issue additional pari pasu secured indebtedness, subject to our compliance with the restrictive covenants in the indenture governing the notes at the time we issue such additional senior secured indebtedness, the collateral agent will enter into an intercreditor agreement with the collateral agent for the holders of such additional pari passu secured indebtedness. Under the terms of the intercreditor agreement, the collateral agent will pursue remedies and take other action related to the collateral, including the release thereof, pursuant to the direction of the authorized representative for the holders of the largest class of outstanding obligations secured by liens on the collateral, including the notes. There can be no assurance that the notes will always represent the largest class of obligations secured by liens on the collateral. Accordingly, noteholders may not always have the right to control the remedies and the taking of other actions related to the collateral. In addition, all collateral sold or otherwise disposed of in accordance with the terms of the documents governing the pari passu secured obligations will automatically be released from the lien securing the notes and the lien securing the other pari passu secured obligations. Accordingly, any such sale or other disposition in a transaction that does not violate the asset disposition covenant of the indenture governing the notes may result in a release of the collateral subject to such sale or disposition. See “Description of the Exchange Notes — Limitation on Asset Sales.” Under the intercreditor agreement, the collateral agent may not object following the filing of a bankruptcy petition to any debtor-in-possession financing or to the use of the shared collateral to secure that financing, subject to conditions and limited exceptions, if at such time the notes are not the largest class of outstanding obligations secured by liens on the collateral. After such a filing, the value of the collateral could materially deteriorate, and the noteholders would be unable to raise an objection.

The Value of the Collateral Securing the Notes may not be Sufficient to Secure Post-Petition Interest.

In the event of a bankruptcy proceeding against us or any guarantor, the noteholders will be entitled to post-petition interest, costs and attorney’s fees under the bankruptcy code to the extent the value of their security interest in the collateral (which would be determined after taking into consideration, among other things, any equal ranking or prior ranking lien claims in the collateral) is greater than their pre-bankruptcy claim. The noteholders that have a security interest in the collateral with a value equal to or less than their pre-bankruptcy claim will not be entitled to post-petition interest, costs and attorney’s fees under the bankruptcy code. The bankruptcy trustee, the debtor-in-possession or competing creditors could possibly assert that the fair market value of the collateral with respect to the notes on the date of the bankruptcy filing was less than the then-current principal amount of the notes. Upon a finding by a bankruptcy court that the notes are under collateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. No appraisal of the fair market value of the collateral securing the notes has been prepared in connection with the issuance of the notes and, therefore, the value of the collateral agent’s interest in the collateral may not equal or exceed the principal amount of the notes. We cannot assure you that there will be sufficient collateral to satisfy our and the guarantors obligations under the notes.

We may not be Able to Fulfill our Repurchase Obligations with Respect to the Notes Upon a Change of Control or an Asset Sale.

If we experience certain change of control events, we are required by the indenture governing the notes to offer to repurchase all outstanding notes at a repurchase price equal to 101% of the principal amount of notes repurchased, plus accrued and unpaid interest and special interest, if any, to the applicable repurchase date. In addition, under certain circumstances, if we sell assets and fail to apply the net proceeds therefrom as provided in the indenture, we must offer to repurchase the notes at a repurchase price equal to 100% of the principal amount of the notes repurchased, plus accrued and unpaid interest and special interest, if any, to the applicable repurchase date. The instruments governing our future indebtedness may also provide that certain change of control events or asset sales will constitute events of default thereunder. Such defaults could result in amounts outstanding under such other indebtedness becoming immediately due and payable.

If a change of control event or an asset sale were to occur, we cannot assure you that we would have sufficient funds to repay any notes that we would be required to offer to purchase or that would become immediately due and payable as a result of such change of control event or asset sale. We may require additional financing from third parties to fund any such repurchases, and we cannot assure you that we would be able to obtain additional financing on satisfactory terms or at all. Our failure to repay noteholders who tender notes for repurchase following a change of control event could result in an event of default under the indenture governing the notes. Any future indebtedness to which we become a party may also prohibit us from purchasing notes. If a change of control event or an asset sale occurs at a time when we are prohibited from purchasing notes, we may have to either seek the consent of the applicable lenders to the purchase of notes or attempt to refinance the borrowings that contain such prohibition. Our failure to obtain such a consent or to refinance such borrowings may preclude us from purchasing tendered notes and trigger an event of default under the indenture governing the notes, which may, in turn, constitute a default under other indebtedness.

Noteholders may not be Able to Determine when a Change of Control Giving Rise to Mandatory Repurchase Rights has Occurred Following a Sale of “Substantially all” of our Assets and our Restricted Subsidiaries’ Assets.

The definition of change of control in the indenture governing the notes includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our assets and our restricted subsidiaries’ assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a noteholder to require us to repurchase notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and our restricted subsidiaries’ assets to another individual, group or entity may be uncertain.

No Active Trading Market Exists for the Notes and, if an Active Trading Market for the Notes does not Develop, you may not be Able to Resell Them.

The notes are a new issue of securities for which there is currently no public market. We do not intend to file an application to have the notes listed on any securities exchange or included for quotation on any automated dealer quotation system. There is no established public trading market for the notes, and an active trading market may not develop. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, our ability to effect the exchange offer, prevailing interest rates, our financial condition and results of operations, the volume of noteholders and the market for similar securities. The initial purchaser has advised us that it intends to make a market in the notes, but they are not obligated to do so. The initial purchaser may discontinue any market making in the notes at any time, in its sole discretion.

Recently, the market for debt securities has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which noteholders may sell their notes.

The Notes were Issued with Original Issue Discount for U.S. Federal Income Tax Purposes.

The notes will be issued with original issue discount for U.S. federal income tax purposes if the stated principal amount of the notes will exceed their issue price by more than a de minimis amount. In such event, a U.S. holder (as defined in “United States Federal Income Tax Considerations”) will be required to include such original issue discount in gross income as it accrues, in advance of the receipt of cash attributable to such income and regardless of the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. See “United States Federal Income Tax Considerations.”

If a Bankruptcy Petition were Filed by or Against us, Holders of Notes may Receive A Lesser Amount for their Claim than they would have been Entitled to Receive Under the Indenture Governing the Notes.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the notes, even if sufficient funds are available.

If you do not properly tender your old notes, your ability to transfer your old notes will be adversely affected.

We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you may continue to hold old notes that are subject to the existing transfer restrictions. In addition, if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes in accordance with applicable regulations. After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements regarding our anticipated financial condition, results of operations and business in the future, including expectations, beliefs, projections, future plans and strategies and assumptions concerning future results and events. These forward-looking statements generally may, but do not necessarily, include words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “will,” “should,” “could,” “predicts,” “potential,” “continues” or similar expressions. Forward-looking statements are not guarantees. They involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Our future results may differ materially from those expressed in these forward-looking statements. For a more detailed description of some of these risks and uncertainties and other factors you should consider before participating in the exchange offer, see “Risk Factors” in this prospectus. These risks and uncertainties include, but are not limited to, the following:

•	integrating the businesses of Merge and AMICAS may be more difficult and take longer than expected;

•	anticipated synergies, operating improvements and run-rates for the Combined Company may not be achieved or may take longer than planned to achieve;

•	we may enter into new markets;

•	we may be unable to execute its business strategy;

•	general economic and business conditions may change;

•	we may not experience any increase in demand for services or the Combined Company’s target clients may not experience increased demand for business process outsourcing services;

•	we may lose clients as a result of the combination or other factors;

•	we may experience delays in obtaining new clients or sales from existing clients;

•	we may not be able to hire and retain key personnel;

•	we may not generate sufficient working capital to make the principal and interest payments under its indebtedness;

•	we may experience lengthy sales cycles and/or pricing pressure;

•	we may face intense competition in the marketplace from competitors with greater financial resources;

•	we may enter into acquisitions, joint ventures or other strategic investments;

•	foreign currency rates in the countries in which the Combined Company operates may change, or we may not be able to hedge the foreign currency risk effectively; and

•	we may not be able to obtain necessary financing.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. This exchange offer is intended to satisfy our obligations under the registration rights agreement, dated as of April 28, 2010, by and among us, the guarantors party thereto, and the initial purchaser of the old notes. In return for issuance of the exchange notes, we will receive in exchange old notes in like principal amount. We will retire or cancel all of the old notes tendered in the exchange offer.

On April 28, 2010, we issued and sold the old notes. We used the proceeds from the offering of the old notes, together with approximately $9.8 million of cash on hand and the proceeds from the private placement of approximately $41.8 million of preferred and common equity securities to pay fees and expenses incurred in connection with the Combination and the Transactions. See the section captioned “Liquidity and Capital Resources” in the Management’s Discussion and Analysis of Financial Condition and Results of Operations of Merge incorporated herein by reference from Merge’s Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 7, 2010.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2010, (i) on an actual basis and (ii) on a pro forma basis to reflect the following transactions as if they had occurred on that date:

•	Our acquisition of AMICAS for $223.9 million;

•	The sale of notes in this offering and our receipt of approximately $188.4 million of net proceeds;

•	The completion of the equity financing and our receipt of approximately $41.8 million of net proceeds; and

•	The application of the estimated net proceeds from this offering, the estimated net proceeds from the equity financing and cash on hand at AMICAS and Merge to pay the acquisition price of AMICAS.

This information should be read in conjunction with the sections entitled “Use of Proceeds,” “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements,” as well as the Management’s Discussion and Analysis of Financial Condition and Results of Operations of Merge and AMICAS and the historical consolidated financial statements and related notes thereto of Merge and AMICAS included elsewhere or incorporated by reference into this prospectus. The following pro forma data is based upon a number of assumptions and estimates, is subject to uncertainties and does not purport to be indicative of the actual capitalization that would have resulted had the transactions described above in fact occurred on the date indicated, nor does it purport to be indicative of our future capitalization.

	As of March 31, 2010
				Pro Forma
	Merge	AMICAS	Combined	as Adjusted
		(Dollars in thousands)
		(Unaudited)

Cash, cash equivalents and marketable securities	$15,837	$45,914	$61,751	$31,578

Long-term debt
Obligations under capital leases, excluding current portion	27	177	204	204
Senior secured notes offered hereby	—	—	—	194,532

Total long-term debt, less current maturities	27	177	204	194,736
Stockholders’ equity
Preferred stockholders’ equity	—	—	—	41,750
Other stockholders’ equity	65,357	55,417	120,774	56,163

Total stockholders’ equity	65,357	55,417	120,774	97,913

Total capitalization	$65,384	$55,594	$120,978	$292,649

SELECTED CONSOLIDATED FINANCIAL DATA OF MERGE

The following table sets forth selected historical consolidated financial data of Merge as of the dates and for the periods indicated. The selected historical consolidated financial data as of and for the years ended December 31, 2009, and December 31, 2008, and for the year ended December 31, 2007, have been derived from our audited historical consolidated financial statements included within and incorporated by reference in this prospectus. The selected historical consolidated financial data as of December 31, 2007, and as of and for the years ended December 31, 2006, and December 31, 2005, have been derived from our audited historical consolidated financial statements not included or incorporated by reference into this prospectus. The selected historical consolidated financial data as of and for the three months ended March 31, 2009 and 2010 have been derived from our unaudited consolidated financial statements as of such dates and for such periods which are included within, incorporated by reference into this prospectus or in previous filings; and which, in our opinion, reflect all adjustments, consisting of normal accruals, necessary for a fair presentation of the information as of the dates and for such periods presented. Our results of operations for the three months ended March 31, 2010 may not be indicative of results that may be expected for the full year.

The below selected historical consolidated financial data should be read in conjunction with the Management’s Discussion and Analysis of Financial Condition and Results of Operations of Merge as well as our audited consolidated financial statements and related notes thereto, each included elsewhere or incorporated by reference in this prospectus or in previous filings.

	Quarter Ended March 31,		Years Ended December 31,
	2010	2009	2009(1)	2008	2007	2006	2005(2)
	(Unaudited)		(In thousands, except for share and per share data)

Statement of Operations Data:
Net sales	$19,970	$15,309	$66,841	$56,735	$59,572	$74,322	$82,538
Operating income (loss)(3)(4)	(3,150)	3,536	8,963	(21,697)	(171,238)	(252,087)	4,377
Income (loss) before income taxes	(3,104)	2,864	150	(23,743)	(171,808)	(249,473)	5,113
Income tax expense (benefit)	48	22	(135)	(60)	(240)	9,450	8,373
Net income (loss)	(3,152)	2,842	285	(23,683)	(171,568)	(258,923)	(3,260)
Earnings (loss) per share:
Basic	$(0.04)	$0.05	$0.00	$(0.51)	$(5.06)	$(7.68)	$(0.13)
Diluted	(0.04)	0.05	0.00	(0.51)	(5.06)	(7.68)	(0.13)
Weighted average shares outstanding:
Basic	74,801,177	56,304,568	60,910,268	46,717,546	33,913,379	33,701,735	24,696,762
Diluted	74,801,177	57,189,532	62,737,821	46,717,546	33,913,379	33,701,735	24,696,762

	March 31,		December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Unaudited)		(In thousands)

Balance Sheet Data:
Working capital	$11,518	$12,866	$18,231	$8,254	$878	$27,101	$56,964
Total assets	130,084	54,816	100,249	54,737	61,635	234,875	500,045
Long-term debt obligations	—	14,358	—	14,230	—	—	—
Shareholders’ equity	65,357	12,065	68,137	8,841	24,405	189,925	442,592

(1)	Includes the results of etrials and Confirma from July 20, 2009, and September 1, 2009, the respective dates of the business combinations.

(2)	Includes the results of Cedara from June 1, 2005, the date of our business combination.

(3)	For the year ended December 31, 2005, we incurred a charge for acquired in-process research and development of $13.0 million.

(4)	For the years ended December 31, 2007 and 2006, we incurred charges of $122.4 million and $214.1 million, respectively, related to the impairment of goodwill.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges of Merge Healthcare Incorporated for the periods indicated:

	Three Months Ended March		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005

Ratio of Earnings to Fixed Charges	NA	4.3	1.0	NA	NA	NA	14.6
Dollar amount of deficiency (in thousands)	$(3,104)	NA	NA	$(23,743)	$(171,808)	$(249,473)	NA

For purposes of computing these ratios, earnings consists of pre-tax income from continuing operations, plus fixed charges. Fixed charges consist of interest expense and interest portion of rental expense. The ratio is calculated by dividing earnings by the sum of the fixed charges. The interest portion of rental expense is estimated at 23% of rental expense based on net present value analysis.

For further information on the Ratio of Earnings to Fixed Charges, see Exhibit 12.1, “Computation of Ratio of Earnings to Fixed Charges,” filed herewith.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 4, 2008, we consummated certain transactions contemplated by a Securities Purchase Agreement, dated May 21, 2008, that we had entered into with certain of our subsidiaries and Merrick RIS. In connection with these transactions, we issued (i) a $15.0 million senior secured term note, and (ii) 21,085,715 shares of our Common Stock at a price per share of $0.35 to Merrick RIS. The note bore interest at 13.0% per annum, payable quarterly, and was payable in a single installment on the second anniversary date of the closing of the transaction. On November 18, 2009, we prepaid the note in full, including a prepayment penalty of $2.7 million and $0.4 million in interest.

We also entered into a registration rights agreement with Merrick RIS which requires us, upon Merrick RIS’s request, to file and maintain the effectiveness of a registration statement covering the common stock owned by Merrick RIS.

Mr. Hartemayer, one of our directors, owns an immaterial economic interest in Merrick Ventures, LLC, an affiliate of Merrick RIS.

Until their appointments as our officers, Mr. Dearborn, our Chief Executive Officer, served as the managing director of Merrick Ventures, LLC, and Ms. Koenig, President of Merge Fusion, served as the chief executive officer of Merrick Healthcare Solutions, LLC (Merrick Healthcare), a portfolio company of Merrick Ventures, LLC. Mr. Dearborn and Ms. Koenig resigned from all of their positions with Merrick Ventures, LLC and its affiliates (other than us and our subsidiaries) upon joining us.

Merrick RIS beneficially owns, as of June 30, 2010, 36.9% of our outstanding common stock. Michael W. Ferro, Jr., our Chairman of the Board, and trusts for the benefit of Mr. Ferro’s family members beneficially own a majority of the equity interest in Merrick RIS. Mr. Ferro also serves as the chairman and chief executive officer of Merrick RIS. Accordingly, Mr. Ferro indirectly owns or controls all of the shares of common stock owned by Merrick RIS. Due to its stock ownership, Merrick RIS has significant influence over our business, including the election of our directors. In addition, Merrick RIS and Merrick Ventures purchased approximately $10.0 million of the equity securities issued in the equity financing.

Effective as of January 1, 2009, we entered into a consulting agreement with Merrick RIS. Services provided by Merrick Ventures, LLC under the consulting agreement include investor relations, financial analysis and strategic planning. The cost of this consulting agreement in 2009 was $460,000. Effective January 1, 2010, we entered into an amendment to extend the term of the consulting agreement through December 31, 2011, and modified the payment terms from a flat fee arrangement per quarter to a per transaction or success based arrangement. As a result of the completion of the acquisition of AMICAS, we paid a $1.0 million success fee to Merrick RIS in April 2010.

On March 31, 2009, we entered into a value added reseller agreement with Merrick Healthcare. Under terms of the agreement, Merrick Healthcare purchased software licenses from us for $400,000. Payment of the entire balance was made on the date of the agreement. We recognized $400,000 in revenue in the first quarter of 2009 related to this transaction.

In February 2010, we entered into a VAR agreement with Merrick Healthcare under which we may market, resell or supply certain of their products and services. Under the terms of such agreement, products and services will be purchased on a per unit basis from Merrick Healthcare.

Merrick RIS purchased an aggregate principal amount of $5.0 million of the old notes at the same purchase price per Old Note as the other investors who purchased old notes in the offering of the old notes.

THE EXCHANGE OFFER

Purpose and Effect

Concurrently with the sale of the old notes on April 28, 2010, we and the guarantors entered into a registration rights agreement with the initial purchaser of the old notes, which requires us to file the registration statement under the Securities Act with respect to the exchange notes (the “exchange offer registration statement”) and, upon the effectiveness of the exchange offer registration statement, offer to the holders of old notes who are able to make certain representations the opportunity to exchange their old notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and may generally be reoffered and resold without registration under the Securities Act.

Pursuant to the registration rights agreement, we and the guarantors agreed, at our cost, for the benefit of the holders of the notes, to:

•	not later than 90 days after the date of original issuance of the notes, file the exchange offer registration statement with the SEC with respect to a registered offer to exchange the notes for new notes of Merge evidencing the same continuing indebtedness under, and having terms substantially identical in all material respects to, the old notes (except that the exchange notes will not contain terms with respect to transfer restrictions); and

•	use our commercially reasonable efforts to cause the exchange offer registration statement to be declared effective under the Securities Act not later than 180 days after the date of original issuance of the notes.

Upon the effectiveness of the exchange offer registration statement, we will promptly offer the exchange notes in exchange for surrender of the notes. We will keep the registered exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the registered exchange offer is mailed to the holders of the notes. For each note surrendered to us pursuant to the registered exchange offer, the holder of such note will receive an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the note surrendered in exchange thereof or, if no interest has been paid on such note, from the date of its original issue.

Under existing SEC interpretations, the exchange notes would be freely transferable by holders of the notes other than our affiliates after the registered exchange offer without further registration under the Securities Act if the holder of the exchange notes represents that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not an affiliate of us, as such terms are interpreted by the SEC; provided that broker-dealers (“participating broker-dealers”) receiving exchange notes in the registered exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the notes) with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we will be required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of such exchange notes.

A holder of notes (other than certain specified holders) who wishes to exchange such notes for exchange notes in the registered exchange offer will be required to represent that any exchange notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the registered exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes and that it is not an “affiliate,” as defined in Rule 405 of the Securities Act, of us or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

In the event that

(i) any change of law or applicable interpretations thereof by the staff of the SEC do not permit us to effect such a registered exchange offer,

(ii) for any other reason the registered exchange offer is not consummated within 210 days after the date of the original issuance of the notes,

(iii) the initial purchaser so requests with respect to notes not eligible to be exchanged for exchange notes in the registered exchange offer,

(iv) any holder of notes (other than the initial purchaser) is not eligible to participate in the registered exchange offer, or

(v) in the case of the initial purchaser participates in the registered exchange offer or otherwise acquires new securities under the registration rights agreement and, the initial purchaser does not receive freely tradable new securities (it being understood that (x) the requirement that the initial purchaser deliver the prospectus contained in the exchange offer registration statement containing the information required by Item 507 or 508 of Regulation S-K under the Act in connection with sales of exchange notes shall not result in such new securities being not “freely tradable” and (y) the requirement that a participating broker-dealer deliver the prospectus contained in the exchange offer registration statement in connection with sales of exchange notes shall not result in such exchange notes being not “freely tradable”), we and the guarantors will, at our cost,

(a) as promptly as practicable (but in no event more than 60 days after so required or requested in accordance with the above), file a registration statement (the “shelf registration statement”) covering resales of the notes or the exchange notes, as the case may be,

(b) use our commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act within 120 days after so required or requested and

(c) use our commercially reasonable efforts to keep the shelf registration statement effective until two years after its effective date.

We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the shelf registration statement and prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes or the exchange notes, as the case may be. A holder selling such notes or exchange notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such holder (including certain indemnification obligations).

If

(a) either the exchange offer registration statement or the shelf registration statement has not been filed with the SEC as required by the registration rights agreement,

(b) either the exchange offer registration statement or the shelf registration statement has not been declared effective as required by the registration rights agreement, or

(c) after either the exchange offer registration statement or the shelf registration statement has been declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of notes or exchange notes in accordance with and during the periods specified in the registration rights agreement, (each such event referred to in clauses (a) through (c), a “registration default”), we shall pay liquidated damages (“registration default damages”) to the holders of the notes and the exchange notes. Registration default damages shall accrue at a rate of 0.25% per annum for the first 60 days from and including the date of a registration default and at a rate of 0.50% thereafter.

The summary herein of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available upon request to us.

Resale of Exchange Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offers without complying with the registration and prospectus delivery provisions of the Securities Act, if: you are not an “affiliate” of Merge Healthcare Incorporated or any guarantor within the meaning of Rule 405 under the Securities Act; you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes in violation of the provisions of the Securities Act; you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and you are acquiring the exchange notes in the ordinary course of your business.

If you are our affiliate or an affiliate of any guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business: you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corp. (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, publicly available July 2, 1993, or similar no-action letters; and in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus, we will accept any and all old notes validly tendered and not validly withdrawn prior to 5:00 p.m., Eastern time, on          , 2010, or such date and time to which we extend the offer. Notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The exchange notes will evidence the same debt as the old notes and will be issued under the terms of, and be entitled to the benefits of, the indenture relating to the old notes.

As of the date of this prospectus, $200.0 million in aggregate principal amount of notes were outstanding, and there was one registered holder, a nominee of the Depository Trust Company, or DTC. This prospectus is being sent to that registered holder and to others believed to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted for exchange validly tendered old notes when, as and if we have given oral or written notice of the acceptance to The Bank of New York Mellon Trust Company, N.A., the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us and delivering the exchange notes to holders. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading “— Conditions to the Exchange Offer” or otherwise, such unaccepted old notes will be returned, without expense, to the tendering holder of those old notes promptly after the expiration date unless the exchange offer is extended.

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of old notes in the exchange offer. We will pay all charges and expenses applicable to the exchange offer, other than certain applicable taxes, underwriting discounts, if any, and commissions and transfer taxes, if any, which shall be borne by the holder. See “— Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date for the exchange offer shall be 5:00 p.m., Eastern time, on          , 2010, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion: to delay accepting for exchange any old notes (if we amend or extend the exchange offer), to extend the exchange offer or, if any of the conditions set forth under “— Conditions to the Exchange Offer” shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or to amend the terms of the exchange offer in any manner.

In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement of which this prospectus is a part.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time before the acceptance of those old notes for exchange or the exchange of the exchange notes for those old notes, we determine that the exchange offer violates applicable law or any applicable interpretation of the staff of the SEC.

In addition we will not be obligated to accept for exchange the old notes of any holder that has not made to us: the representations described under “— Purpose and Effect”; or any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form of registration of the exchange notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of such extension to their holders. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give notice by press release or other public announcement of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for those old notes, if at such time any stop order shall be in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every commercially reasonable effort to obtain the withdrawal of any stop order at the earliest practicable date.

Procedures for Tendering

To tender your old notes in the exchange offer, you must comply with either of the following: complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “— Exchange Agent” prior to the expiration date; or comply with DTC’s Automated Tender Offer Program, or ATOP, procedures described below.

In addition, either: the exchange agent must receive certificates for old notes along with the letter of transmittal prior to the expiration date; the exchange agent must receive a timely confirmation of book-entry transfer of old notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date; or you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of old notes, letter of transmittal, and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing old notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your old notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the old notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either: make appropriate arrangements to register ownership of the old notes in your name; or obtain a properly completed bond power from the registered holder of old notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act unless the old notes surrendered for exchange are tendered: by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes listed on the old notes, such old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any certificates representing old notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

If you are a participant that has old notes which are credited to your DTC account by book-entry and which are held of record by DTC, you may tender your old notes by book-entry transfer as if you were the record holder. Because of this, reference herein to registered or record holders include DTC participants with old notes credited to their accounts. If you are not a DTC participant, you may tender your old notes by book-entry transfer by contacting your broker, dealer or other nominee or by opening an account with a DTC participant.

Participants in DTC’s ATOP program must electronically transmit their acceptance of the exchange by causing DTC to transfer the old notes to the exchange agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its ATOP that is tendering old notes that are the subject of the book-entry confirmation; the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus; and we may enforce the agreement against such participant.

Your tender, if not withdrawn before the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions described in this prospectus.

We reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date or, as set forth under “— Conditions to the Exchange Offer,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

Subject to and effective upon the acceptance for exchange and exchange of exchange notes, a tendering holder of old notes will be deemed to: have agreed to irrevocably sell, assign, transfer and exchange, to us all right, title and interest in, to and under all of the old notes tendered thereby; have represented and warranted that when such old notes are accepted for exchange by us, we will acquire good and marketable title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims; and have irrevocably appointed the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered old notes, with full power of substitution to (1) deliver certificates representing such old notes, or transfer ownership of such old notes on the account books maintained by DTC (together, in any such case, with all accompanying evidences of transfer and authenticity), to us, (2) present and deliver such old notes for transfer on our books and (3) receive all benefits and otherwise exercise all rights and incidents of beneficial ownership with respect to such old notes, all in accordance with the terms of the exchange offer.

Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where those old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See “Plan of Distribution.”

Acceptance of Exchange Notes

In all cases, we will promptly issue exchange notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives: old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at the book-entry transfer facility; and a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

•	By tendering old notes pursuant to the exchange offer, you will represent to us that, among other things: you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act; you are acquiring the exchange notes in the ordinary course of your business; you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes; you are not engaging in or intend to engage in a distribution of the exchange notes; and if you are a broker that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, that you will comply with the applicable provisions of the Securities Act (including, but not limited to, the prospectus delivery requirements thereunder).

The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

We will interpret the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes if the acceptance might, in its or its counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular old notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor will any of them incur any liability for any failure to give notification. Any old notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Return of Notes

If we do not accept any tendered old notes for any reason described in the terms and conditions of the exchange offer or if you withdraw or submit old notes for a greater principal amount than you desire to exchange, we will return the unaccepted, withdrawn or non-exchanged notes without expense to you as promptly as practicable.

Book-Entry Transfer

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the old notes at DTC, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the old notes by causing the book-entry transfer facility to transfer those old notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of old notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,”

prior to the expiration date. In addition, although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an agent’s message in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered old notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your old notes but your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent or comply with DTC’s ATOP procedures in the case of old notes, prior to the expiration date, you may still tender if: the tender is made through an eligible guarantor institution; prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such old notes and the principal amount of old notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered old notes in proper form for transfer or a book-entry confirmation of transfer of the old notes into the exchange agent’s account at DTC all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your old notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time prior to 5:00 p.m., Eastern time, on the expiration date.

For a withdrawal to be effective: the exchange agent must receive a written notice, which may be by facsimile or letter, of withdrawal at its address set forth below under “— Exchange Agent”; or you must comply with the DTC’s ATOP procedures.

Any notice of withdrawal must: specify the name of the person who tendered the old notes to be withdrawn; identify the old notes to be withdrawn, including the certificate numbers and principal amount of the old notes; and signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes are tendered (including any required signature guarantees).

If old notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility, including time of receipt of notices of withdrawal and our determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the old notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the applicable exchange offer. Properly withdrawn old notes may be retendered by following the procedures described under “— Procedures for Tendering” above at any time on or prior to the expiration date.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or should be directed to the exchange agent addressed as follows:

By Registered & Certified Mail: THE BANK OF NEW YORK MELLON Corporate Trust Operations Reorganization Unit 101 Barclay Street — 7 East New York, NY 10286 Attention: Carolle Montreuil	By Regular Mail or Overnight Courier: THE BANK OF NEW YORK MELLON Corporate Trust Operations Reorganization Unit 101 Barclay Street — 7 East New York, NY 10286 Attention: Carolle Montreuil

In Person by Hand Only: THE BANK OF NEW YORK MELLON Corporate Trust Operations Reorganization Unit 101 Barclay Street — 7 East New York, NY 10286 Attention: Carolle Montreuil	By Facsimile (for Eligible Institutions only): (212) 298-1915

For Information or Confirmation by Telephone: (212) 815-5920

Fees And Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and exchange of old notes to us in the exchange offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder.

DESCRIPTION OF THE EXCHANGE NOTES

Merge Healthcare Incorporated (the “Company”), issued the old notes under an Indenture, dated as of April 28, 2010, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The terms of the old notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, which is referred to in this prospectus as the Trust Indenture Act, or TIA.

The following is a summary of the material provisions of the Indenture but does not restate the Indenture in its entirety. You can find the definitions of certain capitalized terms used in the following summary under the subheading “Definitions.” The definitions used in this “Description of the Exchange Notes” may differ from definitions used elsewhere in this prospectus. We urge you to read the Indenture because it, and not this description, defines your rights as holders of notes. A copy of the proposed form of Indenture is available upon request from the Company. For purposes of this “Description of the Exchange Notes,” the term “Company” means Merge Healthcare Incorporated, a Delaware corporation, and its successors under the Indenture, in each case excluding its subsidiaries.

General

The notes are secured, senior Indebtedness of the Company, initially limited to $200 million aggregate principal amount. The notes mature on May 1, 2015. The notes are issuable only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Subject to the covenants described below under “— Covenants” and applicable law, the Company may issue additional notes (“Additional Notes”) under the Indenture. The old notes and the exchange notes and any Additional Notes would be treated as a single class for all purposes under the Indenture.

Each note initially bears interest at the rate per annum shown on the cover page of this prospectus from April 28, 2010 or from the most recent interest payment date to which interest has been paid. Interest on the notes will be payable semiannually on May 1 and November 1, commencing on November 1, 2010. Interest will be paid to Holders of record at the close of business on the April 15 and October 15 immediately preceding the Interest Payment Date. Interest is computed on the basis of a 360-day year of twelve 30-day months. Interest on overdue principal and interest and Additional Interest, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the notes.

The notes were offered and sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Notes were also offered and sold in reliance on Regulation S. Rule 144A notes initially will be represented by one or more notes in registered global form without interest coupons. The Rule 144A global note will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company, also referred to as DTC, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below. Regulation S notes initially will be represented by one or more notes in registered, global form without interest coupons. The Regulation S global note will be deposited upon issuance with the Trustee as custodian for DTC, and registered in the name of a nominee of DTC, in each case for credit to the accounts of Euroclear System and Clearstream Banking, S.A. of Luxembourg. See “— Book-Entry; Delivery and Form.” No service charge will be made for any registration of transfer or exchange of notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Ranking

The notes will:

•	be general senior obligations of the Company;

•	be secured on a first-priority lien basis by the Collateral, subject to certain Permitted Liens;

•	rank equal in right of payment with all existing and future senior Indebtedness of the Company;

•	rank senior in right of payment to all existing and future subordinated Indebtedness of the Company;

•	be “structurally subordinated” to all existing and future Indebtedness and other liabilities of the Company’s subsidiaries that are not Guarantors; and

•	be guaranteed on a senior secured basis by each Guarantor.

Each Note Guarantee (as defined below) will be:

•	a general senior obligation of each Guarantor;

•	secured on a first-priority lien basis by the Collateral, subject to certain Permitted Liens;

•	senior in right of payment to all future obligations of such Guarantor that are, by their terms, expressly subordinated in right of payment to such Note Guarantee; and

•	pari passu in right of payment with all existing and future unsecured obligations of such Guarantor that are not so subordinated.

The notes will be effectively subordinated to all existing and future obligations, including Indebtedness, of any Subsidiaries of the Company that do not guarantee the notes, including any Unrestricted Subsidiaries. Claims of creditors of these Subsidiaries, including trade creditors, will generally have priority as to the assets of these Subsidiaries over the claims of the Company and the holders of the Company’s Indebtedness, including the notes.

As of December 31, 2009, after giving effect to the Transactions, the Company would have had $200.0 million aggregate principal amount of senior Indebtedness outstanding, including $200.0 million aggregate principal amount of outstanding senior secured Indebtedness.

As of the date of the Indenture, all of our Subsidiaries will be “Restricted Subsidiaries.” However, subject to compliance with the requirements noted in the definition of “Unrestricted Subsidiary,” we will be permitted to designate Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Note Guarantees

The Company’s obligations under the notes and the Indenture will be jointly and severally guaranteed (the “Note Guarantees”) by each of the Company’s current and future Domestic Restricted Subsidiaries.

Not all of the Company’s Subsidiaries will guarantee the notes. Unrestricted Subsidiaries and Foreign Restricted Subsidiaries will not be Guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, these non-Guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to the holders of the notes. For the year ended December 31, 2009, the Company’s non-Guarantor Subsidiaries represented approximately 46% of its revenues and all of its net income. In addition, as of December 31, 2009, the Company’s non-Guarantor Subsidiaries held approximately 15% of its consolidated assets and had approximately $9.6 million of liabilities (including trade payables), to which the notes and Note Guarantees would have been structurally subordinated.

The obligations of each Guarantor under its Note Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Nonetheless, in the event of the bankruptcy or financial difficulty of a Guarantor, such Guarantor’s obligations under its Note Guarantee may be subject to review and avoidance under state and federal fraudulent transfer laws. Among other things, such obligations may be avoided if a court concludes that such obligations were incurred for less than a reasonably equivalent value or fair consideration at a time when the Guarantor was insolvent, was rendered insolvent, or was left with inadequate capital to conduct its business. A court would likely conclude that a Guarantor did not receive reasonably equivalent value or fair consideration to the extent that the aggregate amount of its liability on its Note Guarantee exceeds the economic benefits it receives from the issuance of the Note Guarantee. See “Risk Factors — Risks Relating to the Notes— A court could void our subsidiaries’ guarantees of the notes under fraudulent transfer laws.”

Each Guarantor that makes a payment for distribution under its Note Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on adjusted net assets of each Guarantor.

A Subsidiary Guarantor shall be released from its obligations under its Note Guarantee and its obligations under the Indenture and the Registration Rights Agreement:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the covenants set forth below under “Repurchase at the Option of Holders — Asset Sales;”

(2) in connection with any sale or other disposition of the Capital Stock of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, such that, immediately after giving effect to such transaction, such Guarantor would no longer constitute a Subsidiary of the Company, if the sale or other disposition does not violate the covenants set forth below under “Repurchase at the Option of Holders — Asset Sales;”

(3) if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; or

(4) upon legal defeasance or satisfaction and discharge of the Indenture as provided below under the captions “Legal Defeasance and Covenant Defeasance” and “Satisfaction and Discharge.”

Collateral and Security

Collateral Generally

The notes, the Note Guarantees, and all other Permitted Pari Passu Obligations will be secured equally and ratably by continuing first priority security interests (subject to Permitted Liens) in substantially all of the tangible and intangible assets of the Company and the Guarantors, whether now owned or hereafter acquired or arising, and wherever located, including, but not limited to, all existing and future Capital Stock and intercompany debt of any Domestic Subsidiary owned directly by the Company or any Guarantor and all existing and future Capital Stock of any first-tier Foreign Subsidiary owned directly by the Company or any Guarantor (limited in the case of any such Foreign Subsidiaries, to 65% of the Capital Stock of such Foreign Subsidiaries), accounts receivable, deposit accounts, chattel paper, inventory, equipment, investment property, intellectual property, interests in commercial tort claims, other general intangibles and certain owned real property, and all proceeds of the foregoing, subject to the exceptions discussed in the succeeding paragraph (collectively, the “Collateral”).

The Collateral will exclude certain items of property, including without limitation:

•	rights in any property to the extent that and only for as long as the grant of a security interest in such property (i) is prohibited by any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority applicable to or binding upon the Company or any Guarantor, or (ii) constitutes a breach or default under or results in the termination of, or requires any consent not obtained under, any lease, license or agreement (other than to the extent that the provisions of any such lease, license or agreement are ineffective under applicable law or would be ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction to prevent the attachment of the security interest granted under the Security Documents);

•	property and assets owned by the Company or any Guarantor in which a Lien may not be granted without governmental approval or consent (but only for so long as the Company or the applicable Guarantor has not obtained such approval or consents); and

•	any United States Trademark applications filed on the basis of the Company’s or any Guarantor’s intent-to-use such mark, but only if and to the extent that the granting of a security interest in such application would result in the invalidation of such application, provided that, upon the submission of evidence of use of such Trademark in interstate commerce is submitted to the United States Patent and Trademark Office, such Trademark application shall automatically be included in the Collateral;

•	any Capital Stock of any first-tier Foreign Restricted Subsidiary directly owned by the Company or any Guarantor in excess of 65% of the Capital Stock of such Foreign Restricted Subsidiary;

•	property and assets owned by the Company or any Guarantor which are located outside of the United States to the extent a lien on such property and assets cannot be perfected by the filing of UCC financing statements in the jurisdictions of organization of the Company or such Guarantor;

•	any Capital Stock of any direct or indirect Subsidiaries of any Foreign Subsidiary;

•	any leasehold interest in real property;

•	motor vehicles and other assets in which a security interest may be perfected only through compliance with a certificate of title or similar statute;

•	certain other items agreed by the parties and as more fully set forth in the Security Documents; and

•	proceeds and products of any and all of the foregoing excluded property and assets described above only to the extent that such proceeds and products would constitute property or assets of the type described above.

Mortgages and other perfection steps will not be required in respect of any fee interest in the Hartland Property (on the Closing Date) or any Real Property having a value of $1.0 million or less.

As of the Closing Date, there were no grants of mortgages or other perfection steps taken with respect to Real Property, because none of the Real Property interests of the Company or the Guarantors met the aforementioned $1.0 million threshold, other than the Hartland Property. Within 270 days after the Closing Date, we will grant a mortgage on the Hartland Property unless we have sold the Hartland Property in accordance with the Indenture prior to such date.

Security Documents Generally

On the Closing Date, the Company and the Guarantors entered into certain Security Documents (including, without limitation, the Guarantee and Collateral Agreement) with the Collateral Agent, which documents provide for the grant of security interests in the Collateral in favor of the Collateral Agent, for the benefit of the Trustee and the Holders of the notes; provided that the Company and the Guarantors, as applicable, may use their commercially reasonable efforts to execute and deliver certain deposit account control agreements after the Closing Date with the approval of, and within the time frame agreed to by, the Collateral Agent.

The Company will, and will cause each of the Guarantors to, do or cause to be done all acts and things which may be required, or which the Collateral Agent from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of the Trustee and the Holders of the notes, duly created, enforceable and perfected Liens upon the Collateral as contemplated by the Indenture and the Security Documents.

The Company and the Guarantors will be able to incur additional Indebtedness in the future which could share in the Collateral. Any such Indebtedness may limit the recovery from the realization of the value of such Collateral available to satisfy the Holders of the notes. A representative for the lenders with respect to such Indebtedness will be required to enter into the Intercreditor Agreement as Pari Passu Secured Parties. No Collateral will secure any other Indebtedness unless such Collateral also secures the Notes Obligations. The amount of all such additional Indebtedness will be limited by the covenants disclosed under “Certain Covenants — Limitation on Indebtedness” and “Certain Covenants — Limitation on Liens.” Under certain circumstances the amount of such additional Indebtedness could be significant.

No appraisals of any Collateral have been prepared in connection with this offering. The value of the Collateral at any time is subject to fluctuation based on factors that include, among others, the condition of the healthcare information industry, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of suitable buyers and similar factors. By its nature, some or all of the Collateral may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the Collateral as of the date of this prospectus exceeds the principal amount of the Indebtedness secured thereby. The value of the assets pledged as Collateral for obligations under the Indenture could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition or other future trends.

We cannot assure you that, in the event of a foreclosure, the proceeds from the sale of the portion of the Collateral allocated or allocable to the repayment of the obligations under the Indenture would be sufficient to satisfy the amounts outstanding under the notes. If such proceeds were not sufficient to repay amounts outstanding under the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured, general claim against us and our Guarantors’ remaining assets, which claim would rank equal in priority to unsecured general Indebtedness. In the event that a bankruptcy case is commenced by or against us, if the value of the Collateral is less than the amount of principal and accrued and unpaid interest on the notes and all other senior secured obligations, interest may cease to accrue on the notes from and after the date the bankruptcy petition is filed.

After-Acquired Property

Promptly following the acquisition by the Company or any Guarantor of any After-Acquired Property (but subject to the applicable limitations in the Security Documents), the Company or such Guarantor will execute and deliver such security agreement supplements, mortgages, deeds of trust, security instruments, financing statements, title insurance, surveys and certificates and opinions of counsel as are reasonably necessary to vest in the Collateral Agent a perfected security interest or other Liens in or on such After-Acquired Property and to have such After-Acquired Property added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral will be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.

Intercreditor Agreement

If additional secured Indebtedness is issued in the future, the Company, the Guarantors, the Collateral Agent, and the Authorized Representative for the holders and the lenders of such additional secured debt (the “Pari Passu Debt Collateral Agent”) will enter into an Intercreditor Agreement (as the same may be amended from time to time, the “Intercreditor Agreement”), with respect to the Collateral, which Intercreditor Agreement may be amended from time to time without the consent of the Holders of the notes to add additional lenders holding Pari Passu Obligations permitted to be incurred under the Indenture, the Intercreditor Agreement and any Pari Passu Agreements then in effect.

Collateral Agent

By accepting the notes, each Holder will be deemed to have irrevocably appointed The Bank of New York Mellon Trust Company, N.A. as the Collateral Agent, to act as its agent under the Intercreditor Agreement, the Guarantee and Collateral Agreement and the other Security Documents, and to have irrevocably authorized the Collateral Agent to perform the duties and exercise the rights powers and discretions that are specifically given to it under the Indenture, the Intercreditor Agreement, the Guarantee and Collateral Agreement and the other Security Documents, together with any other incidental rights power and discretion. Under the terms of the Indenture, the Collateral Agent may resign on 30 days prior written notice, and the Collateral Agent may also be removed for cause and replaced by a replacement collateral agent selected by the Trustee, in consultation with the Company.

The Collateral Agent will hold (directly or through co-trustees, co-agents, agents or sub agents), and will be entitled to enforce, all Liens on the Collateral created by the Security Documents in accordance with the following.

Enforcement of Security Interests

Under the Intercreditor Agreement, the Applicable Authorized Representative has the right, under certain circumstances, to direct the Collateral Agent and each Pari Passu Debt Collateral Agent to foreclose or take other actions with respect to the Collateral, and no other party to the Intercreditor Agreement will have the right to direct any action with respect to the Collateral. Except as described below, the Applicable Authorized Representative will be the Authorized Representative of the Series of Pari Passu Obligations that constitutes the largest outstanding principal amount of all then-outstanding Pari Passu Obligations (the “Controlling

Authorized Representative”). Upon the occurrence of the Non-Controlling Authorized Representative Enforcement Date (as defined below), the then-Applicable Authorized Representative will be replaced as Applicable Authorized Representative by the Authorized Representative of the Series of Pari Passu Obligations that then constitutes the next largest outstanding principal amount of all then-outstanding Pari Passu Obligations with respect to the Collateral (the “Major Non-Controlling Authorized Representative”).

The “Non-Controlling Authorized Representative Enforcement Date,” with respect to which a Non- Controlling Authorized Representative becomes the Applicable Authorized Representative is the date that is 90 days (throughout which 90-day period the applicable Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (a) an event of default that has occurred and is continuing, as defined in the Indenture or any other applicable indenture or credit document for that Series of Pari Passu Obligations, and (b) the Collateral Agent’s and each other Authorized Representative’s receipt of written notice from that Authorized Representative certifying that (i) such Authorized Representative is the Major Non-Controlling Authorized Representative and that an event of default, as defined in the Indenture or any other applicable indenture or credit document for that Series of Pari Passu Obligations, has occurred and is continuing and (ii) the Pari Passu Obligations of that Series are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the Indenture or other applicable indenture or credit document, as applicable, for that Series of Pari Passu Obligations; provided that the Non-Controlling Authorized Representative Enforcement Date will be stayed and shall not occur and shall be deemed not to have occurred with respect to any Collateral if (1) at any time the Applicable Authorized Representative has commenced and is diligently pursuing any enforcement action with respect to such Collateral or (2) at any time the Company or the Guarantor that has granted a security interest in such Collateral is then a debtor under or with respect to (or otherwise subject to) any insolvency or liquidation proceeding. If no such stay occurs, or is deemed to occur, then the Major Non-Controlling Authorized Representative will become the Applicable Authorized Representative from and after the occurrence of the Non-Controlling Authorized Representative Enforcement Date.

Restrictions on Enforcement of Priority Liens

Subject to the terms of the Intercreditor Agreement, the Applicable Authorized Representative will have the sole right to instruct the Collateral Agent and each Pari Passu Debt Collateral Agent to act or refrain from acting with respect to the Collateral, and (a) neither Collateral Agent nor any Pari Passu Debt Collateral Agent will follow any instructions (other than certain types of instructions to exercise rights other than enforcement rights) with respect to the Collateral from any representative of any Non-Controlling Secured Party or other Pari Passu Secured Party (other than the Applicable Authorized Representative), and (b) no Authorized Representative of any Non-Controlling Secured Party or other Pari Passu Secured Party (other than the Applicable Authorized Representative) will instruct the Collateral Agent or any Pari Passu Debt Collateral Agent to commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interests in or realize upon, or take any other action available to it in respect of, the Collateral.

No representative of any Non-Controlling Secured Party may contest, protest or object to any foreclosure proceeding or action brought by or at the direction of the Controlling Authorized Representative in connection with the Intercreditor Agreement or the exercise of remedies against the Collateral in accordance with the terms of the Intercreditor Agreement. Each Authorized Representative will agree that it will not accept any Lien on any Collateral for the benefit of any series of Pari Passu Obligations (other than funds deposited for the discharge or defeasance of any Pari Passu Agreement) unless each other series of Pari Passu Obligations is also secured by a Lien on such Collateral. Each of the Pari Passu Secured Parties will also agree that it will not contest or support any other person in contesting, in any proceeding (including any insolvency or liquidation proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the Pari Passu Secured Parties in all or any part of the Collateral, or the provisions of the Intercreditor Agreement.

Notwithstanding the foregoing, with respect to any Collateral for which a third party (other than a Pari Passu Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of Pari Passu Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of Pari Passu Obligations (such third party, an “Intervening Creditor”), the value of any Collateral or proceeds which are allocated to such Intervening Creditor will be deducted on a ratable basis solely from the Collateral or proceeds to be distributed in respect of the Series of Pari Passu Obligations with respect to which such impairment exists. In addition, the Pari Passu Secured Parties of each Series bear the risk that a court may deem that the Pari Passu Obligations of such Series (and not of any other Series) (i) are unenforceable under applicable law, (ii) are equitably subordinated to any other obligations or (iii) do not have an enforceable security interest in any of the Collateral that secures any other Series of Pari Passu Obligations. In the event of any such impairment, the rights of the holders of Pari Passu Obligations of the impaired Series under the Intercreditor Agreement will be modified to the extent necessary so that the effects of the impairment are borne solely by such impaired holders and not the holders of any other Series of Pari Passu Obligations.

None of the Pari Passu Secured Parties may institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Collateral Agent or any other Pari Passu Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral, except to the extent expressly permitted by the terms of the Intercreditor Agreement. In addition, none of the Pari Passu Secured Parties may seek to have any Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral. If any Pari Passu Secured Party obtains possession of any Collateral or realizes any proceeds or payment in respect thereof, at any time prior to the discharge of each of the Pari Passu Obligations, then it must hold such Collateral, proceeds or payment in trust for the other Pari Passu Secured Parties and promptly transfer such Collateral, proceeds or payment to the Applicable Authorized Representative to be distributed in accordance with the Intercreditor Agreement.

The Pari Passu Secured Parties acknowledge that the Pari Passu Obligations may, subject to the limitations set forth in the applicable debt documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in the Intercreditor Agreement defining the relative rights of the Pari Passu Secured Parties; provided that the authorized representative of the holders of such amended or modified Indebtedness, if not a party to the Intercreditor Agreement, shall have executed a Joinder Agreement to the Intercreditor Agreement on behalf of the holders of such Indebtedness.

Release of Liens on Collateral

The Company and the Guarantors will be entitled to the release of property and other assets included in the Collateral from the Liens securing the Pari Passu Obligations under any one or more of the following circumstances:

•	to enable the disposition or other use of such property or assets to the extent permitted under the Indenture and all other Secured Credit Documents; and

•	in the case of a Guarantor that is released from its Note Guarantee and any guarantee under all other Secured Credit Documents, the release of the property and assets of such Guarantor.

The Liens on the Collateral securing the notes and the Note Guarantees will also be released upon (i) the termination and release of all Liens on Collateral in accordance with the terms of the Indenture, each Pari Passu Agreement then in effect, the Intercreditor Agreement, and all other applicable Pari Passu Security Documents, or (ii) the consent of each Authorized Representative, the Company and, as applicable, Holders of the notes and lenders under the Pari Passu Agreements and the Guarantors, it being agreed that the termination of the Collateral pursuant to the preceding clause (i) or (ii) will be concurrent with the termination of the Intercreditor Agreement and the other Pari Passu Security Documents (including the release of all Liens granted thereunder).

Amendment of Security Documents

The Applicable Authorized Representative may enter into any amendment to any Pari Passu Security Document, so long as the Applicable Authorized Representative receives a certificate of the Company stating that such amendment is permitted by the terms of the Indenture and each other Secured Credit Document then in effect. The Applicable Authorized Representative will give notice to each other Authorized Representative of any release of Collateral and of any amendment to any Pari Passu Security Document. The Applicable Authorized Representative may not enter into any amendment that releases all or substantially all of the Collateral from the Liens under any Pari Passu Security Document without the written consent of each Authorized Representative.

Certain Covenants with Respect to the Collateral

The Collateral will be pledged pursuant to the Security Documents, which contain provisions relating to the administration of the Collateral. The following is a summary of some of the covenants and provisions set forth in the Security Documents and the Indenture as they relate to the Collateral:

Further Assurances.  The Security Documents and the Indenture provide each Grantor will, at its own expense, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that Collateral Agent may reasonably request, in order to perfect any security interest granted or purported to be granted thereby or to enable the Collateral Agent to exercise and enforce its rights and remedies under such Security Documents with respect to any of the Collateral. Under the terms of the Guarantee and Collateral Agreement, each Grantor authorizes the filing by the Collateral Agent of financing or continuation statements, or amendments, and such Grantor will execute and deliver to the Collateral Agent such other instruments or notices, as may be necessary or as Collateral Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted under the Guarantee and Collateral Agreement.

Real Property Mortgages and Filings.  Each Grantor agrees that upon the acquisition of any fee interest in Real Property in excess of $1.0 million in value it will promptly notify the Collateral Agent of such acquisition and will grant to the Collateral Agent, for the benefit of the Trustee and the Holders of the notes, a first priority mortgage (subject to Permitted Liens) on each fee interest in Real Property owned by such Grantor and will deliver such other documentation and opinions, in form and substance satisfactory to Collateral Agent, in connection with the grant of such mortgage as the Collateral Agent reasonably requests, including title insurance policies, financing statements, fixture filings and environmental audits and such Grantor will pay all recording costs, intangible taxes and other fees and costs (including reasonable attorneys’ fees and expenses) incurred in connection therewith.

New Subsidiaries.  Pursuant to the Indenture and the Guarantee and Collateral Agreement, any new direct Domestic Subsidiary (whether by acquisition or creation) of a Grantor is required to enter into the Guarantee and Collateral Agreement by executing and delivering a supplement to the Guarantee and Collateral Agreement in the form attached to the Guarantee and Collateral Agreement. Upon the execution and delivery of such supplement by such new Domestic Subsidiary, such Domestic Subsidiary shall become a Grantor under the Guarantee and Collateral Agreement, with the same force and effect as if originally named as a Grantor on the Closing Date.

Certain Bankruptcy Limitations

The right of the Collateral Agent (acting on behalf of the Trustee and the Holders of the notes) to repossess and dispose of Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable bankruptcy law in the event that a bankruptcy case were to be commenced by or against the Company or any Guarantor prior to and possibly after the Collateral Agent’s having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under Title 11 of the United States Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”), a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from the debtor, without bankruptcy court approval.

In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, the value of the Collateral at the time of the bankruptcy petition or whether or to what extent Holders of the notes would be compensated for any delay in payment or loss of value of the Collateral. The Bankruptcy Code permits only the payment and/or accrual of post petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral.

Furthermore, in the event a domestic or foreign bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the notes, the Holders of the notes would hold secured claims to the extent of the value of the Collateral to which the Holders of the notes are entitled, and unsecured claims with respect to such shortfall.

Optional Redemption

The Company may redeem the notes at any time on or after May 1, 2013. The redemption price for the notes (expressed as a percentage of principal amount), will be as follows, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date:

If Redeemed During the	Redemption
12-Month Period Commencing May 1,	Price

2013	105.875%
2014	100.000%

In addition, at any time prior to May 1, 2013 the Company may redeem up to 35% of the principal amount of the notes with the Net Cash Proceeds of one or more sales of its Equity Interests (other than Disqualified Stock) at a redemption price of 111.75% of their principal amount, plus accrued interest and Additional Interest, if any, to the redemption date; provided that at least 65% of the aggregate principal amount of notes originally issued (including any Additional Notes) remains outstanding after each such redemption and notice of any such redemption is mailed within 90 days of each such sale of Equity Interests.

At any time on or prior to May 1, 2013 the notes may also be redeemed, in whole or in part, at the option of the Company, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the redemption date.

The Company may acquire notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase or otherwise, so long as the acquisition does not otherwise violate the terms of the Indenture.

Notice of Redemption

The Company will give not less than 30 days’ nor more than 60 days’ notice of any redemption. If less than all of the notes are to be redeemed, subject to DTC procedures, selection of the notes for redemption will be made by the Trustee:

•	in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or,

•	if the notes are not listed on a national securities exchange, pro rata, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, unless otherwise required by law.

However, no notes of a principal amount of $2,000 or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original note.

Mandatory Redemption; Sinking Fund

The Company will not be required to make any mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 20 days following any Change of Control, the Company will mail a notice to each holder and the Trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable.

Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

If a Change of Control Offer is made, we cannot assure you that the Company will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase notes pursuant to a Change of Control Offer, the Company expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, we cannot assure you that the Company would be able to obtain such financing. See “Risk Factors — Risks Relating to the Notes — We may not be able to fulfill our repurchase obligations with respect to the notes upon a change of control or an asset sale.”

The Company’s future senior Indebtedness may prohibit events that would constitute a Change of Control. If the Company were to experience a change of control that triggers a default under such other senior Indebtedness, the Company could seek a waiver of such default or seek to refinance such other senior Indebtedness. In the event that the Company does not obtain such a waiver or refinance such senior Indebtedness, such default could result in amounts outstanding under such other senior Indebtedness to be declared due and payable. In addition, the exercise by the Holders of notes of their right to require the Company to repurchase the notes could cause a default under such other senior Indebtedness, even if the occurrence of the Change of Control itself does not, due to the financial effect of such repurchases on the Company.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless:

(1) the consideration received by the Company or such Restricted Subsidiary is at least equal to the Fair Market Value of the assets sold or disposed of and, if the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of is greater than $10.0 million, the Asset Sale is approved by the Company’s Board of Directors; and

(2) at least 75% of the consideration received consists of:

(a) cash or Temporary Cash Investments, or

(b) Designated Non-Cash Consideration received by the Company or any Guarantor in such Asset Sale having an aggregate Fair Market Value (when taken together with all other Designatured Non-Cash Consideration received pursuant to this clause (c)) that does not exceed 10% of the total assets of the Company and the Guarantors, on a consolidated basis, at the time of receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time it was received and without giving effect to subsequent changes in value.

For purposes of this provision, any securities, notes or other obligations received by the Company or any such Restricted Subsidiary that are converted by the Company or such Restricted Subsidiary into cash within 30 days after receipt (to the extent of the cash received in such conversion) shall be deemed to be cash.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

(1) to repay Indebtedness under any Credit Facility of the Company or any Restricted Subsidiary, in each case owing to a Person other than the Company or any Affiliate of the Company; or

(2) to invest (or enter into a definitive agreement committing to invest) in Replacement Assets or capital expenditures (provided that if any such commitment terminates for any reason, the Company shall, within 45 days after such termination, apply such Net Cash Proceeds in accordance with the provisions of this or the following paragraph, unless a replacement commitment has been entered into within such 45 day period); or

(3) to make one or more offers to the Holders of the notes (and, at the option of the Company, the holders of Pari Passu Indebtedness) to purchase notes (and such other Pari Passu Indebtedness) pursuant to and subject to the conditions applicable to an Asset Sale Offer described below; or

(4) to acquire (or enter into a definitive commitment to acquire) all or substantially all of the assets of, or any capital stock of another Permitted Business, if, after giving effect to such acquisition of capital stock, the Permitted Business is or becomes a Restricted Subsidiary (provided that if any such commitment terminates for any reason, the Company shall, within 45 days after such termination, apply such Net Cash Proceeds in accordance with the provisions of this or the following paragraph, unless a replacement commitment has been entered into within such 45 day period); or

(5) any combination of the foregoing.

Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph of this covenant will constitute “Excess Proceeds.” If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Asset Sale Offer pursuant to this covenant totals at least $20.0 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Asset Sale Offer from the Holders (and if required by the terms of any Indebtedness that is pari passu with the notes (“Pari Passu Indebtedness”), from the holders of such Pari Passu Indebtedness) on a pro rata basis an aggregate principal amount of notes (and Pari Passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of their principal amount, plus, in each case, accrued interest (if any) to the Payment Date. Pending the final application of any such Net Cash Proceeds, the Company or any of its Restricted Subsidiaries may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the terms of the Indenture. If any Excess Proceeds remain after the consummation of any Asset Sale Offer, the Company may use such Excess Proceeds for any other purpose not otherwise prohibited by the Indenture. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will reset to zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

Certain Covenants

Overview

In the Indenture, the Company will agree to covenants that limit its and its Restricted Subsidiaries’ ability, among other things, to (subject to certain express exceptions):

•	incur additional Indebtedness and issue preferred stock;

•	pay dividends and make distributions in respect of capital stock;

•	make investments or certain other restricted payments;

•	place limits on dividends and enter into other payment restrictions affecting certain subsidiaries;

•	engage in sale-leaseback transactions;

•	enter into transactions with stockholders or affiliates;

•	guarantee debt;

•	sell assets;

•	create liens;

•	issue or sell stock of certain subsidiaries; and

•	merge or consolidate.

Limitation on Indebtedness

The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or Guarantee the payment of any Indebtedness (including Acquired Indebtedness) other than Permitted Indebtedness and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or preferred stock to any Person other than the Company or its Wholly Owned Restricted Subsidiaries unless, after giving effect to the transaction, its Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the transaction for which internal financial statements are available immediately preceding the date of such transaction, taken as a single period, is 2.0 to 1 or greater, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred or the Disqualified Stock (or the preferred stock, if applicable) had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(1) Indebtedness under Credit Facilities outstanding at any time in an aggregate principal amount not to exceed $15.0 million;

(2) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount outstanding at any time not to exceed $10.0 million;

(3) Indebtedness of the Company or any of its Restricted Subsidiaries outstanding on the Closing Date;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than Intercompany Debt Obligations) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (3), (4) or (7) of this paragraph;

(5) Intercompany Debt Obligations between or among the Company and any of its Wholly Owned Restricted Subsidiaries; provided that any Intercompany Debt Obligations of the Company incurred after the Closing Date other than in connection with Refinancing Indebtedness must be evidenced by an intercompany note; provided further that (i) any subsequent issuance or transfer of any Equity Interests that results in such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (ii) any sale or other transfer of such Indebtedness to a Person other than the Company or a Restricted Subsidiary shall each be deemed to be an incurrence of Indebtedness by the obligor if and to the extent that it is the Company or a continuing Restricted Subsidiary of the Company;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (6), not to exceed $10.0 million;

(7) Indebtedness under (a) the notes and the Note Guarantees issued on the Closing Date and (b) the exchange notes and the Note Guarantees in respect thereof to be issued pursuant to the Registration Rights Agreement;

(8) Indebtedness represented by Guarantees by the Company or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred;

(9) Hedging Obligations incurred by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(10) Indebtedness of the Company or any Restricted Subsidiary consisting of Guarantees, indemnities, or obligations in respect of purchase price adjustments, earnout or similar obligations, in connection with the acquisition or disposition of assets (other than Guarantees of Indebtedness by any Person acquiring such assets for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Company in connection with such disposition;

(11) Indebtedness of the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business;

(12) Indebtedness of the Company or any of its Restricted Subsidiaries in respect to performance bonds, bankers’ acceptances, workers compensation claims, surety or appeal bonds payment obligations in connection with self-insurance or similar obligations;

(13) Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is promptly extinguished; and

(14) Indebtedness of Foreign Restricted Subsidiaries so long as the aggregate principal amount outstanding shall not exceed $5.0 million (or the currency equivalent thereof).

For purposes of determining compliance with this covenant if an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness or may be incurred under the Fixed Charge Coverage Ratio, the Company may classify (and from time to time may reclassify) the Indebtedness in its sole discretion.

Notwithstanding any other provision of this “Limitation on Indebtedness” covenant, the maximum amount of Indebtedness that may be incurred pursuant to this “Limitation on Indebtedness” covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies between the dates such non-dollar Indebtedness was incurred and the measurement date for purposes of this provision.

The Company will not incur any Indebtedness if such Indebtedness is subordinate in right of payment to any other Indebtedness unless such Indebtedness is also subordinate in right of payment to the notes to the same extent. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured, by virtue of being secured by different collateral or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Limitation on Restricted Payments

The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make any Restricted Payment unless, at the time and after giving effect to the proposed Restricted Payment, the following conditions are met:

(1) no Default or Event of Default under the Indenture shall have occurred and be continuing (or would result therefrom);

(2) at the time of and after giving effect to any proposed Restricted Payment, the Company would be able to incur at least $1.00 of Indebtedness under the Fixed Charge Coverage Ratio described above under “Limitation on Indebtedness”; and

(3) such payment, along with the aggregate amount of all Restricted Payments declared or made on or after the Closing Date may not exceed the sum of

(a) 50% of the Company’s total Consolidated Net Income accrued on a cumulative basis during the period from the beginning of the first fiscal quarter which begins after the Closing Date and ending on the last day of its last fiscal quarter ending prior to the date of the proposed Restricted Payment for which internal financial statements are available at the time of such Restricted Payment (or if such aggregate cumulative Consolidated Net Income is a loss, minus 100% of such loss); plus

(b) 100% of the aggregate Net Cash Proceeds received by the Company on or after the Closing Date (i) as capital contributions or (ii) from the issuance and sale of (x) Equity Interests of the Company to any Person or entity other than a Subsidiary of the Company, excluding the issuance or sale of Disqualified Stock and the Series A Non-Voting Preferred Stock or (y) any other securities of the Company, upon the conversion or exchange of such securities into Equity Interests of the Company, other than Disqualified Stock; plus

(c) to the extent that any Restricted Investment that was made after the Closing Date is sold for cash or repaid (whether through interest payments, principal payments, dividends or other distributions), the amount received in cash from such sale or repayment; plus

(d) to the extent that any Restricted Investment was made in an Unrestricted Subsidiary or other entity after the Closing Date and such Unrestricted Subsidiary or other entity is redesignated as or becomes a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Investment in such Subsidiary on the date of such redesignation and (ii) the initial amount of such Restricted Investment.

The provisions of the preceding paragraph shall not prohibit the following:

(a) the payment of any dividend, within 60 days after it was declared, if at the date it was declared, the payment would have been permitted;

(b) the making of any Restricted Payment or the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests of the Company (or Indebtedness that is subordinated to the notes or any Subsidiary Guarantee) by conversion into, in exchange for, or out of the net proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, any Equity Interests of the Company (other than any Disqualified Stock); provided that, in each such case, the amount of any such net cash proceeds that are so utilized shall be excluded from clause (3)(b) of the preceding paragraph and clause (e) of this paragraph;

(c) the payment, redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated to the notes or any Subsidiary Guarantee, including premium, if any, and accrued interest, with the proceeds of, or in exchange for, a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(d) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests to the extent such payments are made on a pro rata basis;

(e) so long as no Default or Event of Default shall have occurred and be continuing (or would result therefrom), the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any current or former director, officer, employee or agent of the Company (or any of its Subsidiaries) pursuant to any management equity subscription agreement, stock option agreement or other employee benefit plan or arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period; provided further, that the Company may carry over and make in subsequent twelve-month periods, in addition to the amounts permitted for such twelve-month period, any unutilized capacity under this clause (e) attributable to the immediately preceding twelve-month period; provided, further, that such amount in any twelve-month period may be increased by an amount not to exceed the cash proceeds from the sale of Equity Interests of the Company (other than Disqualified Stock) to members of management, directors or consultants of the Company or any of its Subsidiaries that occurs after the date of the Indenture to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to clause (3)(b) of the preceding paragraph or clause (b) of this paragraph; and in addition, cancellation of Indebtedness owing to the Company from any current or former officer, director or employee (or any permitted transferees thereof) of the Company or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of the Company from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the indenture;

(f) the purchase of Equity Interests of the Company deemed to occur upon the exercise of stock options or warrants if such Equity Interests represent all or a portion of the exercise price of (or taxes in respect of the exercise of) such options or warrants;

(g) cash payments in lieu of the issuance of fractional shares;

(h) the distribution, by dividend or otherwise, of Equity Interests in any Unrestricted Subsidiary;

(i) so long as no Default or Event of Default has occurred and is continuing, within 120 days after completion of any offer to repurchase notes pursuant to the covenant described above under the captions “— Repurchase at the Option of Holders — Asset Sales” or “— Repurchase at the Option of Holders — Change of Control” (including the purchase of all notes tendered), any purchase or redemption of any subordinated Indebtedness or any Indebtedness of the Company or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee, in each case, that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Sale or such Change of Control; and

(j) so long as no Default or Event of Default shall have occurred and be continuing (or would result therefrom), any Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (j) on or after the Closing Date, does not exceed $10.0 million.

In determining the aggregate amount of Restricted Payments made subsequent to the Closing Date in accordance with clause (3) above, amounts expended pursuant to clauses (a), (e), and (k) shall be included in such calculation. If a Restricted Payment is not made in cash, its value, if in excess of $5.0 million, must be determined by the Company’s Board of Directors as evidenced by a resolution of the Board of Directors.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or agree to any encumbrance or restriction on the ability of any Restricted Subsidiary to (1) pay dividends or make any other distributions on its Equity Interests to the Company or any of the Company’s Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of the Company’s Restricted Subsidiaries; or (2) make loans or advances to the Company or any of the Company’s Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) those in existence on the Closing Date in the Indenture or any other agreements in effect on the Closing Date, and any amendments, modifications, restatements, supplements, extensions, increases, refinancings, renewals, refundings or replacements of such agreements; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, supplements, extensions, increases, refinancings, renewals, refundings or replacements are not materially less favorable, taken as a whole (as determined by the Company in good faith), to the Holders than those encumbrances or restrictions that are then in effect and that are being amended, modified, restatements, supplemented, extended, increased, refinanced, renewed, refunded or replaced;

(2) the Indenture, the notes, the Note Guarantees and the other Security Documents;

(3) applicable law, rules, regulations or orders;

(4) any agreement or instrument (including Acquired Indebtedness) applicable to or binding on a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such agreement or instrument was entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of such acquired Person’s Indebtedness, such Indebtedness was permitted to be incurred by the terms of the notes, and any amendments, modifications, restatements, supplements, extensions, increases, refinancings, renewals, refundings or replacements of such agreements, provided further that the encumbrances and restrictions in any such amendments, modifications, restatements, supplements, extensions, increases, refinancings, renewals, refundings or replacements are not materially less favorable, taken as a whole (as determined by the Company in good faith), to the Holders than those encumbrances or restrictions that are then in effect and that are being amended, modified, restatements, supplemented, extended, increased, refinanced, renewed, refunded or replaced;

(5) restrictions on the ability of any Foreign Restricted Subsidiary to make dividends or distributions resulting from the operation of payment defaults and reasonable financial covenants (as determined in good faith by the Company) contained in documents governing Indebtedness of Foreign Restricted Subsidiaries permitted to be incurred under the provisions of the covenant described above under the caption “— Limitation on Indebtedness”, provided that, such Indebtedness does not to exceed $50.0 million in the aggregate at any time outstanding;

(6) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

(7) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into in the ordinary course of business or with the approval of the Company’s Board of Directors;

(8) restrictions on cash or other deposits or net worth under contracts entered into in the ordinary course of business;

(9) encumbrances and restrictions in Indebtedness refinancing other Indebtedness provided that the encumbrances and restrictions contained in the new Indebtedness are not materially less favorable, taken as a whole (as determined by the Company in good faith), to the Holders, than those contained in the Indebtedness being refinanced;

(10) encumbrances on and agreements or instruments relating to any property, asset or business acquired by the Company or a Restricted Subsidiary as in effect at the time of such acquisition, which encumbrances or restrictions are not applicable to any other properties, assets or businesses of the Company or its Restricted Subsidiaries and were not incurred in contemplation of such acquisition;

(11) customary restrictions imposed on the transfer of, or in licenses related to, copyrights, patents or other intellectual property and contained in agreements entered into in the ordinary course of business;

(12) any restriction contained in mortgages, pledges or other agreements securing Indebtedness of the Company or any Restricted Subsidiary to the extent such restriction restricts the transfer of the property subject to such mortgages, pledges or other security agreements;

(13) restrictions imposed by an agreement to sell or otherwise dispose of assets or Equity Interests to any person pending the closing of such sale or other disposition; and

(14) customary non-assignment provisions and restrictions on sub-letting contained in contracts, leases or licenses entered into in the ordinary course of business.

Nothing contained in this “Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the “Limitation on Liens” covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

Limitation on Guarantees by Restricted Subsidiaries

The Company will not permit any Restricted Subsidiary that is a Domestic Restricted Subsidiary, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company, unless, in any such case:

(1) within 30 days thereafter, such Domestic Restricted Subsidiary executes and delivers a supplemental indenture to the Indenture, providing a Note Guarantee of payment of the notes by such Domestic Restricted Subsidiary if not previously delivered; and

(2) if such assumption, guarantee or other liability of such Domestic Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the notes, the guarantee or other instrument provided by such Domestic Restricted Subsidiary in respect of such subordinated Indebtedness shall be subordinated to the Guarantee pursuant to subordination provisions that are substantially the same as those contained in the instrument pursuant to which such subordinated Indebtedness is issued.

Notwithstanding the foregoing, any such Note Guarantee by a Domestic Restricted Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon:

(1) the unconditional release of such Domestic Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such Note Guarantee was executed and delivered pursuant to the preceding paragraph; or

(2) any sale or other disposition (by merger or otherwise) to any Person that is not a Restricted Subsidiary of the Company of the Company’s Equity Interests, such that immediately after giving effect to such transaction, such Domestic Restricted Subsidiary would no longer constitute a Subsidiary of the Company, or any sale or other disposition of all or substantially all of the assets of, such Domestic Restricted Subsidiary; provided that: (a) such sale or disposition of such Equity Interests or assets is otherwise in compliance with the terms of the Indenture; and (b) such assumption, guarantee or other liability of such Domestic Restricted Subsidiary has been released by the holders of the other Indebtedness so guaranteed.

Transactions with Affiliates of the Company

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company involving aggregate payments or consideration in excess of $1.0 million unless the following conditions are met:

(1) the transaction or series of transactions must be on terms which are as favorable to the Company or the Restricted Subsidiary, taken as a whole, as would be available in a comparable transaction with an unrelated third party;

(2) if the transaction or series of transactions involves aggregate payments of $10.0 million or more, then the transaction or series of transactions must be approved by the Company’s Board of Directors, including the approval of a majority of directors who are not Affiliates of the Company in connection with the transaction or transactions being approved; and

(3) if the transaction or series of transactions involves aggregate payments of $15.0 million or more, then the Company must deliver to the Trustee an opinion as to the fairness from a financial point of view to the Company and its Subsidiaries, taken as a whole, of such transaction or series of transactions issued by an accounting, appraisal or investment banking firm of national standing.

However, this provision does not apply to:

(1) any employment or compensation agreement (whether based in cash or securities), stock option plan, stock ownership plan or employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) loans and advances to employees of the Company or any Subsidiary in the ordinary course of business not otherwise prohibited pursuant to the terms of the notes;

(3) Restricted Payments that are permitted by the terms of the notes described under the covenant “Limitation on Restricted Payments” or Permitted Investments;

(4) issuances of Equity Interests (other than Disqualified Stock) of the Company by the Company and the granting or performance of registration rights;

(5) any transaction between or among the Company and one or more Restricted Subsidiaries of the Company or among one or more Restricted Subsidiaries of the Company;

(6) if such transaction is with any Person solely in its capacity as a holder of Indebtedness or Equity Interests of the Company or any of its Restricted Subsidiaries, if such person is treated no more favorably than any other holder of Indebtedness or Equity Interest of the Company; provided such Person owns less than 10% of such Indebtedness or Equity Interests;

(7) payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries;

(8) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services that do not, directly or indirectly, own Equity Interests in the Company and in which the Company does not, directly or indirectly, own Equity Interests, in each case, in the ordinary course of business and otherwise in compliance with the terms of the Indenture and which are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary that those that would have been obtained in a comparable arm’s length transaction with a person that is not an Affiliate of the Company;

(9) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Company or any of the Company’s Restricted Subsidiaries; provided that such agreement was not entered into contemplation of such acquisition or merger; and

(10) any agreement as in effect on the Closing Date or any amendment thereto so long as the amendment is not materially more disadvantageous to the Holders, taken as a whole, than the agreement existing on Closing Date (as determined in good faith by the Company).

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Lien upon any of their assets now owned or hereafter acquired, except for Permitted Liens.

Limitation on Sale-Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company and any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(i) the Company or such Restricted Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the first paragraph of the covenant described above under the caption “— Limitation on Indebtedness” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Limitation on Liens”;

(ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the Fair Market Value of the property that is the subject of such sale and leaseback transaction; and

(iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “Repurchase at the Option of Holders — Asset Sales.”

The foregoing restriction does not apply to any sale-leaseback transaction if:

(1) the lease is for a period, including renewal rights, of not in excess of three years; or

(2) the transaction is solely between the Company and one or more Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; or

(3) the property that is the subject of the sale leaseback transaction is the Hartland Property.

Business Activities

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend such terms and provisions in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Consolidation, Merger and Sale of Assets

The Company will agree not to consolidate or merge with or into any other entity, or sell, lease or convey all or substantially all of its assets, to any other entity in any one or more transactions unless the following conditions are met:

(1) the resulting, surviving or transferee Person (the “Surviving Entity”) is organized under the laws of the United States of America or any state thereof or the District of Columbia, and the Surviving Entity (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the Company’s obligations under the notes and the Indenture;

(2) immediately after giving effect to the transaction (and treating any Indebtedness which becomes an obligation of the Surviving Entity or any Restricted Subsidiary as a result of such transaction as having been incurred by such Surviving Entity or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default under the Indenture shall have occurred and be continuing;

(3) immediately after giving effect to the transaction (and treating any Indebtedness which becomes an obligation of the Surviving Entity or any Restricted Subsidiary as a result of such transaction as having been incurred by such Surviving Entity or such Restricted Subsidiary at the time of such transaction), either (a) the Surviving Entity would be able to incur at least $1.00 of Indebtedness under the Fixed Charge Coverage Ratio described above under “Limitation on Indebtedness,” determined on a pro forma basis as if such transaction had occurred at the beginning of the immediately preceding four-quarter period; or (b) the Fixed Charge Coverage Ratio for the Surviving Entity, determined on a pro forma basis (including Pro Forma Cost Savings) as if such transaction had occurred at the beginning of the immediately preceding four-quarter period, would be greater than the actual Fixed Charge Coverage Ratio for the Company for the most recently completed four-quarter period prior to the transaction; and

(4) the Company must deliver to the Trustee an Officers’ Certificate and Opinion of Counsel, in each stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

If the Company is not the Surviving Entity and the transaction meets the above conditions, the Surviving Entity will be substituted for the Company and after that the Company will no longer have any obligations under the Indenture or the notes except in the case of a conveyance, transfer or lease to an Affiliate of the Company or a lease of substantially all of the assets of the Company.

Notwithstanding the foregoing, if the Company effects a consolidation, merger or sale, conveyance, assignment, transfer, lease or other disposition of substantially all of its assets, the condition set forth in clause (3) of the paragraph above shall not apply to a transaction involving a Surviving Entity which is otherwise subject to the foregoing provisions if: (A) the consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets is between or among the Company and its Restricted Subsidiaries; or (B) the merger was affected solely in connection with a reincorporation of the Company.

SEC Reports and Reports to Holders

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will furnish to the Holders of notes and the Trustee or make available to the Holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time after consummation of the exchange offer contemplated by the Registration Rights Agreement, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the Holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

The following events will be defined as “Events of Default” in the Indenture:

(a) default in the payment of any installment of interest on any notes for 30 days after becoming due;

(b) default in the payment of the principal of (or premium, if any, on) any notes when due;

(c) default in the performance of any other covenant contained in the terms of the notes or the Indenture for a period of 60 days (or 90 days in the case of a failure to comply with the reporting obligations under the caption “— Financial Reports”) after written notice of such failure, requiring the Company to remedy the same, shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of 25% in aggregate principal amount of the notes then-outstanding;

(d) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

(A) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(e) one or more judgments, orders or decrees for the payment of money in excess of $10.0 million, either individually or in the aggregate, shall be entered against the Company or any Restricted Subsidiaries and shall not be discharged, paid, stayed, subject to a negotiated settlement or subject to insurance, there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

(f) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 90 consecutive days;

(g) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors;

(h) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure by the Company to make or consummate an Asset Sale Offer in accordance with the “Repurchase at the Option of Holders — Asset Sales” or a Change of Control Offer in accordance with the “Repurchase at the Option of Holders — Change of Control” covenant;

(i) (A) any security interest created by any Collateral Document ceases to be in full force and effect (except as permitted by the terms of the Indenture or the Security Documents) or (B) the breach or repudiation by the Company or any of its Restricted Subsidiaries of any of their obligations under any Collateral Document; provided that, in the case of clauses (A) and (B), such cessation, breach or repudiation, individually or in the aggregate, results in Collateral having a Fair Market Value in excess of $10.0 million not being subject to a valid, perfected security interest and does not result from any unauthorized action or inaction by the Collateral Agent; or

(j) except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee.

If an Event of Default (other than an Event of Default specified in clause (f) or (g) that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the notes, then-outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. If an Event of Default specified in clause (f) or (g) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the notes then-outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (x) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived and (y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “Modification and Waiver.”

The Holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of notes. A Holder may not pursue any remedy with respect to the Indenture or the notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a note to receive payment of the principal of, premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the Holder.

Officers of the Company must certify, on or before a date not more than 120 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company’s and its Restricted Subsidiaries’ performance under the Indenture and that, to their knowledge, the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

Legal Defeasance and Covenant Defeasance

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must deliver to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7) the Company must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b) all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant on any lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Modification and Waiver

The Indenture may be amended, without the consent of any Holder, to:

(1) cure any ambiguity, defect, mistake or inconsistency in the Indenture;

(2) comply with the provisions described under “Consolidation, Merger and Sale of Assets” or “Limitation on Guarantees by Restricted Subsidiaries”;

(3) comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(4) evidence and provide for the acceptance of appointment by a successor Trustee;

(5) make any change that, in the good faith opinion of the Board of Directors, does not materially and adversely affect the rights of any Holder;

(6) enter into additional or supplemental Security Documents;

(7) make, complete or confirm any Note Guarantee or any grant of Collateral permitted or required by the Indenture or any of the Security Documents or release Collateral in accordance with the terms of the Indenture and the Security Documents;

(8) provide for uncertificated notes in addition to or in replacement of certificated notes;

(9) evidence the succession of another Person to the Company or any Guarantor and the assumption by any such successor of the covenants of the Company of such Guarantor to the Indenture, the Guarantees and the Security Documents and in the notes;

(10) add to the covenants of the Company for the benefit of the Holders, or to surrender any right or power conferred upon the Company;

(11) to add additional Events of Default;

(12) to provide for or confirm the issuance of additional notes in accordance with the terms of the Indenture;

(13) add to the Collateral securing the notes, to add a Guarantor or to release a Guarantor in accordance with the terms of the Indenture; or

(14) conform the text of the Indenture, the notes or the Security Documents to any provision of this Description of notes.

Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of interest on, any note;

(2) reduce the principal amount of, or premium, if any, or interest on, any note;

(3) change the optional redemption dates or optional redemption prices of the notes from that stated under the caption “Optional Redemption”;

(4) change the place or currency of payment of principal of, or premium, if any, or interest on, any note;

(5) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any note;

(6) waive a default in the payment of principal of, premium, if any, or interest on the notes; or

(7) reduce the percentage or aggregate principal amount of outstanding notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

In addition, without the consent of at least two-thirds in aggregate principal amount of notes then-outstanding, an amendment or waiver may not modify any Collateral Document relating to the notes or the provisions of the Indenture dealing with the Security Documents that has the effect of releasing all or substantially all of the Collateral, except as otherwise permitted by the Indenture or the Security Documents.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

No recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the notes, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Concerning the Trustee

Except during the continuance of an Event of Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, as defined by the Trust Indenture Act of 1939, it must eliminate such conflict or resign as provided in the Trust Indenture Act of 1939.

Neither the Trustee nor the Collateral Agent shall be responsible for or make any representation as to the existence, genuineness, value or protection of any Collateral, for the legality, effectiveness or sufficiency of any Security Document, or for the creation, perfection, priority, sufficiency or protection of any Liens securing the notes and Note Obligations. Neither the Trustee nor the Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Lien or security interest in the Collateral.

Governing Law

The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry; Delivery and Form

The notes were offered and sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Notes also may be offered and sold in reliance on Regulation S. In addition, notes may subsequently be transferred to institutional accredited investors within the meaning of subparagraph (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act in transactions exempt from registration under the Securities Act not made in reliance on Rule 144A or Regulation S under the Securities Act.

Rule 144A notes initially will be represented by one or more notes in registered, global form without interest coupons. The Rule 144A global note will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company, also referred to as DTC, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

Regulation S notes initially will be represented by one or more notes in registered, global form without interest coupons. The Regulation S global note will be deposited upon issuance with the Trustee as custodian for DTC, and registered in the name of a nominee of DTC, in each case for credit to the accounts of Euroclear System and Clearstream Banking, S.A. of Luxembourg. On or prior to the 40th day after the later of the commencement of this offering and the Closing Date (such period through and including such 40th day, the “Restricted Period”), beneficial interests in the Regulation S Note may be held only through Euroclear or Clearstream, as indirect participants in DTC, unless transferred to a person that takes delivery in the form of an interest in the corresponding Rule 144A global note in accordance with the certification requirements described below. Beneficial interests in the Rule 144A global note may not be exchanged for beneficial interests in the Regulation S global note at any time except in the limited circumstances described below. See “— Exchanges Between Regulation S Notes and Rule 144A Notes and Other Notes.”

Except as set forth below, the global notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may be exchanged for notes in certificated form as described below. See “— Exchange of Book-Entry Notes for Certificated Notes.”

Global notes and notes held by institutional accredited investors will be subject to certain restrictions on transfer and will bear a restrictive legend as described under “Notice to Investors.” In addition, transfer of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depositary Procedures

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between the participants through electronic book-entry changes in accounts of the participants. The participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and the indirect participants.

DTC has also advised the Company that, pursuant to procedures established by it,

(1) upon deposit of the global notes, DTC will credit the accounts of participants designated by the beneficiaries with portions of the principal amount of the global notes, and

(2) ownership of such interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

Investors in the Rule 144A global note may hold their interests therein directly through DTC if they are participants in such system, or indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. Investors in the Regulation S global note must initially hold their interests therein through Euroclear or Clearstream if they are accountholders in such systems or indirectly through organizations which are accountholders in such systems. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S global note through organizations other than Euroclear and Clearstream that are participants in the DTC system. Euroclear and Clearstream will hold interests in the Regulation S global note on behalf of their participants through their respective depositories, which in turn will hold such interests in the Regulation S global note customers’ securities accounts in their respective names on the books of DTC. Morgan Guaranty Trust Company of New York, Brussels office, will initially act as depository for Euroclear, and Citibank, N.A., will initially act as depository for Clearstream. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such system.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants and certain banks, the ability of a person having beneficial interests in a global note to pledge such interests to persons or entities that do not participate in the DTC system or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the notes, see “Exchange of Book-Entry Notes for Certificated Notes” and “Exchanges Between Regulation S Notes and Rule 144A Notes and Other Notes.”

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Payments in respect of the principal of (and premium, if any) and interest on a global note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee, will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Company, the placement agents, the Trustee nor any agent of the Company, the placement agents or the Trustee has or will have any responsibility or liability for (1) any aspect or accuracy of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership or (2) any other matter relating to the actions and practices of DTC or any of the participants or the indirect participants.

The Company understands that DTC’s current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the Trustee or the Company.

None of the Company nor the Trustee will be liable for any delay by DTC or any of the participants in identifying the beneficial owners of the notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the global notes for all purposes.

Except for trades involving only Euroclear and Clearstream participants, interests in the global notes will trade in DTC’s same-day funds settlement system and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and the participants.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds. Transfers between accountholders in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the accountholders in DTC on the one hand and directly or indirectly through Euroclear or Clearstream accountholders, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear or Clearstream accountholders may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream accountholder purchasing an interest in a global note from an accountholder in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream accountholder to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

The Company understands that DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants in whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount at maturity of the notes as to which such participant or participants has or have given such direction. However, if any of the events described under “Exchange of Book-Entry Notes for Certificated Notes” occurs, DTC reserves the right to exchange the global notes for (in the case of a Rule 144A global note) legended notes in certificated form and to distribute such notes to its participants.

The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Regulation S global note and in the Rule 144A global note among accountholders in DTC and accountholders of Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the placement agents or the Trustee nor any agent of the Company, the placement agents or the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants, indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

A global note is exchangeable for definitive notes in registered certificated form if:

(1) DTC (A) notifies the Company that it is unwilling or unable to continue as depository for the global note and the Company thereupon fails to appoint a successor depository or (B) has ceased to be a clearing agency registered under the Exchange Act;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the notes in certificated form (DTC has advised the Company that, in such event, under its current practices, DTC would notify its participants of the Company’s request, but will only withdraw beneficial interests from a global note at the request of each DTC participant); or

(3) there shall have occurred and be continuing a Default or an Event of Default with respect to the notes.

Holders of an interest in a global note may receive certificated notes, which may bear the legend relevant to it under “Notice to Investors” in accordance with DTC’s rules and procedures in addition to those provided for under the Indenture. Certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures) and will bear, in the case of a restricted global note, the restrictive legend described in “Notice to Investors” unless the Company determines otherwise in compliance with applicable law.

Exchanges Between Regulation S Notes and Rule 144A Notes and Other Notes

Prior to the expiration of the restricted period, a beneficial interest in a Regulation S global note may be transferred to a person who takes delivery in the form of an interest in the corresponding Rule 144A global note only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made (1) (A) to a person whom the transferor reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A or (B) pursuant to another exemption from the registration requirements under the Securities Act which is accompanied by an Opinion of Counsel regarding the availability of such exemption, and (2) in accordance with all applicable securities laws of any state of the United States or any other jurisdiction.

Beneficial interests in the Rule 144A global note may be transferred to a person who takes delivery in the form of an interest in the Regulation S global note, whether before or after the expiration of the restricted period, only if the transferor first delivers to the Trustee a written certificate to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 under the Securities Act (if available) and that, if such transfer occurs prior to the expiration of the restricted period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream, Luxembourg.

Beneficial interests in a global note may be transferred to a person who takes delivery in the form of an accredited investor certificated note only upon compliance with the procedures set forth in “Notice to Investors.”

Any beneficial interest in one of the global notes that is transferred to a person who takes delivery in the form of an interest in another global note will, upon transfer, cease to be an interest in such global note and become an interest in such other global note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other global note for as long as it remains such an interest.

Transfers involving an exchange of a beneficial interest in the Regulation S global note for a beneficial interest in the Rule 144A global note or vice versa will be effected in DTC by means of an instruction originated by DTC through the DTC Deposit/Withdrawal as Custodian system. Accordingly, in connection with such transfer, upon notice from DTC through the Deposit/Withdrawal as Custodian system, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S global note and a corresponding increase in the principal amount of the Rule 144A global note or vice versa, as applicable.

Definitions

Set forth below are defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for other capitalized terms used in this “Description of the Exchange Notes” for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with an acquisition of such Person’s assets.

“Affiliate” of any specified individual or entity, means (i) any other individual or entity who directly or indirectly controls or is controlled by or is under direct or indirect common control with the specified individual or entity or (ii) any individual or entity that beneficially owns 10% or more of the voting power of the Company’s Equity Interests (exclusive of any individual or entity that is permitted to report such ownership pursuant to Schedule 13G under the Securities Exchange Act of 1934). For the purposes of this definition, “control” of an entity means having the power to direct the management and policies of the entity directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“After-Acquired Property” means any property of any Company or any Guarantor acquired after the Closing Date of a type that secures the obligations under the Indenture, the notes, the Security Documents and other Pari Passu Secured Obligations.

“Applicable Authorized Representative” means (i) until the occurrence of the Non-Controlling Authorized Representative Enforcement Date (if any), the Controlling Authorized Representative and (ii) from and after the occurrence of the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Applicable Premium” means, with respect to any note on any redemption date, the excess of (A) the present value at such redemption date of (1) the redemption price of such note at May 1, 2013 (such redemption price being set forth in the table above) plus (2) all required interest payments due on such note through May 1, 2013 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate on such redemption date plus 50 basis points over (B) the then-outstanding principal amount of such note.

“Asset Sale” means:

(1) the sale, conveyance or other disposition of any assets, other than sales, leases, sub-leases or other dispositions of inventory or other assets in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the terms of the Indenture described above under the caption “Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “Consolidation, Merger and Sale of Assets” and not by the provisions of the “Repurchase at the Option of Holders — Asset Sales” covenant; or

(2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries, other than such an issuance or sale to the Company or one or more of its Restricted Subsidiaries (other than director’s qualifying shares or shares required by applicable law to be held by a person other than the Company or a Restricted Subsidiary).

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $3.0 million or in which the Company receives aggregate consideration of less than $3.0 million;

(2) a transfer of assets between or among the Company and any one or more of its Subsidiary Guarantors;

(3) an issuance or transfer of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4) a Restricted Payment that is permitted by the covenant described above under the caption “Certain Covenants — Limitation on Restricted Payments” or a Permitted Investment;

(5) sales, disposals or replacement of obsolete, damaged or worn-out assets (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful to the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole);

(6) licenses and sublicenses by the Company and its Restricted Subsidiaries of software or intellectual property in the ordinary course of business;

(7) the surrender or waiver of contract rights or the settlement, release, or surrender of contract, tort or other claims;

(8) the granting of Liens not prohibited by the covenant described above under the caption “Liens;”

(9) the sale or other disposition of cash or Temporary Cash Investments;

(10) the sale or discount of accounts receivable in the ordinary course of business;

(11) dispositions resulting in insurance proceeds or condemnation awards;

(12) so long as no Event of Default has occurred and is continuing, the sale of the Hartland Property, provided that, if the aggregate proceeds from such sale are greater than of $7.5 million, any excess shall be deemed to be Excess Proceeds; and

(13) the sale of Permitted Investments (other than sales of Equity Interests of any of Restricted Subsidiaries) made by the Company or any Restricted Subsidiary after the date of the Indenture, if such Permitted Investments were (a) received in exchange for, or purchased out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or (b) received in the form of, or were purchased from the proceeds of, a substantially concurrent contribution of common equity capital to the Company.

“Asset Sale Offer” has the meaning assigned to that term in the Indenture.

“Attributable Debt” means in respect of a sale and leaseback transaction means, as of the time of determination, the present value (discounted at the rate per annum equal to the rate of interest implicit in the lease involved in such sale and leaseback transaction, as determined in good faith by the Company) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales or similar contingent amounts) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such rental payments shall also include the amount of such penalty, but no rental payments shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Authorized Representative” means (i) with respect to the Holders of the notes and the Notes Obligations, the Collateral Agent and (ii) in the case of any Series of Pari Passu Obligations (and the Pari Passu Secured Parties thereunder) that become subject to the Intercreditor Agreement after the Closing Date, the Authorized Representative named for such Series in the Intercreditor Agreement or the applicable Joinder Agreement.

“Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (2) the sum of all such principal payments.

“Board of Directors” means, with respect to any Person, the Board of Directors, Board of Managers or similar governing body of such Person or any duly authorized committee of such Board of Directors.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Change of Control” means an event or series of events by which any of the following occurs:

(1) any “Person”, other than Merrick, Michael Ferro or their respective controlled Affiliates, is or becomes the “beneficial owner” directly or indirectly, of more than 50% of the total voting power of all outstanding classes of voting capital stock of the Company;

(2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any Person;

(3) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(4) on any date, a majority of the Company’s Board of Directors does not consist of Persons (a) who were directors at the Closing Date (“Continuing Directors”) or (b) whose election or nomination as directors was approved by at least a majority of the directors then in office who are Continuing Directors or whose election or nomination was previously so approved. In the definition of Change of Control, “Person” has the same meaning given to it in Sections 13(d) and 14(d) of the Exchange Act, and “beneficial owner” or “beneficially owned” have the same meaning given to these terms in Rules l3d-3 and l3d-5 under the Exchange Act, except that a Person is deemed to have “beneficial ownership” of all shares that Person has the right to acquire, whether the right is exercisable immediately or only after the passage of time.

“Change of Control Offer” has the meaning assigned to that term in the Indenture.

“Closing Date” means April 28, 2010, the date on which the notes were originally issued under the Indenture.

“Collateral” has the meaning set forth under “Collateral and Security — Collateral Generally.”

“Collateral Agent” means The Bank of New York Mellon Trust Company, N.A., in its capacity as “Collateral Agent” under the Guarantee and Collateral Agreement, the Indenture and the other Security Documents, and any successor thereto in such capacity.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus without duplication:

(1) an amount equal to any provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) Fixed Charges of such Person and its Restricted Subsidiaries to the extent deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses, charges or accruals of such Person and its Restricted Subsidiaries (excluding such non-cash expense to the extent it represents an accrual or reserve for cash payments in any future period) for such period to the extent that such depreciation, amortization and other non-cash expenses, write-downs, charges or accruals were deducted in computing such Consolidated Net Income; minus

(4) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that: (1) the Net Income (but not loss) of any Person that is not a Restricted

Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof; (2) the negative impact to revenue as a result of the non-cash write down of deferred revenue required by purchase accounting and the cumulative effect of a change in accounting principles, any extraordinary gains or losses and any gains or losses realized in connection with an asset sale (including disposals of discontinued operations) shall be excluded; and (3) solely for the purposes of determining Consolidated Cash Flow, any net after-tax income or loss from discontinued operations shall be excluded.

Notwithstanding the foregoing, there shall be excluded from Consolidated Net Income that portion, if any, of the Net Income of any Restricted Subsidiary that is not permitted, directly or indirectly, to be paid by way of dividend, distribution or loan to stockholders of such Subsidiary by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders.

“Consolidated Net Tangible Assets” means, with respect to any Person, the total amount of assets of such Person and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), after deducting therefrom (1) all current liabilities of such Person and its Restricted Subsidiaries (excluding intercompany items) and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of such Person and its Restricted Subsidiaries, prepared in conformity with GAAP.

“Controlling Authorized Representative” has the meaning set forth under “Intercreditor Agreement — Enforcement of Security Interests.”

“Controlling Secured Parties” means the Series of Pari Passu Secured Parties whose Authorized Representative is the Controlling Authorized Representative.

“Credit Facilities” means one or more debt facilities, commercial paper facilities or indentures, in each case with banks or other institutional lenders or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or similar obligations or issuances of notes, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or any Guarantor in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate setting forth the basis of such valuation executed by the principal financial officers of the Company, less the amount of cash received in connection with a subsequent sale of, or collection on, such Designated Non-Cash Consideration.

“Disqualified Stock” means any Equity Interests that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes are or become due. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Equity Interests upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Equity Interests provide that the Company may not repurchase or redeem any such Equity Interests pursuant to such provisions until after the Company complies with the covenants described above under the captions “Repurchase at the Option of Holders — Change of Control” or “Repurchase at the Option of Holders — Asset Sales.”

“Domestic Restricted Subsidiary” means (i) each Restricted Subsidiary of the Company organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) any other Restricted Subsidiary that guarantees any Indebtedness under any Credit Facility.

“Equity Interests” means capital stock, limited liability company interests, partnership interests or other equity interests or equity securities, and all warrants, options or other rights to acquire such securities (but excluding any debt security that is convertible into, or exchangeable for, such equity interests or equity securities).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy; provided that any transaction involving consideration of $10.0 million or more, the Fair Market Value shall be determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, redeems, repays or acquires any Indebtedness or issues, redeems or acquires preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, redemption, repayment or acquisition of Indebtedness, or such issuance, redemption or acquisition of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings and net payments, if any, pursuant to Hedging Obligations; plus (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus (3) the imputed interest with respect to Attributable Debt created after the Closing Date; plus (4) the aggregate amount of interest in respect of Indebtedness that is Guaranteed or secured by the assets of the Company or its Restricted Subsidiaries; plus (5) the product of (a) all dividend payments made in cash or in Disqualified Stock, on any series of preferred stock of such Person or any of its Restricted Subsidiaries times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through the purchase of assets or stock, mergers, liquidations or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be calculated on a pro forma basis (including Pro Forma Cost Savings) as if they had occurred on the first day of the four-quarter reference period; (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary of the Company other than a Domestic Restricted Subsidiary

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“Government Securities” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Security or a specific payment of interest on or principal of any such Government Security held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of interest on or principal of the Government Security evidenced by such depository receipt.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement” means that certain Guarantee and Collateral Agreement, dated as of the Closing Date, made by and among the Company, the Guarantors and the Collateral Agent, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Guarantors” means each Domestic Restricted Subsidiary of the Company on the Closing Date, and each other Person that is required to, or at the election of the Company does, become a Guarantor by the terms of the Indenture after the Closing Date, in each case, until such Person is released from its Note Guarantee in accordance with the terms of the Indenture.

“Hartland Property” means, the real property located at 900 Walnut Ridge Drive, Hartland, Wisconsin 53029, which on the Closing Date, is owned by Camtronics Medical Systems, Ltd.

“Hedging Obligations” means, with respect to any Person, the net obligations of such Person under (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and (2) other agreements or arrangements designed to protect against fluctuations in interest rates, currency exchange rates or specific financial and other similar risks (including commodity risks).

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, contingent or otherwise, in respect of:

(1) borrowed money;

(2) bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), but excluding obligations with respect to letters of credit (including trade letters of credit) or similar obligations (such as bank Guarantees), entered into in the ordinary course of business of such Person (and not for borrowed money) to the extent such letters of credit or similar obligations are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement;

(3) banker’s acceptances;

(4) Capital Lease Obligations and Attributable Debt;

(5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) any Hedging Obligations, other than Hedging Obligations incurred in the ordinary course of business for the purpose of fixing or hedging interest rate risk, foreign currency risk or specific financial and other similar risks (including commodity risks) and not for speculative purposes;

if and to the extent any of the preceding (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued at a discount to par;

(2) with respect to any Hedging Obligations, the net amount payable if such agreements terminated at that time due to default by such Person;

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person; or

(4) except as provided above, the principal amount or liquidation preference thereof, in the case of any other Indebtedness.

“Indenture Documents” means the notes, the Indenture and the Note Guarantees.

“Intercompany Debt Obligations” means any Indebtedness of the Company or any of its Restricted Subsidiaries which is owed to the Company or any of its Wholly Owned Restricted Subsidiaries.

“Intercreditor Agreement” has the meaning set forth under section entitled “Intercreditor Agreement” in this Description of Notes.

“Intercreditor Event of Default” means an “Event of Default” under and as defined in the Indenture or any other Pari Passu Agreement.

“Intervening Creditor” has the meaning set forth under “Intercreditor Agreement — Restrictions on Enforcement of Priority Liens. “

“Investment Grade” means (1) BBB− or above, in the case of S&P (or its equivalent under any successor Rating Categories of S&P) and Baa3 or above, in the case of Moody’s (or its equivalent under any successor Rating Categories of Moody’s), or (2) the equivalent in respect of the Rating Categories of any other Rating Agencies, in each case, without regard to outlook.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of

Indebtedness, Equity Interests or other securities, to the extent that such items are or would be classified as investments on a balance sheet prepared in accordance with GAAP. “Investments” shall also include (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (2) the retention of the Equity Interests (or any other Investment) by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary. For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant, the amount of or a reduction in an Investment shall be equal to the Fair Market Value thereof at the time such Investment is made or reduced.

“Joinder Agreement” means an agreement in form and substance substantially similar to Exhibit A to the Intercreditor Agreement, pursuant to which an additional Series of Pari Passu Obligations become a party to the Intercreditor Agreement, in accordance with the applicable terms thereof.

“Lien” means any mortgage, lien, pledge, security interest, conditional sale or other title retention agreement, charge or other security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof; any option or other agreement to sell or give a security interest therein and any filing of, or agreement to file, any financing statement under the Uniform Commercial Code (or equivalent statutes of any jurisdiction).

“Major Non-Controlling Authorized Representative” has the meaning set forth under “Intercreditor Agreement — Enforcement of Security Interests.”

“Merrick” means Merrick RIS, LLC.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale, means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions, any tax sharing arrangements and amounts used to repay Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP; and

(b) with respect to any issuance or sale of Equity Interests, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Non-Controlling Authorized Representative Enforcement Date” has the meaning set forth under “Intercreditor Agreement — Enforcement of Security Interests.”

“Non-Controlling Secured Parties” means the Pari Passu Secured Parties that are not Controlling Secured Parties.

“Note Obligations” means all Obligations in respect of the notes or arising under the Indenture Documents. Note Obligations shall include all interest accrued (or which would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement of an insolvency or liquidation proceeding in accordance with and at the rate specified in the relevant Indenture Document whether or not the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Pari Passu Agreement” means any loan agreement, credit agreement, indenture or other agreement entered into by the Company after the Closing Date, if any, pursuant to which the Company or any of its Subsidiaries will incur Pari Passu Obligations.

“Pari Passu Debt” means (a) any Indebtedness of the Company that ranks equally in right of payment with the notes or (b) any Indebtedness of a Guarantor that ranks equally in right of payment with such Guarantor’s Note Guarantee.

“Pari Passu Debt Collateral Agent” has the meaning set forth in the Intercreditor Agreement.

“Pari Passu Obligations” means, collectively, Notes Obligations and each other Series of Permitted Pari Passu Obligations.

“Pari Passu Secured Parties” means, collectively, the Collateral Agent, the Notes Secured Parties (as defined below in the definition of “Series”), any secured parties holding any other Pari Passu Obligations, and each agent and trustee for such holders.

“Pari Passu Security Documents” means each security agreement, pledge agreement, deed of trust, mortgage and other agreement entered into in favor of any Pari Passu Debt Collateral Agent for purposes of securing the Pari Passu Obligations and each financing statement and other document or instrument delivered to create, perfect or continue the Liens thereby created.

“Permitted Business” means the provision of technology services to the healthcare industry businesses and related activities and services including any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Closing Date as described in this prospectus, including businesses engaged in by Amicas, Inc. and its Subsidiaries, and other businesses related, ancillary or complementary thereto and reasonable expansions or extensions thereof.

“Permitted Investments” means, for any Person, Investments made on or after the Closing Date consisting of:

(1) Investments by the Company, or by a Restricted Subsidiary thereof, in the Company or a Guarantor or in a Person, if as a result of such Investment (a) such Person becomes a Guarantor of the Company or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Guarantor;

(2) Temporary Cash Investments;

(3) an Investment that is made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to, and in compliance with, the covenant “Repurchase at the Option of Holders — Asset Sales”;

(4) Investments existing on the Closing Date;

(5) Investments of the Company or any Restricted Subsidiary in connection with Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk or foreign currency risk and not for speculative purposes;

(6) Investments consisting of endorsements for collection or deposit in the ordinary course of business;

(7) Investments in suppliers or customers that are received in bankruptcy, receivership or similar proceedings or as a result of foreclosure on a secured Investment in a third party received in exchange for or cancellation of an existing obligation of such supplier or customer to the Company or a Restricted Subsidiary or received from the compromise or resolution of litigation, arbitration or other disputes;

(8) Investments solely in exchange for, or out of the net cash proceeds received from, the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(9) deposits required by government agencies, public utilities or suppliers in the ordinary course of business;

(10) prepaid expenses incurred in the ordinary course of business;

(11) extensions of trade credit in the ordinary course of business recorded as accounts receivable;

(12) loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company;

(13) repurchases of the notes;

(14) any guarantee of Indebtedness permitted to be incurred by the covenant entitled “— Certain Covenants — Limitation on Indebtedness” other than a guarantee of Indebtedness of an Affiliate of the Company that is not a Restricted Subsidiary of the Company;

(15) Investments acquired after the Closing Date as a result of the acquisition by the Company or any Restricted Subsidiary of the Company of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “— Merger, Consolidation or Sale of Assets” after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(16) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons; and

(17) Investments (other than Investments specified in clauses (1) through (16) above) in an aggregate amount, as valued at the time each such Investment is made, not to exceed 5.0% of Consolidated Net Tangible Assets at any time after the Closing Date.

“Permitted Liens” means Liens that fit into any of the following categories:

(1) any Liens existing on the Closing Date;

(2) Liens on assets acquired after the Closing Date that were existing at the time of the acquisition by the Company or any Restricted Subsidiary thereof; provided such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other assets;

(3) Liens to secure Indebtedness permitted by clause (6) of the definition of “Permitted Indebtedness” covering only the assets acquired with or financed by such Indebtedness;

(4) Liens securing Indebtedness (including Hedging Obligations with respect thereto) in an aggregate amount not to exceed $15.0 million; provided that such Liens are pari passu with or junior to the notes;

(5) Liens on an entity or its assets existing at the time the entity becomes a Restricted Subsidiary or is merged with the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of its assets; provided that such Liens were in existence prior to the contemplation of such acquisition or merger and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary or is merged with the Company;

(6) statutory liens of landlords and carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business;

(7) judgment Liens and other similar Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(8) Liens securing Intercompany Debt Obligations;

(9) Liens for taxes, assessments or governmental charges not yet due and payable or being contested in good faith, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(10) Liens on foreign bank accounts in accordance with customary banking practice;

(11) licenses, entitlements, servitudes, easements, rights-of-way, restrictions, reservations, covenants, conditions, utility agreements, minor imperfections on title, minor survey defects and other similar encumbrances on the use of any real property that were not incurred in connection with Indebtedness and do not, in the aggregate, materially diminish the value of such properties or materially interfere with their use in the operation of the business of the Company or any of its Restricted Subsidiaries;

(12) Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(13) deposits and other Liens to secure letters of credit and bank Guarantees and the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other similar obligations incurred in the ordinary course of business;

(14) Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(15) Liens to secure Hedging Obligations incurred in the ordinary course of business for the purpose of fixing or hedging interest rate risk, foreign currency risk or financial and other similar risks (including commodity risks); provided that with respect to Hedging Obligations with respect to Indebtedness such Liens do not extend to property or assets other than the property or assets securing such Indebtedness;

(16) Liens in favor of customs and revenue authorities or freight forwarders or handlers to secure payment of custom duties incurred in the ordinary course of business;

(17) leases, subleases or licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

(18) Liens arising from the filing of Uniform Commercial Code financing statements regarding leases;

(19) Liens in favor of the Company or a Restricted Subsidiary;

(20) Liens securing Permitted Refinancing Indebtedness; provided that (a) such Liens shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Liens arose, could secure the original Liens (plus improvements and accessions to such property or proceeds or distributions thereof) and (b) the Indebtedness secured by such Liens at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness at the time the original Lien became a Permitted Lien and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(21) Liens of a collection bank arising under Section 4-210 of the New York Uniform Commercial Code on items in the course of collection in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) within general parameters customary in the banking industry;

(22) bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23) any pledge of the Capital Stock of an Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary;

(24) deposits made in the ordinary course of business to secure liability to insurance carriers;

(25) Liens arising out of conditional sale, title retention, consignment or similar arrangements, or that are contractual rights of set-off, relating to the sale or purchase of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(26) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any non-majority-owned joint venture or similar arrangement pursuant to any joint venture or similar agreement permitted under the Indenture;

(27) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(28) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(29) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

(30) Liens on Capital Stock issued by, or any property or assets of, any Foreign Subsidiary securing Indebtedness incurred by such Foreign Subsidiary or another Foreign Subsidiary that directly or indirectly owns such Capital Stock;

(31) Liens upon assets of the Company or any Restricted Subsidiary subject to any Sale and Leaseback Transaction permitted by the Indenture; and

(32) Liens not otherwise permitted by clauses (1) through (31) above which at any time secure Indebtedness or other obligations in an amount up to the greater of $5.0 million.

“Permitted Pari Passu Obligations” means any obligation under any Additional Notes or any other Indebtedness (whether or not consisting of Additional Notes) equally and ratably secured on a first-lien basis with the notes by Liens on the Collateral; provided that any such Lien, as of the date of incurrence of such Permitted Pari Passu Obligations, was permitted to be incurred under clause (4) of the definition of “Permitted Liens.”

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than Intercompany Debt Obligations); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such Permitted Refinancing Indebtedness, determined as of the date of incurrence of such Permitted Refinancing Indebtedness, is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means an individual, a corporation, a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and related adjustments that are directly attributable to an acquisition that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Calculation Date, and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the date of the Indenture and are described in a certificate delivered to the Trustee from the Company’s Chief Financial Officer that outlines the specific actions taken and the net cost savings achieved or to be achieved from each such action.

“Rating Agencies” means (1) S&P and Moody’s or (2) if S&P or Moody’s or both of them are not making ratings publicly available with respect to the notes for reasons outside of the control of the Company, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by the Company, which will be substituted for S&P or Moody’s or both, as the case may be.

“Replacement Assets” means, on any date, property or assets (other than current assets) of a nature or type or that are used in a business (or an Investment in a company having property or assets of a nature or type, or engaged in a business) similar or related or complementary to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on such date.

“Restricted Investment” means an Investment made after the Closing Date other than Permitted Investments.

“Restricted Payment” means the Company or any of its Restricted Subsidiaries, directly or indirectly, does any of the following: (1) either (a) declares or pays any dividend on or makes any distribution in respect of its Equity Interests or to the direct or indirect holders of its Equity Interests in their capacity as such (other than dividends or distributions payable in its Equity Interests (other than Disqualified Stock) or to the Company or any of its Restricted Subsidiaries), or (b) purchases, redeems or retires for value Equity Interests of the Company or any of its Restricted Subsidiaries (other than Equity Interests owned by the Company or any of its Restricted Subsidiaries); (2) makes any principal payment on or with respect to, or redeems, repurchases, defeases or otherwise acquires or retires for value prior to its scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness that is subordinated to the notes or any Subsidiary Guarantee or (3) makes any Restricted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, and its successors.

“SEC” means the Securities and Exchange Commission.

“Secured Credit Documents” means, collectively, (i) the Indenture and Note Guarantees, and (ii) each loan agreement, credit agreement, indenture or other agreement entered into by the Company after the date of this Agreement, if any, pursuant to which the Company or any of its Subsidiaries will incur Pari Passu Obligations.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Security Documents” means the Intercreditor Agreement, if any, the Guarantee and Collateral Agreement, and all other pledge agreements, collateral assignments, mortgages, collateral agency agreements, deeds of trust or other grants or transfers for security executed and delivered by the Issuer, a Guarantor or the Parent creating (or purporting to create) a Lien upon the Collateral as contemplated by the Indenture or the Guarantee and Collateral Agreement, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time in accordance with its terms.

“Series” means (a) with respect to the Pari Passu Secured Parties, (i) the Holders of the notes and the Trustee (in their capacities as such, the “Notes Secured Parties”) and (ii) the Pari Passu Secured Parties that become subject to the Intercreditor Agreement after the Closing Date and that are represented by a common Authorized Representative; and (b) with respect to any Pari Passu Obligations, each of the Notes Obligations, and the Pari Passu Obligations incurred pursuant to any applicable agreement, which, in each case, pursuant to the Intercreditor Agreement or a Joinder Agreement, are to be represented under the Intercreditor Agreement by an Authorized Representative.

“Significant Subsidiary” means, at any date of determination, with respect to any Person, means any Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act, but shall not include any Unrestricted Subsidiary.

“Stated Maturity” means, (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subsidiary” means, with respect to any Person, any corporation or other entity more than fifty percent (50%) of whose Equity Interests having by the terms thereof, at that time, ordinary voting power to elect a majority of the directors (or comparable positions) of such entity is at the time owned by such Person directly or indirectly through Subsidiaries.

“Subsidiary Guarantor” means any Guarantor that is a Subsidiary.

“Temporary Cash Investments” means

(1) investments in marketable direct obligations issued or guaranteed by the United States of America, or of any governmental agency or political subdivision thereof, maturing within 365 days of the date of purchase;

(2) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (1) above entered into with any bank organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital and unimpaired surplus totaling more than $500,000,000 and rated at least A by S&P and A-2 by Moody’s;

(3) commercial paper or finance company paper issued by any Person incorporated under the laws of the United States or any state thereof and having one of the two highest ratings obtainable from Moody’s or S&P, in each case maturing within 365 days of purchase; and

(4) Investments not exceeding 365 days in duration in money market funds that invest substantially all of such funds’ assets in the Investments described in the preceding clauses (1) through (3).

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to May 1, 2013; provided, however, that if the period from the redemption date to May 1, 2013 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such date of redemption to May 1, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Equity Interests of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an “incurrence” of such Indebtedness and an “Investment” by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the “Limitation on Restricted Payments” covenant and (C) if applicable, the incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the “Limitation on Indebtedness” and “Limitation on Restricted Payments” covenants. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if incurred at such time, have been permitted to be incurred (and shall be deemed to have been incurred) for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding capital stock of such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes U.S. federal income tax considerations relating to the exchange of old notes for exchange notes and the ownership and disposition of the exchange notes, but does not purport to be a complete analysis of all potential tax effects. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular person or to persons subject to special treatment under U.S. federal income tax laws (such as financial institutions, broker-dealers, insurance companies, regulated investment companies, real estate investment trusts, cooperatives, traders in securities who elect to apply a mark-to-market method of accounting, persons that have a functional currency other than the U.S. dollar, expatriates, tax-exempt organizations, or persons that are, or hold their notes through, partnerships or other pass-through entities), or to persons who hold the notes as part of a straddle, hedge, conversion, synthetic security, or constructive sale transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ from those summarized below. In addition, this discussion does not address the consequences of the alternative minimum tax, or any state, local or foreign tax consequences or any tax consequences other than U.S. federal income tax consequences. This summary deals only with exchange notes held as “capital assets” within the meaning of the Code (generally, property held for investment).

For purposes of this summary, a “U.S. holder” means a beneficial owner of a note (as determined for U.S. federal income tax purposes) that is, or is treated as, a citizen or individual resident of the United States, a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof or the District of Columbia, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect to be treated as a U.S. person. A “non-U.S. holder” means any beneficial owner (other than a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a “U.S. holder.”

If a partnership (including any entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a holder of an exchange note, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of such partnership. Partners and partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Prospective holders are urged to consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including United States federal gift and estate tax laws, and any tax treaties.

Exchange Offer

The exchange of old notes for exchange notes pursuant to the exchange offer should not constitute a taxable event for U.S. federal income tax purposes. As a result, (1) a holder should not recognize a taxable gain or loss as a result of exchanging such holder’s old notes for exchange notes; (2) the holding period of the exchange notes should include the holding period of the old notes exchanged therefor; (3) the adjusted tax basis of the exchange notes should be the same as the adjusted tax basis of the old notes exchanged therefor immediately before such exchange; and (4) the “adjusted issue price” (defined below under “U.S. Holders — Original Issue Discount) of the exchange notes will be the same as the adjusted issue price of the old notes exchanged therefor immediately before such exchange.

U.S. Holders

Original Issue Discount.  The notes will be treated as having been issued with original issue discount, or OID, for U.S. federal income tax purposes in an amount equal to the excess of the “stated redemption price at maturity” of the notes over their “issue price.” The “stated redemption price at maturity” of a debt instrument is the sum of all payments to be made under the debt instrument other than payments of “qualified stated interest.” “Qualified stated interest” means stated interest that is unconditionally payable in cash or in property (other than debt instruments issued by us) at least annually at a single fixed rate throughout the term of the debt instrument. All of the stated interest with respect to the notes will be qualified stated interest, and thus the stated redemption price at maturity will equal the stated principal amount on the note. The issue price of the notes is the first price at which a substantial amount of the old notes was sold for cash (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

U.S. holders generally must include OID in gross income in advance of the receipt of cash attributable to that income (but will not be taxed again when such cash is received). The amount of OID includible in income for a taxable year by a U.S. holder will generally equal the sum of the “daily portions” of the total OID on the note for each day during the taxable year on which such holder held the note. Generally, the daily portion of the OID is determined by allocating to each day in any accrual period a ratable portion of the OID allocable to such accrual period. The amount of OID allocable to an accrual period will generally be the product of the “adjusted issue price” of a note at the beginning of such accrual period and its “yield to maturity” properly adjusted for the length of the period, less the amount of any qualified stated interest allocable to such period. The “adjusted issue price” of a note at the beginning of an accrual period will equal the issue price plus the amount of OID previously includible in the gross income of any U.S. holder, less any payments made on such note on or before the first day of the accrual period (other than payments of qualified stated interest). The “yield to maturity” of a note will be computed on the basis of a constant interest rate and compounded at the end of each accrual period. We refer to this as the “constant yield-to-maturity method.” An accrual period may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day or the first day of an accrual period. We are required to report to the IRS the amount of OID accrued in respect of exchange notes held of record by persons other than corporations and other exempt holders.

Interest.  Payments of stated interest on the notes generally will be taxable to a U.S. holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

Market Discount.  A U.S. holder that purchases an exchange note at a “market discount” generally will be required to treat any principal payment on the note and any gain on the disposition of the note as ordinary income to the extent of the accrued market discount not previously included in income at the time of such payment or disposition. In general, a note is treated as purchased at a discount if the note’s adjusted issue price exceeds the holder’s tax basis in the note immediately after the note is acquired; the amount of such excess is the “market discount” with respect to the note. A note is not treated as purchased at a discount, however, if the market discount is less than .25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity after the date the holder acquires the note. Market discount on a note will accrue on a straight-line basis, unless the holder elects to accrue using the constant yield-to-maturity method. This election is irrevocable and applies only to the note for which it is made. The holder may also elect to include market discount in income currently as it accrues. This election applies to all market discount obligations acquired by the holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

If a U.S. holder of an exchange note that was acquired at a market discount disposes of such note in a non-taxable transaction (other than transferred and exchanged basis transactions described in the Code), accrued market discount not previously included in income by the holder will be includable as ordinary income to the holder as if such holder had sold the note at its fair market value. A holder may be required to defer until maturity of the note (or, in certain circumstances, its earlier disposition) the deduction of all or a portion of the interest expense attributable to debt incurred or continued to purchase or carry a note with market discount, unless an election to include the market discount in income on a current basis is made.

Amortizable Bond Premium.  If a U.S. holder purchases an exchange note for an amount that is in excess of the sum of all amounts payable on the note after the purchase date (other than qualified stated interest), such holder will generally be considered to have purchased the note with “amortizable bond premium.” A holder generally may elect to amortize amortizable bond premium using the constant yield method, as an offset to interest includible in gross income with respect to the exchange notes, and the U.S. holder would not be required to include OID in gross income in respect of the exchange notes. The amount amortized in any year generally will be treated as a reduction of the holder’s interest income on the note. If the amortizable bond premium allocable to a year exceeds the amount of interest allocable to that year, the excess would be allowed as a deduction for that year but only to the extent of the holder’s prior interest inclusions with respect to the note. The premium on a note held by a holder that does not make an election to amortize the premium will decrease the gain or increase the loss otherwise recognizable on the sale, exchange or other disposition of the note. The election to amortize the premium on a constant yield method generally applies to all notes held or subsequently acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Acquisition Premium.  In general, if a U.S. holder acquires an exchange note at a price that is less than or equal to the sum of all amounts payable on the note after the purchase date (other than qualified stated interest) and greater than the note’s adjusted issue price, the holder will acquire the note with an “acquisition premium.” If a U.S. holder acquires an exchange note with an “acquisition premium,” then the amount of OID includible in income by the holder is reduced based on an “acquisition premium fraction” determined under applicable Treasury Regulations. Alternatively, such holder may elect to compute accruals of OID by treating the purchase as a purchase at original issue and applying the mechanics of the constant yield-to-maturity method.

Sale or Other Disposition of the Notes.  Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. holder will generally recognize gain or loss equal to the difference, if any, between the amount realized upon such taxable disposition, which is equal to the sum of the cash and the fair market value of any property received, and the holder’s adjusted tax basis in the note at the time of the disposition. The adjusted basis in a note generally will be its cost, decreased by any payments received by the holder (other than qualified stated interest) and the amount of any amortizable bond premium previously deducted and increased by the amount of any accrued OID and market discount previously included in income. Subject to the discussion above regarding market discount, such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period with respect to the note disposed of is more than one year at the time of the disposition. For an individual, long-term capital gain is currently subject to a lower tax rate than short-term capital gain or ordinary income. To the extent that amounts received include accrued but unpaid interest that the U.S. holder has not yet included in income, such interest will not be taken into account in determining gain or loss, but will instead be taxable as ordinary interest income. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding.  Information reporting requirements generally will apply to payments of interest on the exchange notes and to the proceeds of a sale of a note paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation). Backup withholding will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, generally by providing an IRS Form W-9 or an approved substitute or if the U.S. holder is notified by the IRS that the U.S. holder has failed to report in full payments of interest and dividend income. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

U.S. holders should consult their personal tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.

Non-U.S. Holders

A non-U.S. holder is a beneficial owner of the notes who or that is an individual, corporation, estate or trust for U.S. federal income tax purposes and is not a U.S. holder.

Interest.  A non-U.S. holder will generally not be subject to U.S. federal income tax on interest (including OID) paid or accrued on a note if the interest is not effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (or, in the case of certain tax treaties, is not attributable to a permanent establishment or fixed base within the United States). In addition, subject to the discussion of backup withholding below, a non-U.S. holder will generally not be subject to U.S. withholding tax on interest paid or accrued on a note, provided that the non-U.S. holder:

(1) does not actually or constructively, directly or indirectly, own 10% or more of our voting stock; and

(2) is not a controlled foreign corporation that is related to us (directly or indirectly) through stock ownership;

(3) is not a bank that acquired the note in connection with an extension of credit made pursuant to a loan entered into in the ordinary course of business; and

(4) either (A) the beneficial owner of the exchange notes certifies to us or our paying agent, under penalties of perjury, that it is not a U.S. holder and provides its name and address on Internal Revenue Service Form W-8BEN (or a suitable substitute form) or (B) a securities clearing organization, bank or other financial institution that holds the new notes on behalf of such non-U.S. holder in the ordinary course of its trade or business certifies under penalties of perjury that such an Internal Revenue Service

Form W-8BEN or W-8IMY (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and, in case of a non-qualified intermediary, furnishes the payor with a copy thereof.

Alternatively, a non-U.S. holder that cannot satisfy the above requirements will generally be exempt from U.S. federal withholding tax with respect to interest paid or accrued on the notes if the holder establishes that such interest is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States (generally, by providing an IRS Form W-8ECI). However, to the extent that such interest is effectively connected with the non-U.S. holder’s conduct of a trade or business (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States), the non-U.S. holder will be subject to U.S. federal income tax on a net basis and, if it is a foreign corporation, may be subject to a 30% U.S. branch profits tax (or lower applicable treaty rate). If a non-U.S. holder does not satisfy the requirements described above, and does not establish that the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, the non-U.S. holder will generally be subject to U.S. withholding tax, currently imposed at 30%. Under certain income tax treaties, the U.S. withholding rate on payments of interest may be reduced or eliminated, provided the non-U.S. holder complies with the applicable certification requirements (generally, by providing a properly completed IRS Form W-8BEN).

Sale or Other Disposition of the Notes.  Subject to the discussion below regarding information reporting and backup withholding, a non-U.S. holder will generally not be subject to U.S. federal income taxation with respect to gain realized on the sale, exchange, redemption or other disposition of an exchange note, unless:

(1) the non-U.S. holder holds the note in connection with the conduct of a U.S. trade or business (and, in the case of certain tax treaties, the gain is attributable to a permanent establishment or fixed base within the United States); or

(2) in the case of an individual, such individual is present in the United States for 183 days or more during the taxable year in which gain is realized and certain other conditions are met.

A non-U.S. holder described in clause (1) above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates and, if it is a foreign corporation, may be subject to a 30% U.S. branch profits tax (or lower applicable treaty rate). An individual described in clause (2) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States) but may not be offset by any capital loss carryovers.

U.S. Trade or Business.  If interest or gain from a disposition of the exchange notes is effectively connected with a non-U.S. holder’s conduct of a U.S. trade or business, and, if an income tax treaty applies, the non-U.S. holder maintains a United States “permanent establishment” (or, in the case of an individual, a “fixed base”) to which the interest or gain is attributable, the non-U.S. holder generally will be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. holder. If interest income received with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided). A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Information reporting and backup withholding.  A non-U.S. holder may be subject to information reporting with respect to interest (including, for this purpose, OID) paid or accrued on an exchange note and with respect to amounts realized on the disposition of a note. A non-U.S. holder not subject to U.S. income tax may nonetheless be subject to backup withholding (currently imposed at 28%) on interest paid or accrued on a note, and with respect to amounts realized on the disposition of a note, unless the non-U.S. holder provides the withholding agent with the applicable IRS Form W-8 or otherwise establishes an exemption. Non-U.S. holders are urged to consult their tax advisors as to their qualifications for an exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, or refunded, if the required information is furnished to the IRS in a timely manner. Non-U.S. holders should consult their tax advisors regarding the applicability of the information reporting and backup withholding rules to them.

On March 18, 2010, Congress enacted legislation that imposes, effective for payments made after December 31, 2012, a withholding tax of 30% on interest income from, and the gross proceeds of a disposition of, certain debt obligations paid to certain foreign entities unless various information reporting requirements are satisfied. Non-U.S. holders are urged to consult their own tax advisors regarding the possible implications of this legislation on their investment in the notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. In addition, until [          , 20     ], all dealers effecting transactions in the New Securities may be required to deliver a Prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of the exchange offer, the company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity and enforceability of the exchange notes and the related guarantees will be passed upon for us by McDermott Will & Emery LLP.

EXPERTS

The financial statements of Merge Healthcare Incorporated as of December 31, 2009 and 2008 and for each of the two years in the period ended December 31, 2009 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 included and incorporated by reference in this Prospectus have been so included and incorporated in reliance on the reports of BDO USA, LLP (formerly known as BDO Seidman, LLP), an independent registered public accounting firm, appearing elsewhere herein and incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated statements of operations, shareholders’ equity, comprehensive loss and cash flows of Merge Healthcare Incorporated for the year ended December 31, 2007, (“the consolidated financial statements”) have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the consolidated financial statements for the year ended December 31, 2007, contains an explanatory paragraph that states that Merge Healthcare Incorporated suffered recurring losses from operations and negative cash flows that raised substantial doubt about its ability to continue as a going concern. The consolidated financial statements did not include any adjustments that might have resulted from the outcome of this uncertainty.

The audit report covering the consolidated financial statements also refers to retrospective adjustments to apply the changes in segment disclosures as described in note 1 and note 16 to those consolidated financial statements, and on which KPMG LLP does not express an opinion or any other form of assurance.

The financial statements of AMICAS, Inc. as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP (formerly known as BDO Seidman, LLP), an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of etrials Worldwide, Inc. appearing in etrials Worldwide Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheets of Confirma, Inc. as of December 31, 2008 and 2007 and the related consolidated statements of operations, deficit in stockholders’ equity, and cash flows for the years ended December 31, 2008 and 2007, incorporated by reference in this prospectus, have been included herein in reliance on the report of Voldal Wartelle & Co., P.S., an independent public accountant, given on the authority of that firm as experts in auditing and accounting. With respect to the unaudited interim financial information for the periods ended June 30, 2009 and 2008, incorporated by reference in this prospectus, Voldal Wartelle & Co., P.S., independent public accountants, have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the company’s 8-K as amended and dated September 2, 2009 and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of sections 7 and 11 of the act.

CONTROLS AND PROCEDURES

(a)	Disclosure Controls and Procedures

Disclosure controls and procedures are controls and other procedures of a registrant designed to ensure that information required to be disclosed by the registrant in the reports that it files or submits under the Exchange Act is properly recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include processes to accumulate and evaluate relevant information and communicate such information to a registrant’s management, including its principal executive and financial officers, as appropriate, to allow for timely decisions regarding required disclosures.

A control system, no matter how well conceived and operated, can provide only reasonable, not absolute assurance that the objectives of the control system are met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within a company have been detected.

We evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2009, as required by Rule 13a-15 of the Exchange Act. This evaluation was carried out under the supervision and with the participation of our management, including our principal executive officer and principal financial officer. Based on this evaluation, our principal executive officer and principal financial officer have concluded that, as of December 31, 2009, our disclosure controls and procedures were effective to ensure (1) that information required to be disclosed by us in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and (2) information required to be disclosed by us in our reports that we file or submit under the Exchange Act is accumulated and communicated to our management, including our principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. This evaluation did not include an assessment of the controls related to our Merge eClinical and Merge CAD business units, which were acquired on July 20, 2009 and September 1, 2009, respectively. These businesses represented 12% of our consolidated total assets as of December 31, 2009, excluding intangible assets which were part of our 2009 assessment, and 12% of our consolidated net sales for the year ended December 31, 2009.

(b)	Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our financial statements for external reporting purposes in accordance with GAAP.

Management assessed the effectiveness of our internal control over financial reporting as of December 31, 2009, using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework. Based on its assessment, management concluded that our internal control over financial reporting was effective as of December 31, 2009. The effectiveness of our internal control over financial reporting as of December 31, 2009 has been audited by BDO USA, LLP (formerly known as BDO Seidman, LLP), an independent registered public accounting firm, as stated in its report which is included below.

(c)	Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Merge Healthcare Incorporated
Milwaukee, Wisconsin

We have audited Merge Healthcare Incorporated’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Merge Healthcare Incorporated’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Item 9A, Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As indicated in the accompanying Item 9A, Management’s Report on Internal Control over Financial Reporting, management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of Merge eClinical and Merge CAD (“the acquired subsidiaries”), which were acquired on July 20, 2009 and September 1, 2009, respectively, and which are included in the consolidated balance sheet of Merge Healthcare Incorporated as of December 31, 2009, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended. The acquired subsidiaries constituted 12% and 6% of total assets and net assets, respectively, as of December 31, 2009, and 12% of revenues for the year then ended. Management did not assess the effectiveness of internal control over financial reporting of the acquired subsidiaries because of the timing of the acquisitions which were completed on July 20, 2009 and September 1, 2009, respectively. Our audit of internal control over financial reporting of Merge healthcare Incorporated also did not include an evaluation of the internal control over financial reporting of the acquired subsidiaries.

In our opinion, Merge Healthcare Incorporated maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Merge Healthcare Incorporated as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity, cash flows and comprehensive income (loss) for each of the two years in the period ended December 31, 2009 and our report dated March 12, 2010 expressed an unqualified opinion on those consolidated financial statements.

/s/ BDO USA, LLP
(formerly known as BDO Seidman, LLP)

Milwaukee, Wisconsin
March 12, 2010

(d)	Changes in Internal Control Over Financial Reporting

There were no changes with respect to our internal control over financial reporting that materially affected, or are reasonably likely to materially affect, our internal control over financial reporting during the quarter ended December 31, 2009.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the securities we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we are offering. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits.

We file reports, proxy and information statements, and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Copies of all or any part of the registration statement may be obtained from the SEC’s offices upon payment of fees prescribed by the SEC. The SEC maintains an Internet site that contains periodic and current reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We make available free of charge on our Internet address www.merge.com our annual, quarterly and current reports, and amendments to these reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC requires us to “incorporate by reference” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring you to other documents that contain that information. The information we incorporate by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and that we incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the sale of all the exchange notes covered by this prospectus.

•	Merge’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 12, 2010, and Merge’s Amendments to its Annual Report on Form 10-K/A filed with the SEC on March 17, 2010 and April 30, 2010;

•	Merge’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 7, 2010;

•	Merge’s Current Reports on Form 8-K filed with the SEC on January 4, 2010, February 22, 2010, February 24, 2010, March 4, 2010, March 10, 2010, April 2, 2010, April 6, 2010, April 30, 2010 (as amended by Merge’s Current Report on Form 8-K/A, filed with the SEC on June 18, 2010), May 13, 2010 and June 18, 2010;

•	The (i) consolidated financial statements of Confirma, Inc. as of December 31, 2008 and 2007 and for the two years in the period ended December 31, 2008 (Exhibit 99.3), (ii) unaudited consolidated financial statements of Confirma, Inc. for the six months ended June 30, 2009 and 2008 (Exhibit 99.2) and (iii) unaudited pro forma condensed consolidated financial statements (Exhibit 99.1), in each case, filed as exhibits to Merge’s Current Report on Form 8-K filed with the SEC on September 2, 2009 (File No. 091049813) (as amended by Merge’s Current Reports on Form 8-K/A, filed with the SEC on September 4, 2009 and September 24, 2009);

•	The (i) consolidated financial statements of etrials Worldwide, Inc. as of December 31, 2008 and 2007 and for the two years in the period ended December 31, 2008, as set forth on pages F-15 to F-36 in the prospectus, filed by Merge with the SEC pursuant to Rule 424(b)(3) on July 16, 2009 and (ii) (A) consolidated financial statements of etrials Worldwide, Inc. for the six months ended June 30, 2009 and 2008 (Exhibit 99.2) and (B) unaudited pro forma condensed consolidated financial statements (Exhibit 99.1), in each case, as set forth in Merge’s Current Report on Form 8-K (File No. 091051295), filed with the SEC on September 2, 2009;

•	The (i) consolidated financial statements of AMICAS, Inc as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, as set forth in Item 8 of AMICAS, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 11, 2010, (ii) unaudited consolidated financial statements of AMICAS, Inc. for the three months ended March 31, 2010 and 2009 (Exhibit 99.2) in Merge’s Current Report on Form 8-K filed with the SEC on June 18, 2010 and (iii) unaudited pro forma condensed consolidated financial statements (Exhibit 99.1), in each case, as set forth in Merge’s Current Report on Form 8-K, filed with the SEC on April 30, 2010 (as amended by Merge’s Current Report on Form 8-K/A, filed with the SEC on June 18, 2010);

•	Any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of filing of the initial registration statement relating to this exchange offer and prior to the termination of any offering of securities offered by this prospectus.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain a copy of any of our filings, at no cost, by writing to or telephoning us at the following address:

Merge Healthcare Incorporated
900 Walnut Ridge Drive
Hartland, Wisconsin 53029
Attention: Investor Relations
Phone: (262) 367-0700

To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than five business days prior to the expiration of the exchange offer.

You should rely only upon the information provided in this prospectus or incorporated by reference into this prospectus. Merge has not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, including any information incorporated by reference, is accurate as of any date other than the date of this prospectus.

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

(a) Merge Healthcare Incorporated

Merge Healthcare is a Delaware corporation. Reference is made to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), which enables a corporation in its original certificate of incorporation or an amendment to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

•	for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. The indemnification permitted under the DGCL is not exclusive, and a corporation is empowered to purchase and maintain insurance against liabilities, whether or not indemnification would be permitted by statute.

Article XI of Merge’s Bylaws provides in effect that, subject to certain limited exceptions, Merge Healthcare shall indemnify its directors and officers to the extent not prohibited by the DGCL. Merge’s directors and officers are insured under policies of insurance maintained by Merge Healthcare, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, Merge Healthcare has entered into contracts with certain of its directors providing for indemnification of such persons by Merge Healthcare to the full extent authorized or permitted by law, subject to certain limited exceptions.

(b) AMICAS, Inc., Amicas PACS, Corp., Cedara Software (USA) Limited, Emageon Inc., Merge Asset Management Corp., Merge eClinical Inc., Merge eMed, Inc., Requisite Software Inc. and Ultravisual Medical Systems Corporation

See the discussion of Delaware General Corporation Law above. In addition, as noted above, each of AMICAS, Inc., Amicas PACS, Corp., Cedara Software (USA) Limited, Emageon Inc., Merge Asset Management Corp., Merge eClinical Inc., Merge eMed, Inc., Requisite Software Inc. and Ultravisual Medical Systems Corporation enter into indemnification agreements with their directors and executive officers that cover their service as an officer and director of such entities.

(c) Confirma Europe LLC

Confirma Europe LLC enters into indemnification agreements with its directors and executive officers that cover their service as an officer and director of Confirma Europe LLC.

(d) Camtronics Medical Systems, Ltd. and Merge CAD Inc.

Camtronics Medical Systems, Ltd. and Merge CAD Inc. enter into indemnification agreements with their directors and executive officers that cover their service as an officer and director of such entities.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits

See the Exhibit Index, which follows the signature pages and which is incorporated herein by reference.

(b) Financial Statement Schedules.

None.

Item 22.	Undertakings.

The undersigned Registrants hereby undertake:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hartland, Wisconsin on this 27th day of July, 2010.

Merge Healthcare Incorporated

By:	/s/ Justin C. Dearborn
Name:     Justin C. Dearborn

Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Merge Healthcare Incorporated, hereby severally constitute and appoint Justin C. Dearborn and Steven M. Oreskovich, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Merge Healthcare Incorporated to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on this 27th day of July, 2010.

Signature	Title

/s/ Michael W. Ferro, Jr. Michael W. Ferro, Jr.	Chairman

/s/ Justin C. Dearborn Justin C. Dearborn	Director and Chief Executive Officer (Principal Executive Officer)

/s/ Steven M. Oreskovich Steven M. Oreskovich	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Dennis Brown Dennis Brown	Director

/s/ Gregg G. Hartemayer Gregg G. Hartemayer	Director

/s/ Richard A. Reck Richard A. Reck	Director

/s/ Neele E. Stearns, Jr. Neele E. Stearns, Jr.	Director

/s/ Jeff Surges Jeff Surges	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hartland, Wisconsin on this 27th day of July, 2010.

AMICAS, Inc.

By:	/s/ Justin C. Dearborn
Name:     Justin C. Dearborn

Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Merge Healthcare Incorporated, hereby severally constitute and appoint Justin C. Dearborn and Steven M. Oreskovich, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Merge Healthcare Incorporated to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on this 27th day of July, 2010.

Signature	Title

/s/ Justin C. Dearborn Justin C. Dearborn	Director and Chief Executive Officer (Principal Executive Officer)

/s/ Steven M. Oreskovich Steven M. Oreskovich	Director, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Ann Mayberry-French Ann Mayberry-French	Director and Secretary

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hartland, Wisconsin on this 27th day of July, 2010.

Amicas PACS, Corp.

By:	/s/ Justin C. Dearborn
Name:     Justin C. Dearborn

Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Merge Healthcare Incorporated, hereby severally constitute and appoint Justin C. Dearborn and Steven M. Oreskovich, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Merge Healthcare Incorporated to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on this 27th day of July, 2010.

Signature	Title

/s/ Justin C. Dearborn Justin C. Dearborn	Director and Chief Executive Officer (Principal Executive Officer)

/s/ Steven M. Oreskovich Steven M. Oreskovich	Director, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Ann Mayberry-French Ann Mayberry-French	Director and Secretary

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hartland, Wisconsin on this 27th day of July, 2010.

Camtronics Medical Systems, Ltd.

By:	/s/ Justin C. Dearborn
Name:     Justin C. Dearborn

Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Merge Healthcare Incorporated, hereby severally constitute and appoint Justin C. Dearborn and Steven M. Oreskovich, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Merge Healthcare Incorporated to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on this 27th day of July, 2010.

Signature	Title

/s/ Justin C. Dearborn Justin C. Dearborn	Director and Chief Executive Officer (Principal Executive Officer)

/s/ Steven M. Oreskovich Steven M. Oreskovich	Director, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Ann Mayberry-French Ann Mayberry-French	Director and Secretary

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hartland, Wisconsin on this 27th day of July, 2010.

Cedara Software (USA) Limited

By:	/s/ Justin C. Dearborn
Name:     Justin C. Dearborn

Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Merge Healthcare Incorporated, hereby severally constitute and appoint Justin C. Dearborn and Steven M. Oreskovich, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Merge Healthcare Incorporated to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on this 27th day of July, 2010.

Signature	Title

/s/ Justin C. Dearborn Justin C. Dearborn	Director and Chief Executive Officer (Principal Executive Officer)

/s/ Steven M. Oreskovich Steven M. Oreskovich	Director, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hartland, Wisconsin on this 27th day of July, 2010.

Confirma Europe LLC

By:	/s/ Justin C. Dearborn
Name:     Justin C. Dearborn

Title:	Sole Manager and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Merge Healthcare Incorporated, hereby severally constitute and appoint Justin C. Dearborn and Steven M. Oreskovich, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Merge Healthcare Incorporated to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on this 27th day of July, 2010.

Signature	Title

/s/ Justin C. Dearborn Justin C. Dearborn	Sole Manager and Chief Executive Officer (Principal Executive Officer)

/s/ Steven M. Oreskovich Steven M. Oreskovich	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hartland, Wisconsin on this 27th day of July, 2010.

Emageon Inc.

By:	/s/ Justin C. Dearborn
Name:     Justin C. Dearborn

Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Merge Healthcare Incorporated, hereby severally constitute and appoint Justin C. Dearborn and Steven M. Oreskovich, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Merge Healthcare Incorporated to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on this 27th day of July, 2010.

Signature	Title

/s/ Justin C. Dearborn Justin C. Dearborn	Director and Chief Executive Officer (Principal Executive Officer)

/s/ Steven M. Oreskovich Steven M. Oreskovich	Director, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Ann Mayberry-French Ann Mayberry-French	Director and Secretary

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hartland, Wisconsin on this 27th day of July, 2010.

Merge Asset Management Corp.

By:	/s/ Justin C. Dearborn
Name:     Justin C. Dearborn

Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Merge Healthcare Incorporated, hereby severally constitute and appoint Justin C. Dearborn and Steven M. Oreskovich, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Merge Healthcare Incorporated to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on this 27th day of July, 2010.

Signature	Title

/s/ Justin C. Dearborn Justin C. Dearborn	Director and Chief Executive Officer (Principal Executive Officer)

/s/ Steven M. Oreskovich Steven M. Oreskovich	Director, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Ann Mayberry-French Ann Mayberry-French	Director and Secretary

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hartland, Wisconsin on this 27th day of July, 2010.

Merge CAD Inc.

By:	/s/ Justin C. Dearborn
Name:     Justin C. Dearborn

Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Merge Healthcare Incorporated, hereby severally constitute and appoint Justin C. Dearborn and Steven M. Oreskovich, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Merge Healthcare Incorporated to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on this 27th day of July, 2010.

Signature	Title

/s/ Justin C. Dearborn Justin C. Dearborn	Director and Chief Executive Officer (Principal Executive Officer)

/s/ Steven M. Oreskovich Steven M. Oreskovich	Director, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Ann Mayberry-French Ann Mayberry-French	Director and Secretary

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hartland, Wisconsin on this 27th day of July, 2010.

Merge eClinical Inc.

By:	/s/ Justin C. Dearborn
Name:     Justin C. Dearborn

Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Merge Healthcare Incorporated, hereby severally constitute and appoint Justin C. Dearborn and Steven M. Oreskovich, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Merge Healthcare Incorporated to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on this 27th day of July, 2010.

Signature	Title

/s/ Justin C. Dearborn Justin C. Dearborn	Director and Chief Executive Officer (Principal Executive Officer)

/s/ Steven M. Oreskovich Steven M. Oreskovich	Director, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Ann Mayberry-French Ann Mayberry-French	Director and Secretary

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hartland, Wisconsin on this 27th day of July, 2010.

Merge eMed, Inc.

By:	/s/ Justin C. Dearborn
Name:     Justin C. Dearborn

Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Merge Healthcare Incorporated, hereby severally constitute and appoint Justin C. Dearborn and Steven M. Oreskovich, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Merge Healthcare Incorporated to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on this 27th day of July, 2010.

Signature	Title

/s/ Justin C. Dearborn Justin C. Dearborn	Director and Chief Executive Officer (Principal Executive Officer)

/s/ Steven M. Oreskovich Steven M. Oreskovich	Director, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hartland, Wisconsin on this 27th day of July, 2010.

Requisite Software Inc.

By:	/s/ Justin C. Dearborn
Name:     Justin C. Dearborn

Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Merge Healthcare Incorporated, hereby severally constitute and appoint Justin C. Dearborn and Steven M. Oreskovich, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Merge Healthcare Incorporated to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on this 27th day of July, 2010.

Signature	Title

/s/ Justin C. Dearborn Justin C. Dearborn	Director and Chief Executive Officer (Principal Executive Officer)

/s/ Steven M. Oreskovich Steven M. Oreskovich	Director, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Ann Mayberry-French Ann Mayberry-French	Director and Secretary

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hartland, Wisconsin on this 27th day of July, 2010.

Ultravisual Medical Systems Corporation

By:	/s/ Justin C. Dearborn
Name:     Justin C. Dearborn

Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Merge Healthcare Incorporated, hereby severally constitute and appoint Justin C. Dearborn and Steven M. Oreskovich, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Merge Healthcare Incorporated to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on this 27th day of July, 2010.

Signature	Title

/s/ Justin C. Dearborn Justin C. Dearborn	Director and Chief Executive Officer (Principal Executive Officer)

/s/ Steven M. Oreskovich Steven M. Oreskovich	Director, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Ann Mayberry-French Ann Mayberry-French	Director and Secretary

EXHIBIT INDEX

2.1	Agreement and Plan of Merger, dated as of May 30, 2009, by and among Registrant, Merge Acquisition Corp., a wholly owned subsidiary of Registrant, and etrials Worldwide, Inc.(C)
2.2	Agreement and Plan of Merger, dated as of August 7, 2009, by and among Registrant, Merge Acquisition Corporation, a wholly owned subsidiary of Registrant, Confirma, Inc. and John L. Brooks(D)
2.3	Agreement and Plan of Merger dated as of February 28, 2010 by and among Registrant, Project Ready Corp. and AMICAS, Inc.(A)
3.1	Certificate of Incorporation as filed on October 14, 2008, and Certificate of Merger as filed on December 3, 2008 and effective on December 5, 2008(E)
3.2	Series A Preferred Stock Certificate of Designations(B)
3.3	Bylaws of Registrant(E)
4.1	Indenture, dated as of April 28, 2010, by and among Registrant, the guarantors of the Notes and The Bank of New York Mellon Trust Company, N.A., as Trustee, governing the 11.75% Senior Secured Notes due 2015(B)
4.2	Registration Rights Agreement dated as of April 28, 2010 by and among the Company, the guarantors of the Notes and Morgan Stanley & Co. Incorporated(B)
5.1	Opinion of McDermott Will & Emery LLP**
10.1	Registration Rights Agreement, dated June 4, 2008, by and between Registrant and Merrick RIS, LLC(F)
10.2	Securities Purchase Agreement, dated May 21, 2008, by and among Registrant, the subsidiaries listed on the Schedule of Subsidiaries attached thereto, and Merrick RIS, LLC(G)
10.3	Employment Letter Agreement between the Registrant and Justin C. Dearborn entered into as of June 4, 2008(H)
10.4	Employment Letter Agreement between the Registrant and Steven M. Oreskovich entered into as of June 4, 2008(H)
10.5	Employment Letter Agreement between the Registrant and Nancy J. Koenig entered into as of June 4, 2008(H)
10.6	Employment Letter Agreement between the Registrant and Antonia Wells entered into as of June 4, 2008(H)
10.7	Amendment dated July 1, 2008 to that certain Securities Purchase Agreement, dated May 21, 2008, by and among the Registrant, certain of its subsidiaries and Merrick RIS, LLC(I)
10.8	Consulting Agreement, effective as of January 1, 2009, by and between Registrant and Merrick RIS, LLC(E)
10.9	1996 Stock Option Plan for Employees of Registrant dated May 13, 1996(J), as amended and restated in its entirety as of September 1, 2003(K)
10.10	1998 Stock Option Plan for Directors(L)
10.11	2000 Employee Stock Purchase Plan of Registrant effective July 1, 2000(M)
10.12	2003 Stock Option Plan of Registrant dated June 24, 2003, and effective July 17, 2003(K)
10.13	2005 Equity Incentive Plan adopted March 4, 2005, and effective May 24, 2005(N)
10.14	Amendment effective as of January 1, 2010 to that certain Consulting Agreement, effective as of January 1, 2009, by and among the Registrant and Merrick RIS, LLC
12.1	Computation of Ratio of Earnings to Fixed Charges*
14.1	Code of Ethics(E)
14.2	Whistleblower Policy(E)
23.1	Consent of BDO USA, LLP (formerly known as BDO Seidman, LLP) — Milwaukee*
23.2	Consent of KPMG LLP*
23.3	Consent of Ernst & Young LLP — Raleigh*
23.4	Consent of Voldal Wartelle & Co., P.S.*
23.5	Consent of BDO USA, LLP (formerly known as BDO Seidman, LLP) — Boston*
23.6	Intentionally Left Blank

23.7	Consent of McDermott Will & Emery LLP (included in the opinion filed as Exhibit 5.1)
24.1	Powers of Attorney (included in the signature pages hereto)
25.1	Form T-1, Trustee’s Statement of Eligibility*
99.1	Letter of Transmittal*
99.2	Notice of Guaranteed Delivery*
99.3	Letter to Registered Holders*
99.4	Letter To Clients and Instructions To Registered Holder from Beneficial Owner*
99.5	Financial Statements and Supplementary Data of Merge Healthcare Incorporated as of December 31, 2009 and 2008, and for the three years in the period ended December 31, 2009*
99.6	Condensed Consolidated Financial Statements of Merge Healthcare Incorporated as of March 31, 2010 and 2009*

*	Filed herewith

**	To be filed by Amendment.

(A)	Incorporated by reference from the Registrant’s Current Report on Form 8-K dated April 30, 2010.

(B)	Incorporated by reference from the Registrant’s Current Report on Form 8-K dated March 4, 2010.

(B)	Incorporated by reference from the Registrant’s Current Report on Form 8-K dated May 30, 2009.

(C)	Incorporated by reference from the Registrant’s Current Report on Form 8-K dated August 7, 2009.

(D)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(E)	Incorporated by reference from the Registrant’s Current Report on Form 8-K dated June 6, 2008.

(F)	Incorporated by reference from the Registrant’s Current Report on Form 8-K dated May 22, 2008.

(G)	Incorporated by reference from the Registrant’s Current Report on Form 8-K dated July 15, 2008.

(H)	Incorporated by reference from the Registrant’s Current Report on Form 8-K dated July 7, 2008.

(I)	Incorporated by reference from Registration Statement on Form SB-2 (No. 333-39111) effective January 29, 1998.

(J)	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2003.

(K)	Incorporated by reference from the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.

(L)	Incorporated by reference from the Registrant’s Proxy Statement for Annual Meeting of Shareholders dated May 8, 2000.

(M)	Incorporated by reference from the Registrant’s Registration Statement on Form S-8 (No. 333-125386) effective June 1, 2005.